MASTER AGREEMENT
among
SONY PICTURES ENTERTAINMENT INC.,
LTM HOLDINGS, INC.
and
CINEPLEX ODEON CORPORATION

Dated as of September 30, 1997




TABLE OF CONTENTS
Page
ARTICLE I SONY ASSET TRANSFER, LTM DEBT REPAYMENT, CLOSING ADJUSTMENT, ARRANGEMENT, UNIVERSAL SUBSCRIPTION AND
SPE TRANSFER TRANSACTIONS	5
Section 1.1.   Sony Asset Transfer	5
Section 1.2.   LTM Debt Repayment	5
Section 1.3.   Closing Adjustment	5
Section 1.4.   The Arrangement	5
Section 1.5.   The Universal Subscription	6
Section 1.6.   The SPE Transfer	6
Section 1.7.   The Closing	6
Section 1.8.   Deliveries at the Closing	6
ARTICLE II   REPRESENTATIONS AND WARRANTIES OF CINEPLEX ODEON	8
Section 2.1.   Existence; Good Standing; Corporate
Authority; Compliance with Law	8
Section 2.2.   Authorization, Validity and Effect of
Agreements	9
Section 2.3.   Capitalization	9
Section 2.4.   Subsidiaries	10
Section 2.5.   Other Interests	11
Section 2.6.   No Violation	11
Section 2.7.   Reports	12
Section 2.8.   Litigation	18
Section 2.9.   Absence of Certain Changes	18
Section 2.10. Taxes	19
Section 2.11. Employee Benefit Plans	20
Section 2.12. No Brokers	28
Section 2.13. Opinions of Financial Advisor, Etc	29
Section 2.14. Environmental Matters	29
Section 2.15. Real Property; Leases.	32
Section 2.16. Operating Assets	36
Section 2.17. Contracts	37
Section 2.18. Insurance	38
Section 2.19. Interested Party Transactions	38
Section 2.20. Expenses	39
ARTICLE III   REPRESENTATIONS AND WARRANTIES OF LTM	39
Section 3.1.   Existence; Good Standing; Corporate
Authority; Compliance with Law	39
Section 3.2.   Authorization, Validity and Effect of
Agreements	40
Section 3.3.   Capitalization	40
Section 3.4.   Subsidiaries	41
Section 3.5.   Other Interests	42
Section 3.6.   No Violation	42
Section 3.7.   Financial Statements	42
Section 3.8.   Litigation	44
Section 3.9.   Absence of Certain Changes	44
Section 3.10. Taxes	45
Section 3.11. Employee Benefit Plans	45
Section 3.12. No Brokers	50
Section 3.13. Cineplex Odeon Stock Ownership	50
Section 3.14. Environmental Matters	51
Section 3.15. Real Property; Leases	52
Section 3.16. Operating Assets	55
Section 3.17. Contracts	56
Section 3.18. Insurance	57
Section 3.19. Related Party Transactions	58
Section 3.20. Expenses	58
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SPE	58
Section 4.1.   Existence; Good Standing; Corporate Authority	58
Section 4.2.   Authorization, Validity and Effect of
Agreements	59
Section 4.3.   No Violation	59
Section 4.4.   Transferred SPE Subsidiaries	60
Section 4.5. Effects of Transactions	60
ARTICLE V   CONDUCT OF BUSINESS PRIOR TO CLOSING	61
Section 5.1.   Conduct of Business Prior to Closing	61
ARTICLE VI   ADDITIONAL AGREEMENTS	64
Section 6.1.   Access and Information	64
Section 6.2.   Meetings of Shareholders	65
Section 6.3.   Registration Statement/Proxy
Statement/Prospectus	65
Section 6.4.   Change of Control Offer and Change of
Guarantor	67
Section 6.5.   Compliance with the Securities Act	67
Section 6.6.   Stock Exchange Listing	67
Section 6.7.   HSR Act; Competition Act; Investment Canada
Act; Submission of Arrangement for Approval	68
Section 6.8.   Bank Financing; Equity Offering	68
Section 6.9.   Audit Requirements; Closing Adjustment	69
Section 6.10. No Shop	75
Section 6.11. Advice of Changes; SEC Filings	77
Section 6.12. Benefit Plans	77
Section 6.13. Inventory	78
Section 6.14. Registrar and Transfer Agent	78
Section 6.15. Additional Agreements	78
Section 6.16. Transition Services	79
Section 6.17. Adoption of LTM Charter and Bylaws	80
Section 6.18. Designation of Directors	80
Section 6.19. Amendments and Modifications of Documents	80
Section 6.20. No Capital Contributions	80
Section 6.21. Tax Sharing and Indemnity Agreement	81
Section 6.22. Sony Trademark Agreement; Existing Theaters	81
Section 6.23. Fractional Shares	81
Section 6.24. Reverse Stock Split	81
ARTICLE VII   CONDITIONS PRECEDENT	82
Section 7.1.   Conditions to Each Party's Respective
Obligations to Effect the Transactions	82
Section 7.2.   Conditions to Obligation of Cineplex Odeon to
Effect the Transactions	84
Section 7.3.   Conditions to Obligations of SPE and LTM to
Effect the Transactions	86
ARTICLE VIII   TERMINATION, AMENDMENT AND WAIVER	87
Section 8.1.   Termination	87
Section 8.2.   Fees	89
ARTICLE IX   MISCELLANEOUS	90
Section 9.1.   Non-Survival of Representations and
Warranties; Survival of Agreements	90
Section 9.2.   Notices	90
Section 9.3.   Fees and Expenses	92
Section 9.4.   Publicity	93
Section 9.5.   Specific Performance	93
Section 9.6.   Assignment; Binding Effect	93
Section 9.7.   Entire Agreement	93
Section 9.8.   Amendment	94
Section 9.9. Governing Law	94
Section 9.10. Counterparts	94
Section 9.11. Headings and Table of Contents	94
Section 9.12. Interpretation	95
Section 9.13. Waivers	95
Section 9.14. Severability	95
Section 9.15. Certain Definitions	95
Section 9.16. Knowledge	96
Section 9.17. Release.	96


Exhibits

Exhibit A	Form of Amended and Restated Certificate
		of Incorporation of LTM Holdings, Inc.
Exhibit B	Form of Plan of Arrangement
Exhibit C	Letter Agreement
Exhibit D	Form of Tax Sharing and Indemnity
		Agreement
Exhibit E	Form of Sony Trademark Agreement
Exhibit F	Form of Amended and Restated By-laws of
		LTM Holdings, Inc.
Exhibit G	List of Transition Services
Exhibit H	Stockholders Agreement
Exhibit I	Universal Subscription Agreement




Index of Defined Terms
Term
Section

ADA
2.15(c)

Adjusted EBITDA
2.7(b)

Adjustment Factor
6.9(d)

Affiliate
6.5

Agreement
Preamble

Alternative Proposal
6.10(a)

Antitrust Law
6.15(a)

Applicable Law
2.11(h)

Arrangement
Recitals

Arrangement Filings
6.7(c)

Arrangement Shares
1.8(d)

Audited Financial Statements
6.9(a)

Bank Financing
Recitals

Benefit Plan
2.11(a)

Canadian GAAP
2.7(a)

Canadian Securities Authorities
2.7(a)

Canadian Securities Laws
2.6

Capital Lease Obligations
2.7(b)

Cash Flow
2.7(b)

Cash Flow Statement
2.7(b)

Cineplex Odeon
Preamble

Cineplex Odeon Benchmark
6.9(d)

Cineplex Odeon Benefit Plan
2.11(a)

Cineplex Odeon Canadian Benefit Plan
2.11(h)

Cineplex Odeon Canadian Pension Plans
2.11(h)

Cineplex Odeon Common Shares
2.3

Cineplex Odeon Contracts
2.17

Cineplex Odeon Disclosure Statement
Article II

Cineplex Odeon Employee
2.11(a)

Cineplex Odeon Employee Agreement
2.11(a)

Cineplex Odeon ERISA Affiliate
2.11(a)

Cineplex Odeon Leased Real Properties
2.15(a)

Cineplex Odeon Meeting
6.2

Cineplex Odeon Multi-Employer Plan
2.11(a)

Cineplex Odeon Negative Theaters
2.7(b)

Cineplex Odeon Original Consolidated EBITDA
6.9(d)

Cineplex Odeon Owned Real Properties
2.15(a)

Cineplex Odeon Pension Plan
2.11(a)

Cineplex Odeon Permits
2.15(c)

Cineplex Odeon Permitted Encumbrances
2.15(a)

Cineplex Odeon Real Properties
2.15(a)

Cineplex Odeon Reports
2.7(a)

Cineplex Odeon Revised Consolidated EBITDA
6.9(d)

Cineplex Odeon Shareholder Approval
7.1(a)

Cineplex Odeon Theaters
2.7(b)

Cineplex Odeon Welfare Plan
2.11(a)

Cinescapes
2.7(b)

Claridge Group
Stockholders Agreement

Closing
1.7

Closing Adjustment
Recitals

Closing Date
1.7

Code
2.11(a)

Combination Shares
Recitals

Combined Enterprise
Recitals

Competition Act
2.6

Confidentiality Agreement
6.1(a)

Consolidated EBITDA
2.7(b)

Consolidated Income Tax Expense
2.7(b)

Consolidated Interest Expense
2.7(b)

Consolidated Net Income
2.7(b)

Construction Work in Progress Statement
2.15(c)

Court
6.7(c)

Court Approval
7.1(a)

Debt
2.7(b)

Department
2.11(a)

DIR
6.7(a)

Documents
Recitals

EBITDA Statements
2.7(b)

Encumbrances
2.4

Environmental Costs
2.14(c)

Environmental Laws
2.14(c)

Environmental Matter
2.14(c)

Environmental Permits
2.14(a)

ERISA
2.11(a)

Exchange
Recitals

Exchange Act
2.6

Exchange Shares
Recitals

Final Closing Statement
6.9(e)

Final Order
6.7(c)

First Preference Shares
2.3

Form S-1
6.3

Form S-4
6.3

401(k) Plan
6.12(d)

GAAP
2.7(a)

Governmental Entity
2.11(h)

Hazardous Substances
2.14(c)

HMO
2.11(m)

HSR Act
2.6

IC Act
2.6

ICA Application
6.7(b)

ICA Minister
6.7(b)

IMAX Ground Leases
Recitals

IMAX Leases
Recitals

IMAX Purchase Price
Recitals

Independent Directors
Stockholders Agreement

Indianapolis Theaters
3.7(b)

Initial Closing Statements
6.9(e)

Intercompany Debt
Recitals

Interim Order
6.7(c)

IRS
2.11(a)

Knowledge
9.16

Letter Agreement
Recitals

LIBOR
8.2(b)

LTM
Preamble

LTM Benchmark
6.9(d)

LTM Benefit Plan
3.11(a)

LTM Bylaws
1.8(e)

LTM Cap
Recitals

LTM Charter
Recitals

LTM Common Stock
Recitals

LTM Contracts
3.17

LTM Debt Repayment
Recitals

LTM Disclosure Statement
Article III

LTM Dividend
Recitals

LTM Employee
3.11(a)

LTM Employee Agreement
3.11(a)

LTM Excluded Employee
3.11(a)

LTM Financial Statements
3.7(a)

LTM Leased Real Properties
3.15(a)

LTM Multi-Employer Plan
3.11(a)

LTM Negative Theaters
3.7(b)

LTM Non-Voting Common Stock
Recitals

LTM Original Consolidated EBITDA
6.9(d)

LTM Owned Real Properties
3.15(a)

LTM Permits
3.15(c)

LTM Preferred Stock
Recitals

LTM Permitted Encumbrances
3.15(a)

LTM Real Properties
3.15(a)

LTM Revised Consolidated EBITDA
6.9(d)

LTM Theaters
3.7(b)

LTM Welfare Plan
3.11(a)

Material Adverse Effect
9.15

Morgan Stanley
2.12

NASDAQ
6.6

Net Working Capital
2.7(b)

NYSE
6.6

OBCA
Recitals

Objecting Party
6.9(e)

PBGC
2.11(a)

PCBs
2.14(c)

Plan of Arrangement
Recitals

Plitt
Recitals

Plitt Debt
Recitals

Plitt Indenture
Recitals

Plitt Stock
Recitals

Preliminary Closing Qualified Tangible Net Worth
6.9(b)

Preliminary Closing Statements
6.9(b)

Preliminary Statements Date
6.9(b)

Prospectus
6.3

Proxy Statement
6.3

Qualified Tangible Net Worth
2.7(b)

Registration Statements
6.3

Regulatory Filings
2.6

Restated Subscription Agreement
2.3

Retained Negative Theaters
6.9(b)

Reverse Stock Split
6.24

San Francisco IMAX Equipment Lease
Recitals

SEC
2.7(a)

Securities Act
2.6

Significant Subsidiaries
9.15

Sony Asset Transfer
Recitals

Sony Capital
Recitals

Sony Land
Recitals

Sony Trademark Agreement
Recitals

SPE
Preamble

SPE Material Adverse Effect
4.3

SPE Permitted Encumbrances
4.4(b)

SPE Transfer
Recitals

SPE Transferred Shares
4.4

Special Committee
2.2

SRV Shares
2.3

Standstill Agreement
2.3

Stockholder Payments
Recitals

Stockholders Agreement
7.1(h)

Subsidiary
9.15

Tax Sharing and Indemnity Agreement
Recitals

Taxes
2.10(a)

Termination Date
8.1(b)

Termination Fee
8.2(a)

Theater Costs
2.15(c)

Three Party Agreement
Universal
Subscription
Agreement

Transaction Expenses
2.7(b)

Transactions
Recitals

Transfer Plans
6.12(d)

Transferred SPE Subsidiary
Recitals

Transferred SPE Subsidiaries
Recitals

Transferred SPE Subsidiary Purchase Price
Recitals

Transition Services Agreement
6.16

Trust
Recitals

TSE
6.6

Universal
Recitals

Universal Subscription
Recitals

Universal Subscription Agreement
7.1(i)

Working Capital Debt
Recitals





MASTER AGREEMENT

THIS MASTER AGREEMENT (this "Agreement"), dated as of September 30,
1997 by and among Sony Pictures Entertainment Inc., a Delaware corporation ("SPE"), LTM Holdings, Inc., a Delaware corporation ("LTM"), and Cineplex Odeon Corporation, a corporation formed under the laws of the province of Ontario ("Cineplex Odeon").
WHEREAS, LTM, an indirect subsidiary of SPE, is engaged directly and through subsidiaries in the business of developing and operating motion picture theaters primarily in the United States, and Cineplex Odeon is engaged directly and through subsidiaries in the business of developing and operating motion picture theaters primarily in the United States and Canada;
WHEREAS, the Boards of Directors of LTM and Cineplex Odeon have each determined that a business combination between LTM and Cineplex Odeon is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly, have agreed to the following series of transactions (the "Transactions") pursuant to which a business combination of LTM and Cineplex Odeon shall be accomplished:
1.	Prior to the Closing, pursuant to an amendment and
restatement of LTM's certificate of incorporation, in the form attached hereto as Exhibit A (the "LTM Charter"), the authorized capital stock of LTM shall be increased to 3,000,000,000 shares of Common Stock, par value US$.01 per share ( "LTM Common Stock"), 100,000,000 shares of Non-Voting Common Stock, par value US$.01 per share ("LTM Non-Voting Common Stock") and 100,000,000 shares of preferred stock, par value US$.01 per share, without designation shares ("LTM Preferred Stock");
2. 	Prior to the Closing, LTM shall make a distribution to its
shareholder of record as of the day on which the LTM Charter becomes effective, with respect to the 972 shares of LTM Common Stock held thereby, of
(i) that number of additional shares of LTM Common Stock that, when added to the number of shares issuable in connection with the SPE Transfer described in paragraph 9 below, equals an aggregate of 220,181,927 shares (for a total of 220,182,899 shares including the shares of LTM Common Stock owned by SPE as of the date hereof) of LTM Common Stock and (ii) 11,188,212 shares of LTM Non-Voting Common Stock;
3. 	SPE shall sell, assign and transfer, or shall cause to be
sold, assigned and transferred, to a Subsidiary of LTM (the "Sony Asset Transfer") all of the right, title and interest of SPE and its Affiliates in
(i) the Lease Agreement between Lincoln Metrocenter Partners, L.P. and SPE dated May 21, 1992, and all ancillary agreements thereto (the "IMAX Ground Lease"), (ii) the Letter Agreement between IMAX Corporation and Sony Retail Entertainment dated March 3, 1995 (the "San Francisco IMAX Equipment Lease") and (iii) the Agreement between IMAX Corporation and SPE dated May 28, 1992, as amended January 19, 1996 (together with the San Francisco IMAX Equipment Lease and the IMAX Ground Lease, the "IMAX Leases") in exchange for a cash payment of an amount equal to the fair market value thereof (the "IMAX Purchase Price");
4. 	LTM shall enter into a new bank credit facility (the "Bank
Financing") providing for term loan commitments and revolving commitments sufficient, in combination with the payment by Universal referred to in paragraph 7 below, to refinance the existing Cineplex Odeon bank facility, fund the Stockholder Payments referred to in paragraph 12 below, fund the LTM Debt Repayment referred to in paragraph 5 below, finance the Change of Control Offer required by Section 6.4 and finance the working capital requirements of the Combined Enterprise (including, without limitation, providing alternative financing until an Equity Offering (as defined in the Stockholders Agreement) is consummated);
5. 	LTM shall (i) lend to various Subsidiaries of LTM and cause
such Subsidiaries to pay to Sony/Columbia Land Corporation, a California corporation ("Sony Land"), in full satisfaction of the intercompany indebtedness, including accrued interest thereon through the date of repayment, identified as "Intercompany Debt" in the Preliminary Closing Statement prepared by LTM in accordance with the provisions of Section 6.9 as being subject to repayment at the Closing (the "Intercompany Debt") owed by Subsidiaries of LTM to Sony Land at their face amount as of the Closing Date, plus accrued interest thereon through the Closing Date and (ii) repay to Sony Capital Corporation, a Delaware corporation ("Sony Capital"), in full satisfaction of the intercompany indebtedness (including all liabilities to Sony Corporation of America and its Affiliates in respect of taxes through the Closing Date except taxes for periods prior to Closing resulting from audit as provided in the Tax Sharing and Indemnity Agreement), including accrued interest thereon through the date of repayment, identified as "Working Capital Debt" in the Preliminary Closing Statement prepared by LTM in accordance with the provisions of Section 6.9 as being subject to repayment at the Closing (the "Working Capital Debt") owed by LTM and its direct or indirect subsidiaries to Sony Capital at its face amount as of the Closing Date, plus accrued interest thereon through the Closing Date (the repayment of the Intercompany Debt and the Working Capital Debt, together, the "LTM Debt Repayment");
6. 	Prior to the Closing, LTM shall declare as a dividend (the
"LTM Dividend") payable to its shareholder of record as of the day prior to the Closing Date and shall pay to such shareholder on the Closing Date, an amount equal to the difference between (a) US$409,347,000 (subject to adjustment in accordance with Section 6.9 (such amount, as adjusted, being referred to herein as the "LTM Cap")) and (b) the sum of the LTM Debt Repayment, the IMAX Purchase Price and, if applicable, the Transferred SPE Subsidiary Purchase Price (such difference, the "Closing Adjustment"), to the extent such amount is positive;
7. 	Subject to the terms and conditions of the Universal
Subscription Agreement, Universal Studios, Inc., a Delaware corporation ("Universal"), (a) shall vote, and shall cause its subsidiaries to vote, all of the shares of Cineplex Odeon capital stock owned by them to approve the Transactions, and (b) shall subscribe for 44,266,062 shares of LTM Common Stock in consideration of the payment and other deliveries provided for in the Universal Subscription Agreement (the "Universal Subscription");
8. 	Pursuant to a plan of arrangement of Cineplex Odeon under
Section 182 of the Business Corporations Act (Ontario) (the "OBCA") substantially in the form attached hereto as Exhibit B (the "Plan of Arrangement") (a) Cineplex Odeon shall exchange (the "Exchange") all of the capital stock (the "Plitt Stock") of its wholly-owned subsidiary, Plitt Theatres, Inc., a Delaware corporation ("Plitt"), to LTM for 82,423,849 shares of newly issued LTM Common Stock (the "Exchange Shares"), (b) Cineplex Odeon shall distribute the Exchange Shares to its shareholders in consideration of the purchase from them, and cancellation, of approximately 46.62% of their shares of Cineplex Odeon capital stock at the rate of one Exchange Share for each share of Cineplex Odeon capital stock, and (c) LTM shall immediately thereafter acquire from Cineplex Odeon's shareholders the remaining outstanding shares of Cineplex Odeon capital stock in exchange for, in the aggregate, 94,375,484 shares of LTM Common Stock (the "Combination Shares") at the rate of one Combination Share for each share of Cineplex Odeon capital stock (the transactions described in subclauses (a), (b) and (c) hereof being referred to herein, collectively, as the "Arrangement");
9. 	SPE shall either, with respect to each of Star Theatres of
Michigan, Inc., a Delaware corporation, and S&J Theatres Inc., a California corporation (each, a wholly owned Subsidiary of SPE and a "Transferred SPE Subsidiary," and, together, the "Transferred SPE Subsidiaries") (i)(A) transfer or cause to be transferred to a Subsidiary of LTM all of the shares of stock owned directly or indirectly by SPE of such Transferred SPE Subsidiary, or (B) cause such Transferred SPE Subsidiary to merge with and into a Subsidiary of LTM, with such Subsidiary of LTM surviving the merger, in either case, in exchange for shares of LTM Common Stock, or (ii) cause such Transferred SPE Subsidiary to transfer all of its assets and related liabilities to a Subsidiary of LTM in exchange for a cash payment of an amount equal to the fair market value thereof (such cash amount being the "Transferred SPE Subsidiary Purchase Price")((i) and (ii) collectively, the "SPE Transfer").
10. 	Subject to the terms and conditions of the letter agreement
of even date herewith between Charles Rosner Bronfman Family Trust, a trust created under the laws of Quebec (the "Trust") and LTM, a conformed copy of which is attached hereto as Exhibit C (the "Letter Agreement"), the Trust shall cause all of the shares of Cineplex Odeon capital stock beneficially owned by it to be voted to approve the Transactions;
11. 	Subject to the terms and conditions of a tax sharing and
indemnity agreement between Sony Corporation of America and LTM in the form attached hereto as Exhibit D (the "Tax Sharing and Indemnity Agreement"), Sony Corporation of America and LTM shall indemnify and hold one another harmless for certain tax and employee benefits liabilities;
12. 	Subject to the terms and conditions of the Universal
Subscription Agreement and the Letter Agreement, LTM shall reimburse Universal and the Trust (or at their option pay directly on their behalf) on the Closing Date up to US$1,000,000, in the aggregate, for their reasonable out-of-pocket expenses and fees (including fees and expenses of counsel, financial advisors, accountants and other experts and consultants) incurred by such parties prior to the Closing Date in connection with the Documents and the Transactions upon receipt of reasonable documentation therefor at least five business days prior to the Closing Date (collectively, the "Stockholder Payments"); and
13. 	Subject to the terms and conditions of a trademark agreement in the form attached hereto as Exhibit E (the "Sony Trademark Agreement"), Sony Corporation will grant LTM the right to use the trademark "Sony." WHEREAS, upon consummation of the Transactions (and before giving effect to any Equity Offering), it is contemplated that SPE will indirectly own 220,182,899 shares of LTM Common Stock and 11,188,212 shares of LTM Non-Voting Common Stock, representing approximately 51.14% of the outstanding LTM Common Stock (including, for such purposes, the outstanding LTM Non-Voting Common Stock), Universal will own 117,712,488 shares of LTM Common Stock, representing approximately 26.02% of the outstanding LTM Common Stock (including, for such purposes, the outstanding LTM Non-Voting Common Stock), the Claridge Group (as defined in the Stockholders Agreement) will own 43,454,324 shares of LTM Common Stock, representing approximately 9.60% of the outstanding LTM Common Stock (including, for such purposes, the outstanding LTM Non-Voting Common Stock), and the shareholders of Cineplex Odeon, other than Universal and the Claridge Group will own 59,898,583 shares of LTM Common Stock, representing approximately 13.24% of the outstanding LTM Common Stock (including, for such purposes, the outstanding LTM Non-Voting Common Stock); WHEREAS, (i) Cineplex Odeon is a guarantor of Plitt's 10 7/8%
Senior Subordinated Securities due 2004 having an aggregate outstanding principal amount of US$200,000,000 (the "Plitt Debt") and (ii) subject to the terms of Section 5.01 of the Indenture (the "Plitt Indenture") dated June 23, 1994 governing the Plitt Debt, Cineplex Odeon may be released from its obligations as the guarantor of the Plitt Debt; provided that, immediately after consummation of the Exchange, LTM satisfies certain covenants contained in the Plitt Indenture;
WHEREAS, the combined company formed as a result of the Transactions is sometimes hereafter referred to as the "Combined Enterprise," and as used herein, the "Documents" refers, collectively, to this Agreement, the Plan of Arrangement, the Stockholders Agreement, the LTM Charter, the Universal Subscription Agreement, the Tax Sharing and Indemnity Agreement, the Sony Trademark Agreement, the Transition Services Agreement (if entered into pursuant to Section 6.16) the documents giving effect to each of the Universal Subscription, the Sony Asset Transfer and the SPE Transfer, and the Letter Agreement, and includes all exhibits and schedules attached hereto and thereto.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:
ARTICLE I

SONY ASSET TRANSFER, LTM DEBT REPAYMENT,
CLOSING ADJUSTMENT, ARRANGEMENT, UNIVERSAL SUBSCRIPTION AND SPE TRANSFER TRANSACTIONS
Section 1.1.  	Sony Asset Transfer
 .  At or prior to the Closing, SPE and LTM shall effect the Sony
Asset Transfer.
Section 1.2.  	LTM Debt Repayment
 .  At the Closing, LTM shall effect the LTM Debt Repayment.
Section 1.3.  	Closing Adjustment
 .  At the Closing, LTM shall pay the LTM Dividend in cash to the extent the amount of the Closing Adjustment is positive.
Section 1.4.  	The Arrangement
 .  Concurrently with the Closing, Cineplex Odeon and LTM shall cause the Arrangement to become effective.
Section 1.5.  	The Universal Subscription
 .  Concurrently with the Closing, Universal and LTM shall
consummate the transactions contemplated by the Universal Subscription
Agreement.
Section 1.6.  	The SPE Transfer
 .  Concurrently with the Closing and immediately following
consummation of the transactions contemplated by Sections 1.2 through 1.5, SPE and LTM shall cause the SPE Transfer to be consummated.
Section 1.7.  	The Closing
 .  The closing of the Transactions (the "Closing") in the order specified in the recitals shall take place as soon as reasonably practicable following the satisfaction or waiver of each of the conditions set forth in
Article VII hereof at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, NY 10004 and Davies, Ward & Beck, 44th Floor, One First Canadian Place, Toronto, Ontario, Canada M5X 1B1. The date of the Closing shall be referred to herein as the "Closing Date."
Section 1.8.  	Deliveries at the Closing
 .  At the Closing, the following shall occur:
(a) 	LTM or its Subsidiary shall deliver or cause to be delivered to SPE for its own account and the accounts of Sony Land and Sony Capital by bank wire transfer in immediately available funds the sum of (i) the IMAX Purchase Price, to the extent not previously paid to SPE, (ii) the LTM Debt Repayment and (iii) the amount of the LTM Dividend, if any.
(b) 	SPE shall deliver, and shall cause its Subsidiaries to
deliver, to LTM (i) any note or notes evidencing the Intercompany Debt, together with bond powers executed in blank by SPE or a Subsidiary thereof, as applicable, (ii) the stock transfer and minute books of the Transferred SPE Subsidiaries, (iii) to the extent that the SPE Transfer is effected by (A) a transfer by SPE to one or more LTM Subsidiaries of all the shares of stock owned directly or indirectly by SPE of one or both of the Transferred SPE Subsidiaries, certificates representing the shares of capital stock of the Transferred SPE Subsidiaries, registered in the name of one or more Subsidiaries of LTM, as designated by LTM prior to Closing, and evidence of the cancellation of the stock certificates representing the shares of the capital stock of the Transferred SPE Subsidiaries which were, immediately prior to Closing, in the name of SPE or any Subsidiary thereof, all in form reasonably satisfactory to Cineplex Odeon, (B) merging one or both of the Transferred SPE Subsidiaries with and into one or more LTM Subsidiaries in exchange for shares of LTM Common Stock, all documents necessary to effect such mergers, all in form reasonably satisfactory to Cineplex Odeon and/or
(C) causing one or more of the Transferred SPE Subsidiaries to transfer all of its assets to one or more Subsidiaries of LTM in exchange for a cash payment in an amount equal to the fair market value of such assets, such bills of sale and other documents necessary to effect such transfer, all in form reasonably satisfactory to Cineplex Odeon, and (iv) all documents necessary to effect the assignment of the IMAX Leases to LTM, all in form reasonably satisfactory to Cineplex Odeon.
(c) 	Cineplex Odeon shall deliver to LTM a certificate or
certificates representing the shares of Plitt Stock to be exchanged for the Exchange Shares, registered in the name of LTM or its nominee. Delivery of such certificates to LTM shall be made against receipt by or on behalf of Cineplex Odeon from LTM of a certificate or certificates representing the Exchange Shares, registered in the name of Cineplex Odeon or its nominee or, if Cineplex Odeon shall so direct LTM, against delivery by LTM of the Exchange Shares directly to the shareholders of Cineplex Odeon or their respective nominees. Cineplex Odeon shall deliver to LTM (i) a copy of Cineplex Odeon's Articles, certified by the Ministry of Consumer and Commercial Relations (Ontario) as of a recent date, and (ii) a true, correct and complete copy of the Bylaws of Cineplex Odeon, certified by the secretary of Cineplex Odeon. Cineplex Odeon shall also deliver to LTM a certificate, in form and substance reasonably satisfactory to LTM, that either (i) no withholding is due pursuant to U.S. Treasury regulation 1.1445-3, as determined by the Internal Revenue Service or (ii) the stock of Plitt is not a U.S. real property interest pursuant to U.S. Treasury regulation 1.1445-2(c)(3).
(d) 	LTM and Cineplex Odeon (i) shall deliver to the Exchange
Agent appointed pursuant to the Plan of Arrangement the certificates representing the Exchange Shares and Combination Shares (collectively, the "Arrangement Shares") required to be delivered by them, respectively, in accordance with the Plan of Arrangement and (ii) shall cause their respective stock registers to reflect holders of the Arrangement Shares in accordance with the Plan of Arrangement.
(e) 	LTM shall deliver to Cineplex Odeon (i) a copy of the LTM
Charter (which shall, among other things, change the name of LTM to Loews Cineplex Entertainment Corporation) certified by the Delaware Secretary of State as of a recent date, and (ii) a true, correct and complete copy of the bylaws of LTM in the form attached hereto as Exhibit F (the "LTM Bylaws"), certified by the secretary or assistant secretary of LTM.
(f) 	If required by Section 6.16, SPE and LTM shall execute and
deliver the Transition Services Agreement, meeting the requirements of such section, a true and correct copy of which shall also be delivered to Cineplex Odeon.
(g) 	LTM shall pay to the order of Universal and the Trust their
respective Stockholder Payments by bank wire transfer in immediately available funds.
(h) 	Each of the parties shall execute and deliver such other
certificates and agreements as are required thereof to be executed and delivered at or prior to the Closing in accordance with the provisions of this Agreement and any other Document.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CINEPLEX ODEON
Except as set forth in the disclosure statement delivered at or prior to the execution hereof to LTM (the "Cineplex Odeon Disclosure Statement"), Cineplex Odeon represents and warrants to LTM as follows:
Section 2.1.  	Existence; Good Standing; Corporate Authority;
Compliance with Law
 .  Cineplex Odeon is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Cineplex Odeon is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States or other province of Canada in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Cineplex Odeon Material Adverse Effect. Cineplex Odeon has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Cineplex Odeon's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Cineplex Odeon Material Adverse Effect. Neither Cineplex Odeon nor any of its Subsidiaries is in violation of any order of any court, Governmental Entity or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Cineplex Odeon or any Cineplex Odeon Subsidiary or any of their respective properties or assets is subject, where such violation would have a Cineplex Odeon Material Adverse Effect. Cineplex Odeon and the Cineplex Odeon Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have a Cineplex Odeon Material Adverse Effect. The copies of Cineplex Odeon's Articles and Bylaws attached as exhibits to the Cineplex Odeon Disclosure Statement are complete, true and correct.
Section 2.2.  	Authorization, Validity and Effect of Agreements
 .  Cineplex Odeon has the requisite corporate power and authority to execute and deliver each of the Documents to which it is a party and all agreements and documents contemplated thereby to which it is a party. Subject only to Cineplex Odeon Shareholder Approval and Court Approval for the Arrangement, the consummation of the Arrangement and the consummation by Cineplex Odeon of the other Transactions to which it is a party has been duly authorized by all requisite corporate action on the part of Cineplex Odeon, including, without limitation, all requisite approvals of the Board of Directors of Cineplex Odeon, and has been recommended to the Board of Directors of Cineplex Odeon by the special committee of independent directors (the "Special Committee"). Cineplex Odeon has previously delivered to LTM copies of resolutions adopted by unanimous vote of the Special Committee recommending, and of all members of the Board of Directors of Cineplex (other than any member of the Board of Directors of Cineplex Odeon who reasonably and in good faith, after considering applicable provisions of law on the basis of advice of counsel, pursuant to section 132 of the OBCA discloses his or her interest and does not vote on the resolution authorizing the execution and delivery of the Documents and the consummation of the Transactions) authorizing, Cineplex Odeon to execute and deliver the Documents to which it is a party and to consummate the Transactions to which it is a party, and, since the adoption thereof, such resolutions have not been amended, modified or withdrawn in any manner through the date of this Agreement. The Documents to which it is a party constitute, and all agreements and documents contemplated thereby to which it is a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Cineplex Odeon, enforceable against Cineplex Odeon in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.
Section 2.3.  	Capitalization
 .  The authorized capital of Cineplex Odeon consists of an
unlimited number of Common Shares ("Cineplex Odeon Common Shares"), an unlimited number of First Preference Shares ("First Preference Shares") and an unlimited number of Subordinate Restricted Voting Shares ("SRV Shares"). As of March 31, 1997, 103,334,157 Cineplex Odeon Common Shares, 73,446,426 SRV Shares and no First Preference Shares were validly issued and outstanding. Since such date, no additional shares of Cineplex Odeon capital stock have been issued, except pursuant to the Cineplex Odeon Stock Option Plan or as otherwise permitted by Section 5.1. There are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which Cineplex Odeon's shareholders may vote. All such issued and outstanding Cineplex Odeon Common Shares and SRV Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights other than the rights of Universal set forth in the Restated Subscription Agreement between Cineplex Odeon and Universal dated January 15, 1986, as amended through the date of this Agreement (collectively, the "Restated Subscription Agreement"), and the rights of Cineplex Odeon and Universal set forth in the Standstill Agreement between Cineplex Odeon and Universal, dated May 12, 1986, as amended through the date of this Agreement (collectively, the "Standstill Agreement"). Except for the termination agreement dated as of the date hereof by and between Universal and Cineplex Odeon, neither the Restated Subscription Agreement nor the Standstill Agreement will be amended or modified in any way prior to the Closing Date. Except as set forth in the Standstill Agreement or as may be granted subsequent to the date hereof in accordance with Section 5.1 under the Cineplex Odeon Stock Option Plan, there are no options, warrants, calls or other rights, agreements or commitments currently outstanding obligating Cineplex Odeon to issue, deliver or sell any shares or debt securities, or obligating Cineplex Odeon to grant, extend or enter into any option, warrant, call or other such right, agreement or commitment. Except as contemplated by the Documents, upon consummation of the Transactions, LTM will have no obligation to issue, transfer or sell any shares of Cineplex Odeon or LTM pursuant to any Cineplex Odeon Benefit Plan.
Section 2.4.  	Subsidiaries
 .  Cineplex Odeon owns directly or indirectly all of the
outstanding shares of capital stock of each of Cineplex Odeon's Subsidiaries. Each of the outstanding shares of capital stock of each of Cineplex Odeon's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Cineplex Odeon free and clear of all liens, pledges, security interests, rights of first refusal, options, claims, hypothecs or other encumbrances (collectively, "Encumbrances") other than Encumbrances imposed by local law the enforcement of which would not have a Cineplex Odeon Material Adverse Effect. The following information for each Cineplex Odeon Subsidiary is set forth on Section 2.4 of the Cineplex Odeon Disclosure Statement, if applicable: (i) its name and jurisdiction of incorporation, formation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares (and options, warrants or other rights for purchase of shares) of capital stock or share capital (and, with respect to partnerships, joint ventures, limited liability companies and similar alternative business entities, analogous information). Cineplex Odeon has previously provided to LTM true and complete copies of the charter documents and bylaws for each of Cineplex Odeon's Significant Subsidiaries. Other than as contemplated by the Documents, there are no options, warrants, calls or other rights, agreements or commitments currently outstanding obligating any Subsidiary of Cineplex Odeon to issue, deliver or sell any shares or debt securities, or obligating any Subsidiary of Cineplex Odeon to grant, extend or enter into any option, warrant, call or other such right, agreement or commitment to issue, deliver or sell any equity or debt securities. There are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which the shareholders of any Subsidiary of Cineplex Odeon may vote.
Section 2.5.  	Other Interests
 .  Except for interests in the Cineplex Odeon Subsidiaries, neither Cineplex Odeon nor any Cineplex Odeon Subsidiary owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.
Section 2.6.  	No Violation
 .  Neither the execution and delivery by Cineplex Odeon of the
Documents to which it is a party, nor the consummation by Cineplex Odeon of the Transactions to which it is a party contemplated thereby in accordance with the terms thereof, will: (i) conflict with or result in a breach of any provisions of the Articles and Bylaws of Cineplex Odeon; (ii) either
(a) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the material properties of Cineplex Odeon or the Cineplex Odeon Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Cineplex Odeon or any of the Cineplex Odeon Subsidiaries is a party, or by which Cineplex Odeon or any of the Cineplex Odeon Subsidiaries or any of their properties is bound or affected (except to the extent any of the effects described in this clause
(ii) would not (x) have a Cineplex Odeon Material Adverse Effect, (y) impair the ability of Cineplex Odeon to perform its obligations under the Documents in any material respect or (z) delay in any material respect or prevent the consummation of the Transactions); or (iii) except for the United States and Canadian federal, provincial, state and local regulatory filings, waivers or orders required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Competition Act (Canada) (the "Competition Act"), the Investment Canada Act, R.S.C. 1985, c.28 (1st Supp.) as amended ("IC Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the OBCA, the securities legislation of each Canadian province and territory, as amended from time to time, and the rules, regulations, blanket orders and orders having application to Cineplex Odeon and forms made or promulgated under that legislation, and the policies, bulletins and notices of regulatory authorities administering such legislation (collectively, the "Canadian Securities Laws"), applicable state "Blue Sky" laws, and filings in connection with the maintenance of qualification to do business in jurisdictions where such filings are required (collectively, "Regulatory Filings") listed in the Cineplex Odeon Disclosure Statement, require, to the extent applicable to Cineplex Odeon, any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make that would (x) have a Cineplex Odeon Material Adverse Effect , (y) impair the ability of Cineplex Odeon to perform its obligations under the Documents in any material respect or (z) delay in any material respect or prevent the consummation of the Transactions.
Section 2.7.  	Reports
 .  (a)  Cineplex Odeon has previously furnished LTM with each registration statement, prospectus, report filed with the Securities and Exchange Commission ("SEC") or proxy statement prepared by it since December 31, 1994, including, without limitation, (i) its Annual Report on Form 10-K for the years ended December 31, 1995 and December 31, 1996, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1997, and
(iii) its management information circular and proxy included in its Proxy Statement for the Annual Meeting of Shareholders held on June 26, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC or with the securities commission or other securities regulatory authority in one or more of the provinces of Canada (collectively, the "Canadian Securities Authorities") (collectively, the "Cineplex Odeon Reports"). As of their respective dates, the Cineplex Odeon Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder, or the Canadian Securities Laws, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Cineplex Odeon included in or incorporated by reference into the Cineplex Odeon Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Cineplex Odeon and the Cineplex Odeon Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Cineplex Odeon included in or incorporated by reference into the Cineplex Odeon Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Cineplex Odeon and the Cineplex Odeon Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") consistently applied during the periods involved, except as may be noted therein, in each case with note disclosure to provide reconciliation to United States generally accepted accounting principles ("GAAP") to the extent required to comply with SEC regulations. Except as and to the extent set forth on the consolidated balance sheet of Cineplex Odeon and the Cineplex Odeon Subsidiaries at March 31, 1997, including all notes thereto, or as set forth in the Cineplex Odeon Reports, neither Cineplex Odeon nor any of the Cineplex Odeon Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (i) as contemplated by or resulting from this Agreement or the Transactions or (iii) that would not have a Cineplex Odeon Material Adverse Effect.
(b)	Attached as Section 2.7(b) of the Cineplex Odeon Disclosure
Statement are true and accurate copies of (1) a statement of Cash Flow for each motion picture theater owned or operated by Cineplex Odeon or any Cineplex Odeon Subsidiary (the "Cineplex Odeon Theaters"), in the aggregate and on a theater-by-theater basis for the twelve months ended March 31, 1997 (a "Cash Flow Statement"), (2) statements of Consolidated EBITDA and Adjusted EBITDA ("EBITDA Statements") of Cineplex Odeon, in each case for the twelve months ended March 31, 1997, and (3) a statement showing Cineplex Odeon's Qualified Tangible Net Worth as of March 31, 1997. Cineplex Odeon represents and warrants that the Consolidated EBITDA and Adjusted EBITDA of Cineplex Odeon for such twelve-month period and that its Qualified Tangible Net Worth as of March 31, 1997 were as set forth on Section 2.7(b) of the Cineplex Odeon Disclosure Statement. Cineplex Odeon has delivered to LTM true and accurate copies of the following statements used in the determination of Adjusted EBITDA and Qualified Tangible Net Worth:
(i)	a statement listing each theater that has been disposed of
during the twelve-month period ended March 31, 1997, such theater's date of disposition and the related Cash Flow of such theater from April 1, 1996 through the earlier of (A) one month after its date of disposition and
(B) March 31, 1997;
(ii)	a statement listing each theater that has been or is
projected, as of the date of this Agreement, to be closed or disposed of subsequent to March 31, 1997 but prior to the Closing Date (the "Cineplex Odeon Negative Theaters"), the actual or, to the extent known, projected closing or disposition date, as the case may be, and, to the extent known, any material terms applicable to such disposition, and setting forth the related Cash Flow of such theater for the twelve months ended March 31, 1997;
(iii)	a statement listing each theater opened after April 1, 1996
and before March 31, 1997 and the Cash Flow generated by such theater during the period from its opening through March 31, 1997 and the projected Cash Flow for such theater for its first full year of operation. Such statement shall exclude the cash flow of Cinescapes located at Eau Claire Marketplace, Calgary, Alberta and at Sharpstown, Houston, Texas (the "Cinescapes");
(iv)	a statement listing each capital lease or other agreement
pursuant to which Cineplex Odeon or any Cineplex Odeon Subsidiary had outstanding a Capital Lease Obligation at March 31, 1997 and, with respect to such lease or agreement, (A) the amount of payments thereunder during the twelve months ended March 31, 1997, (B) the amount of payments thereunder during the twelve months ended March 31, 1997 that relates to real property,
(C) the amount of the obligation in respect thereof as reflected on the balance sheet of Cineplex Odeon at March 31, 1997 and (D) whether such lease or other agreement relates to real property or equipment;
(v)	a statement listing each component of Debt, including
maturity date, interest rate, payment terms, assets pledged as security (if any), leasehold mortgages secured by leases (if any) and outstanding balance as of March 31, 1997;
(vi)	a statement listing and fairly presenting in all material
respects each component of Net Working Capital as of March 31, 1997; and
(vii)	a Construction Work in Progress Statement.
Each of the foregoing statements as described herein is complete and fairly presents such data for the periods or dates indicated and contains all customary year-end adjustments. The foregoing statements may, at Cineplex Odeon's option, be prepared in accordance with Canadian GAAP, provided such statements include a reconciliation to GAAP if the amounts shown would be materially different under GAAP. As used in this Agreement, the following terms have the meanings set forth below (for the purposes of the definitions set forth in this Section 2.7(b), the consolidated Subsidiaries of LTM shall include the Transferred SPE Subsidiaries and the assets subject to the Sony Asset Transfer):
"Cash Flow" in respect of any motion picture theater shall mean
(a) operating revenue net of applicable sales or admissions taxes (but only to the extent allocable to the period in question and exclusive of amounts that, are advance or prepaid items to be amortized in future periods) derived at such theater during the period in question (i) from the sale of admission tickets and concession items, (ii) from the rental or sale of home video materials, (iii) from the rental of such theater, (iv) from the operation of vending and gaming machines, (v) from pay telephones (net of commissions),
(vi) from advertising (vii) from advance ticket service charges, (viii) from theater screenings, (ix) from pass service charges, (x) from the sale of movie related merchandise, (xi) from the operation of Cinescapes, and theater cafes and (xii) from partnerships minus (b) the sum of the following: (i) cost of sales including film expenses, advertising expenses and confection and other concession item purchases, (ii) all direct operating expenses of such theater (including signs and marquees) including labor; employee benefits; employee taxes; security; utilities; supplies and services; repairs and maintenance; insurance; bank collection and deposit charges; marketing costs at the theater level of group sales; cost of obtaining and marketing operating licenses and fees; manager and staff awards at the theater level; direct theater special event expenses (excepting, however, new theater pre-opening expenses); fees for business licenses and permits; sewer rent and water charges; cleaning costs; real and personal property taxes, and (iii) all amounts payable under leases including basic rent, percentage rent, common area charges, insurance and merchant associations fees; all to be determined on an accrual basis in accordance with GAAP consistently applied.
"Consolidated EBITDA" of any party means for any period the
Consolidated Net Income for such period increased (a) by the sum of
(i) Consolidated Interest Expense of such party for such period, plus
(ii) Consolidated Income Tax Expense of such party for such period, plus
(iii) the consolidated depreciation and amortization expense deducted in determining the Consolidated Net Income of such party for such period, less
(b) the pro rata share of any minority interest included in the items identified in clause (a).
"Adjusted EBITDA" of any party means Consolidated EBITDA for the twelve months ended March 31, 1997 adjusted as follows:
(i)	There shall be added (in the case of negative Cash Flow) and subtracted (in the case of positive Cash Flow) to Consolidated EBITDA for such period an amount equal to (A) the absolute value of the positive or negative Cash Flow generated for the twelve months ended March 31, 1997 for those theaters that are closed or disposed of or projected to be closed or disposed of as described in Sections 2.7(b)(i) and (ii) of the Cineplex Odeon Disclosure Statement in the case of Cineplex Odeon and its Subsidiaries and Sections 3.7(b)(i) and (ii) of the LTM Disclosure Statement in the case of LTM and its Subsidiaries, and (B) the projected incremental impact of including the first full year of operations of those new theaters described in Section 2.7(b)(iii) of the Cineplex Odeon Disclosure Statement in the case of Cineplex Odeon and its Subsidiaries and Section 3.7(b)(iii) of the LTM Disclosure Statement in the case of LTM and its Subsidiaries.
(ii)	There shall be subtracted from Consolidated EBITDA all lease payments (without duplication) during the twelve months until March 31, 1997 under Capital Lease Obligations in respect of real property described in
Section 2.7(b)(iv) (B) of the Cineplex Odeon Disclosure Statement or Section 3.7(b)(iv) (B) of the LTM Disclosure Statement, as the case may be.
(iii)	In the case of Cineplex Odeon, there shall be added to
Consolidated EBITDA the amount of Canadian capital taxes expensed as a component of general and administrative expenses for the twelve months ended March 31, 1997.
"Capital Lease Obligations" of a party means the obligation to pay rent or other payment amounts under a lease of (or other arrangements conveying the right to use) real or personal property of such party that is required to be classified and accounted for as a capital lease or a liability on a balance sheet of such party in accordance with GAAP. The principal amount of such obligation shall be the capitalized amount thereof that appear on a balance sheet of such party in accordance with GAAP.
"Consolidated Income Tax Expense" of any party means for any period the consolidated provision for income taxes of such party and its consolidated Subsidiaries for such period determined in accordance with GAAP applied, in the case of Cineplex Odeon, consistently with the financial statements included in the Cineplex Odeon Reports and, in the case of LTM, consistently with the LTM Financial Statements.
"Consolidated Interest Expense" of any party means for any period the consolidated interest expense included in a consolidated income statement (net of interest income) of such party and its consolidated Subsidiaries for such period as reported on such party's financial statements for such period and determined in accordance with GAAP applied, in the case of Cineplex Odeon, consistently with the financial statements included in Cineplex Odeon Reports and, in the case of LTM, consistently with the LTM Financial Statements. "Consolidated Net Income" of any party means for any period the consolidated net income (or loss) of such party and its consolidated Subsidiaries for such period determined in accordance with GAAP; provided that there shall be excluded therefrom (i) gains or losses on asset dispositions by such party or its consolidated Subsidiaries, (ii) any net income (loss) of a consolidated Subsidiary that is attributable to a minority interest in such consolidated Subsidiary, (iii) all extraordinary gains and extraordinary losses, (iv) all non-cash non-recurring charges and credits during such period not in the ordinary course of business, (v) with respect to Cineplex Odeon, other expenses of the type included under the caption "other expense" in its Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the period ended March 31, 1997, and
(vi) the tax effect of any of the items described in clauses (i) through
(v) above.
"Debt" means (without duplication), with respect to any party at any date, whether or not recourse is to all or a portion of the assets of such party or any of its Subsidiaries, (i) every obligation of such party or any of its Subsidiaries for money borrowed, (ii) every obligation of such party or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such party or any of its Subsidiaries with respect to letters of credit (including standby letters of credit only to the extent drawn upon) bankers' acceptances or similar facilities issued for the account of such party or any of its Subsidiaries,
(iv) every obligation of such party or any of its Subsidiaries issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such party or any of its Subsidiaries other than Capital Lease Obligations of such party or any of its Subsidiaries for real property as listed on Section 2.7(b)(iv)(B) of the Cineplex Odeon Disclosure Statement or Section 3.7(b)(iv)(B) of the LTM Disclosure Statement, and (vi) every obligation of the type referred to in clauses (i) through (v) of another person and all dividends of another person the payment of which, in either case, such party or any of its Subsidiaries has guaranteed or for which such party is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise but without duplicating Debt to the extent included in such party's Net Working Capital; provided, that, in the case of joint venture Debt, there shall be included only that portion of such Debt equal to the party's ratable share in such joint venture and; provided, further, in the case of LTM, Debt shall not include the Intercompany Debt or Working Capital Debt or amount of any dividend declared in respect of the Closing Adjustment.
"Net Working Capital" means with respect to any party at any date and without duplication (i) the sum of such party's (A) current assets plus
(B) long-term receivables and marketable equity securities at cost plus
(C) long-term prepaid expenses (including Transaction Expenses previously paid by LTM and Cineplex Odeon) and security deposits or unremitted cash from prior earnings of any unconsolidated Subsidiaries plus (D) spare parts inventory minus (ii) the sum of such party's (x) current liabilities (excluding (1) the current portion of long-term Debt included in Debt and (2) the Intercompany Debt and Working Capital Debt) plus (y) other liabilities (including pension and other employee benefit liabilities, including, without limitation, post-retirement obligations, and excluding Debt and Capitalized Lease Obligations and, in the case of LTM, excluding any liability in respect of any dividend declared in respect of the Closing Adjustment) required to appear on the face of such party's balance sheet plus (z) deferred income and current tax liabilities, all as determined in accordance with GAAP consistently applied. For purposes of this definition, "Net Working Capital" in the case of LTM, shall not include refundable construction advances made to the landlord under the IMAX Ground Lease. In addition, working capital shall be adjusted further to exclude the pro rata share of any minority interest in such working capital. Net Working Capital shall not include any liability for (1) minority interests or deferred taxes or (2) in respect of LTM's and Cineplex Odeon's accrued and unpaid Transaction Expenses.
"Qualified Tangible Net Worth" means at any date for any party the sum of (i) such party's pro rata share of the investment in Construction Work in Progress as set forth in the Construction Work in Progress Statement of such party, plus (ii) in the case of Cineplex Odeon, its investment at cost in the Cinescapes (referred to in Section 2.7(b) (iii)) plus (iii) such party's Net Working Capital if it is positive, minus (iv) the absolute value of such party's Net Working Capital if it is negative, minus (v) such party's Debt minus (vi) in the case of LTM, two times the Cash Flow for the twelve months ended March 31, 1997 of the Indianapolis Theaters (as defined in Section 3.7(b)(viii), plus (vii) in the case of Cineplex Odeon, US$15 million, in each case on a consolidated basis determined in accordance with GAAP.
"Transaction Expenses" means, with respect to LTM and Cineplex
Odeon, the out-of-pocket expenses and fees incurred by such party in connection with the Documents and the Transactions, including (1) up to US$1,000,000 of compensation expense in respect of bonuses payable to the individuals listed on Section 2.7(b) of the Cineplex Odeon Disclosure Statement, (2) severance costs and "stay" bonuses incurred by LTM and Cineplex Odeon as a result of the Transactions in accordance with a plan jointly approved by Cineplex Odeon and LTM, (3) fees and expenses of counsel, financial advisors, accountants and other experts and consultants, (4) printing and mailing costs, (5) proxy solicitation fees and expenses, and (6) governmental, court, regulatory and stock exchange filing fees. Transaction Expenses shall not include (x) any out-of-pocket expenses and fees incurred by or on behalf of a stockholder of LTM or Cineplex Odeon or (y) liabilities incurred or amounts paid to third parties in connection with obtaining consents or waivers from such third parties to the Transactions.
Section 2.8.  	Litigation
 .  There are no actions, suits, proceedings or investigations pending against Cineplex Odeon or the Cineplex Odeon Subsidiaries or, to the Knowledge of Cineplex Odeon, threatened against Cineplex Odeon or the Cineplex Odeon Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that would have a Cineplex Odeon Material Adverse Effect.
Section 2.9.  	Absence of Certain Changes
 .  Except as disclosed in the Cineplex Odeon Reports filed with the SEC prior to the date hereof, or as otherwise contemplated by this Agreement or resulting from the Transactions, since March 31, 1997,
(a) Cineplex Odeon and the Cineplex Odeon Subsidiaries have conducted their respective businesses only in the ordinary course of such business (b) except for (i) facts and circumstances affecting the economy as a whole, (ii) facts and circumstances affecting the motion picture industry generally, or
(iii) adverse changes in Cash Flow per screen from sales of tickets and concession items, there has not been a Cineplex Odeon Material Adverse Effect, and (c) there has not been (x) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or
(y) any material change in its accounting principles, practices or methods. Neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has deferred any material expenses or accelerated any material income, other than in the ordinary course of business in accordance with Canadian GAAP consistently applied, in contemplation of the Transactions.
Section 2.10.	Taxes
 .  (a)  Except where the failure to do so would not have a
Cineplex Odeon Material Adverse Effect, Cineplex Odeon and each of the Cineplex Odeon Subsidiaries (i) has timely filed all United States federal and state tax returns required to be filed by any of them, all Canadian federal and provincial tax returns required to be filed by any of them and all material tax returns required to be filed by any of them under the laws of any other country, in each case for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are correct and complete in all respects, (ii) has paid or accrued in the Cineplex Odeon Reports all taxes, levies, assessments, charges, withholdings, reassessments, penalties, interest, fines and any other governmental charges of any kind (collectively, "Taxes") payable for all periods covered by such returns, (iii) has properly accrued in the Cineplex Odeon Reports all Taxes for periods subsequent to the periods covered by such returns and (iv) has "open" years for United States and Canadian federal income tax returns only as set forth in the Cineplex Odeon Disclosure Statement. Correct and complete copies of all tax returns, including schedules thereto, filed by Cineplex Odeon and the Cineplex Odeon Subsidiaries in respect of the last three completed fiscal years with all regulatory authorities, including Canadian federal goods and services tax returns and state, provincial or local sales or use tax returns filed by Cineplex Odeon or the Cineplex Odeon Subsidiaries, all assessments or reassessments in respect of such years, all waivers in respect of such years or any other periods and all written communications and other documents relating thereto have been made available to LTM prior to the date of this Agreement.
(b)	As of December 31, 1996, for Canadian federal income tax
purposes, Cineplex Odeon's (i) non-capital losses by year incurred and
(ii) undepreciated capital cost in its depreciable property (for each class of assets set forth thereon), were as set forth in Section 2.10(b) of the Cineplex Odeon Disclosure Statement. As of December 31, 1996, for Canadian federal income tax purposes, Cineplex Odeon Quebec's (i) non-capital losses by year incurred and (ii) undepreciated capital cost in its depreciable property (for each class of assets set forth thereon), were as set forth in Section 2.10(b) of the Cineplex Odeon Disclosure Statement. As of December 31, 1996, for US federal income tax purposes, Plitt's restricted and unrestricted net operating losses were as set forth in Section 2.10 of the Cineplex Odeon Disclosure Statement by year incurred.
(c)	Except where the failure to do so would not have a Cineplex
Odeon Material Adverse Effect, Cineplex Odeon and the Cineplex Odeon Subsidiaries have withheld, collected and remitted all amounts required to be withheld, collected or remitted by them in respect of any Taxes, including any such Taxes in respect of payments made to any past or present employees, officers or directors, and to any persons not resident in Canada or the United States (as applicable in the case of Cineplex Odeon and its Canadian Subsidiaries and Plitt and its U.S. Subsidiaries, respectively), to the proper tax or other receiving officers within the time prescribed under any applicable legislation.
Section 2.11.	Employee Benefit Plans
 .  (a)  Definitions.  For purposes of this Agreement, the
following terms shall have the meanings set forth below:
"Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether written or oral, funded or unfunded, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. "Cineplex Odeon Benefit Plan" means each Benefit Plan (other than a Cineplex Odeon Employee Agreement and other than a Cineplex Odeon Canadian Benefit Plan) which is currently in effect and which is or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by Cineplex Odeon or any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate for the benefit of any Cineplex Odeon Employee, and pursuant to which Cineplex Odeon or any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate has or may have any liability, contingent or otherwise.
"Cineplex Odeon Employee" means each current, former, or retired employee, officer, consultant, independent contractor, agent or director of Cineplex Odeon or any Cineplex Odeon Subsidiary.
"Cineplex Odeon Employee Agreement" means each management,
employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, whether written or oral, between Cineplex Odeon or any Cineplex Odeon Subsidiary and any Cineplex Odeon Employee pursuant to which Cineplex Odeon or any Cineplex Odeon Subsidiary has or may have any liability contingent or otherwise, in excess of US$100,000 in each instance.
"Cineplex Odeon ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with Cineplex Odeon within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Cineplex Odeon under Section 414(o) of the Code, or is under "common control" with Cineplex Odeon within the meaning of Section 4001(a)(14) of ERISA.
"Cineplex Odeon Multi-Employer Plan" means each Cineplex Odeon
Benefit Plan which is "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.
"Cineplex Odeon Pension Plan" means each Cineplex Odeon Benefit
Plan (other than a Cineplex Odeon Multi-Employer Plan) which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.
"Cineplex Odeon Welfare Plan" means each Cineplex Odeon Benefit
Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA and each Cineplex Odeon Canadian Benefit Plan that provides similar benefits.
"Code" means the Internal Revenue Code of 1986, as amended.
"Department" means the U.S. Department of Labor.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.
"IRS" means the Internal Revenue Service.
"PBGC" means the Pension Benefit Guaranty Corporation.
(b)	Schedule.  Section 2.11(b) of the Cineplex Odeon Disclosure
Statement contains a true and complete list of each Cineplex Odeon Benefit Plan and each Cineplex Odeon Employee Agreement. Neither Cineplex Odeon nor any Cineplex Odeon Subsidiary, nor any Cineplex Odeon ERISA Affiliate, has any plan or commitment, whether legally binding or not, to establish any new Cineplex Odeon Benefit Plan or Cineplex Odeon Canadian Benefit Plan, to enter into any Cineplex Odeon Employee Agreement or to modify or to terminate any Cineplex Odeon Benefit Plan, Cineplex Odeon Canadian Benefit Plan or Cineplex Odeon Employee Agreement (except to the extent required by law or to conform any such Cineplex Odeon Benefit Plan, Cineplex Odeon Canadian Benefit Plan or Cineplex Odeon Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to LTM, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Cineplex Odeon Employees. Section 2.11(b) of the Cineplex Odeon Disclosure Statement identifies each employee of Cineplex Odeon or any Cineplex Odeon Subsidiary who received total compensation in excess of US$100,000 in connection with such employment in 1996 or is expected to receive at least such amount in 1997 as employment compensation.
(c)	Documents.  Cineplex Odeon has made available to LTM
(i) current, accurate and complete copies of all material documents embodying or relating to each Cineplex Odeon Benefit Plan and each Cineplex Odeon Employee Agreement, including all amendments thereto, and trust or funding agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Cineplex Odeon Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Cineplex Odeon Benefit Plan or related trust; (iv) a statement of alternative form of compliance pursuant to Department Regulation 2520.104-23, if any, filed for each Cineplex Odeon Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees; (v) the most recent determination letter received from the IRS, if any, for each Cineplex Odeon Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (vi) if the Cineplex Odeon Benefit Plan is funded, the most recent annual and periodic accounting of Cineplex Odeon Benefit Plan assets; and (vii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Cineplex Odeon Benefit Plan.
(d)	Compliance.  With respect to each Cineplex Odeon Benefit
Plan except as would not have a Cineplex Odeon Material Adverse Effect
(i) Cineplex Odeon, each Cineplex Odeon Subsidiary and each Cineplex Odeon ERISA Affiliate have performed all obligations required to be performed by them under each Cineplex Odeon Benefit Plan and Cineplex Odeon Employee Agreement and neither Cineplex Odeon nor any Cineplex Odeon Subsidiary, nor any Cineplex Odeon ERISA Affiliate is in default under or in violation of, any Cineplex Odeon Benefit Plan, (ii) each Cineplex Odeon Benefit Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, orders, rules and regulations, including but not limited to ERISA and the Code, including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department; (iii) each Cineplex Odeon Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Cineplex Odeon Benefit Plan is so qualified and that each trust forming a part of any such Cineplex Odeon Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iv) no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any Cineplex Odeon Benefit Plan; (v) no action or failure to act and no transaction or holding of any asset by, or with respect to, any Cineplex Odeon Benefit Plan has or may subject Cineplex Odeon or any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate or any fiduciary to any tax, penalty or other liability, whether by way of indemnity or otherwise; (vi) there are no actions, proceedings, arbitrations, suits or claims pending, or to the Knowledge of Cineplex Odeon or any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate, threatened or anticipated (other than routine claims for benefits) against Cineplex Odeon or any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate or any administrator, trustee or other fiduciary of any Cineplex Odeon Benefit Plan with respect to any Cineplex Odeon Benefit Plan or Cineplex Odeon Employee Agreement, or against any Cineplex Odeon Benefit Plan or against the assets of any Cineplex Odeon Benefit Plan; (vii) no event or transaction has occurred with respect to any Cineplex Odeon Benefit Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code; (viii) each Cineplex Odeon Benefit Plan can be amended, terminated or otherwise discontinued without liability to Cineplex Odeon, any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate; (ix) Cineplex Odeon, each Cineplex Odeon Subsidiary and each Cineplex Odeon ERISA Affiliate have made all payments due and owing with respect to all periods through the date hereof; and (x) no Cineplex Odeon Benefit Plan is under audit or investigation by the IRS, the Department or the PBGC, no such audit or investigation is pending and to the Knowledge of Cineplex Odeon, each Cineplex Odeon Subsidiary and any Cineplex Odeon ERISA Affiliate no such audit or investigation is threatened.
(e)	Pension Plans.  With respect to each Cineplex Odeon Pension
Plan, except as would  not have a Cineplex Odeon Material Adverse Effect,
(i) no steps have been taken to terminate any Cineplex Odeon Pension Plan now maintained or contributed to, no termination of any Cineplex Odeon Pension Plan has occurred pursuant to which all liabilities have not been satisfied in full, no liability under Title IV of ERISA has been incurred by Cineplex Odeon, any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate that has not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in Cineplex Odeon, any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate incurring a liability under Title IV of ERISA or could constitute grounds for terminating any Cineplex Odeon Pension Plan; (ii) no proceeding has been initiated by the PBGC to terminate any Cineplex Odeon Pension Plan or to appoint a trustee to administer any Cineplex Odeon Pension Plan; (iii) each Cineplex Odeon Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Cineplex Odeon Pension Plan has incurred any "accumulated funding deficiency," as defined in
Section 412 of the Code and Section 302 of ERISA, whether or not waived;
(iv) neither Cineplex Odeon nor any Cineplex Odeon Subsidiary, nor any Cineplex Odeon ERISA Affiliate, has sought nor received a waiver of its funding requirements with respect to any Cineplex Odeon Pension Plan and all contributions payable with respect to each Cineplex Odeon Pension Plan have been timely made; (v) within the immediately preceding three years, no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Cineplex Odeon Pension Plan; and (vi) the funded status of each Cineplex Odeon Pension Plan as reflected in the actuarial reports of Watson Wyatt and Company, with respect to the United States employees, prepared as of January, 1996 are accurate and such reports fairly present the funded status of such Cineplex Odeon Pension Plan as of the respective date on the basis set forth therein.
(f)	Cineplex Odeon Multi-Employer Plans.  Except as would not
have a Cineplex Odeon Material Adverse Effect, as of the Closing Date, Cineplex Odeon, each Cineplex Odeon Subsidiary and each Cineplex Odeon ERISA Affiliate will not have completely or partially withdrawn from any Cineplex Odeon Multi-Employer Plan and will not be subject to any withdrawal liability as described in Section 4201 of ERISA for withdrawals that have occurred on or prior to the Closing Date (including, without limitation, any withdrawal deemed to have occurred as a result of the Transactions). To the Knowledge of Cineplex Odeon, any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate and with such exceptions as would not have a Cineplex Odeon Material Adverse Effect, (i) no Cineplex Odeon Multi-Employer Plan fails to qualify under Section 401(a) of the Code, is insolvent or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA; and (ii) no condition exists which presents a risk of any Cineplex Odeon Multi-Employer Plan becoming insolvent or going into reorganization. Except as would not have a Cineplex Odeon Material Adverse Effect, no event has occurred which could result in a "partial withdrawal" under Section 4205 of ERISA with respect to any Cineplex Odeon Multi-Employer Plan and neither Cineplex Odeon, any Cineplex Odeon Subsidiary nor any Cineplex Odeon ERISA Affiliate has any contingent liability under Section 4204 of ERISA.
(g)	No Post-Employment Obligations.  Except as would not have a
Cineplex Odeon Material Adverse Effect, neither Cineplex Odeon, any Cineplex Odeon Subsidiary nor any Cineplex Odeon ERISA Affiliate (i) maintains or contributes to any Cineplex Odeon Benefit Plan or Cineplex Odeon Canadian Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other Cineplex Odeon Employee welfare benefits to any Cineplex Odeon Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code or Applicable Law; or
(ii) has ever represented, promised or contracted (whether in oral or written form) to any Cineplex Odeon Employee in the United States (either individually or to Cineplex Odeon Employees as a group) that such Cineplex Odeon Employee(s) would be provided with life insurance, medical, severance or other Cineplex Odeon Employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code or Applicable Law.
(h)	Canadian Plans.  Section 2.11(h) of the Cineplex Odeon
Disclosure Statement contains a true and complete list of each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, benefits relating to legal services, unemployment benefits, vacation, incentive or other compensation plan or arrangement, or other employee benefit, other than Cineplex Odeon Benefit Plans (each, a "Cineplex Odeon Canadian Benefit Plan") that is currently in effect and is now or previously has been sponsored, maintained, contributed to or required to be contributed to, by Cineplex Odeon or by any Cineplex Odeon Subsidiary in Canada or any province thereof, for the benefit of Cineplex Odeon Employees or former Cineplex Odeon Employees and their spouses, dependents or beneficiaries. Cineplex Odeon has made available to LTM (i) current, accurate and complete copies of all documents embodying or relating to each Cineplex Odeon Canadian Benefit Plan including all amendments thereto, and written interpretations thereof and trust or funding agreements with respect thereto, (ii) the two most recent annual reports, if any, for each Cineplex Odeon Canadian Benefit Plan, (iii) the two most recent actuarial valuations, if any, prepared for each Cineplex Odeon Canadian Benefit Plan; (iv) the most recent summary plan descriptions and determination letters for each Cineplex Odeon Canadian Benefit Plan; (v) if the Cineplex Odeon Canadian Benefit Plan is funded, the most recent accounting of the Cineplex Odeon Canadian Benefit Plan assets;
(vi) all material communications to any Cineplex Odeon Employee or Employees relating to each Cineplex Odeon Canadian Benefit Plan; and (vii) all opinions Cineplex Odeon has received from legal counsel, accountants and actuaries relating to contribution holidays or surplus withdrawal from any of the Cineplex Odeon Canadian Pension Plans. Except as would not have a Cineplex Odeon Material Adverse Effect (1) Cineplex Odeon and each Cineplex Odeon Subsidiary, as applicable, is in compliance with each law, statute, ordinance, rule, code or regulation enacted or promulgated, or order, directive, instruction or other guideline or policy having the force of law and applicable to the Cineplex Odeon Canadian Benefit Plans ("Applicable Law") imposed or administered by any Canadian federal, provincial or local executive office, legislature, governmental agency or ministry, commission, or administrative or regulatory authority or instrumentality (a "Governmental Entity"); (2) with respect to each Cineplex Odeon Canadian Benefit Plan that provides pension or retirement benefits or obligations to current or former Cineplex Odeon Employees or their spouses, dependents and beneficiaries (collectively, the "Cineplex Odeon Canadian Pension Plans") identified in
Section 2.11(h) of the Cineplex Odeon Disclosure Statement, no provision concerning any Cineplex Odeon Canadian Pension Plan is contained in any collective bargaining agreement affecting any current or former employees of Cineplex Odeon or any Cineplex Odeon Subsidiary; (3) each Cineplex Odeon Canadian Pension Plan is registered under, and is in compliance in all material respects with, Applicable Law; (4) all contributions to, and payments from, each Cineplex Odeon Canadian Benefit Plan that may have been required to be made in accordance with the terms of such Cineplex Odeon Canadian Benefit Plan and, where applicable, Applicable Laws that govern such Cineplex Odeon Canadian Benefit Plan, have been made in a timely manner and each Cineplex Odeon Canadian Benefit Plan has otherwise at all times been administered in accordance with its terms and Applicable Law; (5) except as disclosed in the Cineplex Odeon Reports, no contribution holidays have been taken with respect to any of the Cineplex Odeon Canadian Pension Plans and no surplus has been withdrawn from any of the Cineplex Odeon Canadian Pension Plans; (6) all contribution holidays taken and withdrawals of surplus made from each Cineplex Odeon Canadian Pension Plan have been in accordance with the terms of such plan and Applicable Law; (7) all material reports, taxation returns and similar documents with respect to any Cineplex Odeon Canadian Benefit Plan required to be filed with any Governmental Entity or distributed to any Cineplex Odeon Canadian Benefit Plan participant have been duly filed on a timely basis or distributed; (8) there are no pending investigations by any Governmental Entity involving or related to any Cineplex Odeon Canadian Benefit Plan, no claims (except for claims for benefits payable in the normal operation of the Cineplex Odeon Canadian Benefit Plan), suits or proceedings pending or threatened, against any Cineplex Odeon Canadian Benefit Plan or asserting any rights or claims for benefits under any Cineplex Odeon Canadian Benefit Plan that could give rise to an unfunded liability nor are there any facts that could give rise to an unfunded liability in the event of any such investigation, claim, suit or proceeding; (9) no notice has been received by Cineplex Odeon or any Cineplex Odeon Subsidiary of any complaint or other proceeding of any kind involving Cineplex Odeon or any Cineplex Odeon Subsidiary or any of their employees or other potential claimants before any Governmental Entity relating to any Cineplex Odeon Canadian Benefit Plan or to Cineplex Odeon; (10) the funded status of each Cineplex Odeon Canadian Pension Plan as reflected in the actuarial report of William M. Mercer prepared as of December 31, 1996 is accurate and such report fairly presents the status of such Cineplex Odeon Canadian Pension Plan on the basis set forth therein, and no event has occurred since the date of that report that would materially adversely affect the funded status of any Cineplex Odeon Canadian Pension Plan; and (11) there exists no condition or set of circumstances in connection with which LTM or Cineplex Odeon would be subject to any unfunded liability under the terms of any Cineplex Odeon Canadian Pension Plan or under any Applicable Law with respect thereto.
(i)	Effect of Transactions.  Section 2.11(i) of the Cineplex
Odeon Disclosure Statement contains a true and complete list of every Cineplex Odeon Benefit Plan, Cineplex Odeon Canadian Benefit Plan and every Cineplex Odeon Employee Agreement with respect to which payments or benefits under such plan or agreement would increase or accelerate by reason of the Transactions. Except as would not have a Cineplex Odeon Material Adverse Effect, (i) the execution of this Agreement and the performance by Cineplex Odeon of its obligations hereunder will not (either alone or upon the occurrence of any additional or subsequent events) (x) constitute an event under any Cineplex Odeon Benefit Plan, Cineplex Odeon Canadian Benefit Plan, Cineplex Odeon Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Cineplex Odeon Employee, or (y) result in the triggering or imposition of any restrictions or limitations on the right of Cineplex Odeon to amend or terminate any Cineplex Odeon Benefit Plan or Cineplex Odeon Canadian Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to Applicable Law and applicable taxes; and (ii) no payment or benefit which will or may be made by Cineplex Odeon, any Cineplex Odeon Subsidiary, or any of their respective affiliates, with respect to any Cineplex Odeon U.S. Employee will be characterized as an "excess parachute payment," within the meaning of
Section 280G(b)(1) of the Code.
(j)	Employment Matters.  Except as would not have a Cineplex
Odeon Material Adverse Effect, Cineplex Odeon and each Cineplex Odeon Subsidiary (i) is in compliance with all applicable Canadian federal, provincial and local laws, rules and regulations, United States federal, state and local laws, rules and regulations and foreign national, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Cineplex Odeon Employees; (ii) has withheld and remitted, as required, all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Cineplex Odeon Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable (other than for amounts accrued but not yet payable) for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or social insurance, employment insurance, Canada pension plan payment or other benefits for Cineplex Odeon Employees.
(k)	Labor.  Except as would not have a Cineplex Odeon Material
Adverse Effect or as otherwise disclosed in the Cineplex Odeon Reports or the Cineplex Odeon Disclosure Statement, no work stoppage or labor strike against Cineplex Odeon or any Cineplex Odeon Subsidiary by Cineplex Odeon Employees is pending or, to the Knowledge of Cineplex Odeon, threatened. Except as disclosed in the Cineplex Odeon Reports or Cineplex Odeon Disclosure Statement or as would not otherwise have a Cineplex Odeon Material Adverse Effect, neither Cineplex Odeon nor any Cineplex Odeon Subsidiary (i) is involved in or, to the Knowledge of Cineplex Odeon, threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Cineplex Odeon Employees, including, without limitation, violation of any federal, state, provincial or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints;
(ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, the Railway Labor Act, the Labor Relations Act (Ontario) or any other similar applicable legislation; or (iii) is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Cineplex Odeon Employees, and no such agreement or contract is currently being negotiated by Cineplex Odeon or any Cineplex Odeon Subsidiary. Except as disclosed on the Cineplex Odeon Reports or Cineplex Odeon Disclosure Statement, no Cineplex Odeon Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Cineplex Odeon Employees are ongoing or, to the Knowledge of Cineplex Odeon, threatened.
(l)	501(c)(9) Trust.  Except as would not have a Cineplex Odeon
Material Adverse Effect, no Cineplex Odeon Benefit Plan or Cineplex Odeon Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.
(m)	Welfare Plan Funding.  Except as would not have a Cineplex
Odeon Material Adverse Effect with respect to each Cineplex Odeon Welfare Plan, all material claims incurred (including claims incurred but not reported) by Cineplex Odeon Employees thereunder for which Cineplex Odeon is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims; or
(iii) reflected as a liability or accrued for on the Cineplex Odeon Financial Statements to the extent required by Canadian GAAP.
(n)	Controlled Group Liability.  Except as would not have a
Cineplex Odeon Material Adverse Effect, Cineplex Odeon is not (i) a member of a "controlled group of corporations," under "common control" or an "affiliated service group" within the meanings of Sections 414(b), (c) or (m) of the Code with any entity other than Cineplex Odeon Subsidiaries, (ii) required to be aggregated under Section 414(o) of the Code; or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, and no Benefit Plan (other than Cineplex Odeon Benefit Plans, Cineplex Odeon Canadian Benefit Plans and Cineplex Odeon Employee Agreements) is now or previously has been sponsored, maintained, contributed to or required to be contributed to, by Cineplex Odeon or any Cineplex Odeon Subsidiary.
Section 2.12.	No Brokers
 .  Neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has
entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Cineplex Odeon, any Cineplex Odeon Subsidiary or LTM to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, any of the other Documents or the consummation of the transactions contemplated hereby or thereby, except that the Special Committee has retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") as its financial advisor, the arrangements with which have been disclosed in writing to LTM prior to the date hereof. Other than the foregoing arrangements, Cineplex Odeon is not aware of any claim against Cineplex Odeon for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, any of the other Documents or the consummation of the Transactions.
Section 2.13.	Opinions of Financial Advisor, Etc
 .  The Special Committee has received the opinion of Morgan
Stanley, to the effect that, as of the date hereof, the consideration to be received by the shareholders of Cineplex Odeon, other than Universal and the Claridge Group, upon consummation of the Transactions is fair from a financial point of view.
Section 2.14.	Environmental Matters
 .  (a)  Except as set forth in the Cineplex Odeon Reports or the
Cineplex Odeon Disclosure Statement or as would not have a Cineplex Odeon Material Adverse Effect:
(i)	each of Cineplex Odeon and the Cineplex Odeon Subsidiaries
has been and is in compliance in all respects with all applicable Environmental Laws;
(ii)	each of Cineplex Odeon and the Cineplex Odeon Subsidiaries
has obtained, and is in compliance with, all permits, licenses, authorizations, approvals, registrations and other governmental consents required for their operations as currently conducted by applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances;
(iii)	to the Knowledge of Cineplex Odeon, the Cineplex Odeon Real
Properties are free of any Hazardous Substances (except those present, maintained, used, stored, discharged or released in compliance in all respects with Environmental Laws) and free of all contamination, including, but not limited to groundwater contamination, arising from, relating to, or resulting from any Hazardous Substances, that exceeds any applicable clean-up levels or any level at which any report or other action by Cineplex Odeon or any Cineplex Odeon Subsidiary is required under any applicable Environmental Law;
(iv)	there are no claims, notices, civil, criminal or
administrative actions, suits, orders or proceedings pending or, to the Knowledge of Cineplex Odeon, threatened against Cineplex Odeon or any Cineplex Odeon Subsidiary that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits, and, to the Knowledge of Cineplex Odeon, there are no investigations pending or threatened against Cineplex Odeon or any Cineplex Odeon Subsidiary that are based on or related to any Environmental Matters or the failure to have any Environmental Permits;
(v)	to the Knowledge of Cineplex Odeon, there are no past or
present conditions, events or circumstances, (a) that may reasonably be expected to interfere with or prevent continued material compliance by any of Cineplex Odeon or the Cineplex Odeon Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (b) that may reasonably be expected to give rise to any liability or other obligation under any Environmental Laws that may require any of Cineplex Odeon or the Cineplex Odeon Subsidiaries to incur any Environmental Costs, or (c) that may reasonably be expected to form the basis of any claim, action, suit, order, proceeding, hearing, investigation or inquiry against or involving any of Cineplex Odeon or the Cineplex Odeon Subsidiaries based on or related to any Environmental Matter or which could reasonably be expected to require any of Cineplex Odeon and the Cineplex Odeon Subsidiaries to incur any Environmental Costs; and
(vi)	except to the extent such request or requirement has been
fully complied with, since January 1, 1990, neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.
(b)	Cineplex Odeon has made available to LTM each environmental
audit, assessment, study, report or other information relating in any material respect to Cineplex Odeon or any Cineplex Odeon Subsidiary in the possession or under the control of Cineplex Odeon or any Cineplex Odeon Subsidiary.
(c)	For the purposes of this Agreement, the following terms
shall have the meanings indicated:
"Environmental Costs" means, to the extent applicable, without limitation, any actual or potential cleanup costs, remediation, removal, containment, control or other response costs (which, without limitation, shall include costs to cause a party to come into compliance with Environmental
Laws), investigation costs (including, without limitation, fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including, without limitation, damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.
"Environmental Laws" means, to the extent applicable, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq.; the Emergency Planning and
Community Right-to-Know Act of 1986, 42 U.S.C. 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq.; the Toxic
Substances Control Act, 15 U.S.C. 2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136, et seq.; the Clean Air Act,
42 U.S.C. 7401, et seq.; the Clean Water Act (Federal Water Pollution
Control Act), 33 U.S.C. 1251, et seq.; the Safe Drinking Water Act, 42
U.S.C. 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C.
651, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
1801, et seq.; the Canadian Environmental Protection Act; the
Transportation of Dangerous Goods Act, 1992 (Canada); the Fisheries Act (Canada); the Environmental Protection Act (Ontario); the Ontario Water Resources Act; the Occupational Health and Safety Act (Ontario); as any of the above statutes have been amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other international, foreign, federal, state, provincial or local treaty, law, statute, ordinance, by-law, rule or regulation governing Environmental Matters, as the same have been amended from time to time, including any common or civil law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, the requirements of all applicable Environmental Permits, and all applicable and legally binding judicial and administrative decisions, directives, judgments, orders, and decrees relating to Environmental Matters.
"Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.
"Hazardous Substances" means any pollutants, contaminants, toxic, deleterious or hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.
Section 2.15.	Real Property; Leases.
  (a)  Section 2.15(a) of the Cineplex Odeon Disclosure Statement
lists all real property leased by Cineplex Odeon and all Cineplex Odeon Subsidiaries (the "Cineplex Odeon Leased Real Properties") and all real property owned by Cineplex Odeon and all Cineplex Odeon Subsidiaries (the "Cineplex Odeon Owned Real Properties," and together with the Cineplex Odeon Leased Real Properties, the "Cineplex Odeon Real Properties"). For each Cineplex Odeon Leased Real Property, Section 2.15(a) of the Cineplex Odeon Disclosure Statement sets forth the following information as at the date of this Agreement: (i) the address of the property; (ii) the name of the landlord, manager or payee, as appropriate; (iii) the name of the tenant;
(iv) the date of the lease and all amendments thereto; (v) the current expiration date of such lease; (vi) any options to extend the term of such lease; (vii) if a theater site, the number of screens at such theater;
(viii) whether the theaters on such site are operating or non-operating;
(ix) whether the landlord's consent is required as a result of the Transactions; (x) any landlord right to terminate the lease (other than arising from a default, casualty, or condemnation); (xi) with respect only to those theaters located in markets where LTM has theaters, any tenant radius restrictions set forth in such lease; (xii) whether the landlord has sent to the tenant under such lease a notice of default or a notice of termination of such lease which remains uncured; (xiii) whether the tenant under such lease is obligated to purchase such property; (xiv) whether such lease is required to be accounted for under GAAP as a capitalized lease; (xv) whether there are any leasehold mortgages secured by such lease and whether the consent of the mortgagee is required in connection with the Transactions; and (xvi) whether the rent, common area charges, taxes or other payments due under such lease are in arrears in excess of 60 days. For each Cineplex Odeon Owned Real Property, Section 2.15(a) of the Cineplex Odeon Disclosure Statement lists as at the date of this Agreement: (i) the address for each such property and
(ii) whether the consent of any mortgage or lien holder of such property is required as a result of the Transactions. Except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect and except for (A) the items set forth in Section 2.15(a) of the Cineplex Odeon Disclosure Statement;
(B) zoning and planning restrictions, easements, permits and other restrictions or limitations of public record affecting the use of such properties; provided, that individually and in the aggregate, such restrictions, easements and permits do not materially impair the use of such properties as motion picture theaters or for such other purposes as such properties are currently being used; (C) mechanic's liens or other similar Encumbrances arising in the ordinary course of business and securing obligations not yet due and payable; and (D) other Encumbrances that individually and in the aggregate do not materially impair the ability of the owner to obtain financing by using such assets as collateral, (I) Cineplex Odeon and the Cineplex Odeon Subsidiaries have good and marketable title and, with respect to real property located in the United States, insurable title to the Cineplex Odeon Owned Real Properties, (II) properties are free and clear of all mortgages, liens, leases, tenancies, security interests, options to purchase or lease or rights of first refusal and (III) except for any matter of public record affecting the use of such properties, such properties are free and clear of all covenants, conditions, Encumbrances, restrictions, rights-of-way, easements, servitudes, judgments or other imperfections of title. The items listed in subsections (A) through (D) above are hereinafter collectively referred to as the "Cineplex Odeon Permitted Encumbrances." With respect to the Cineplex Odeon Leased Real Properties, to the Knowledge of Cineplex Odeon as at the date of this Agreement, all such leases are in full force and effect. Except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect, (i) all such leases are the result of bona-fide arm's-length negotiations between the parties and (ii) Cineplex Odeon and the Cineplex Odeon Subsidiaries are not in arrears in the payment of rents, common area charges, real estate taxes or other amounts due under any such leases in excess of 60 days. As at the date of this Agreement, except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect, with respect to each Cineplex Odeon Leased Real Property, so long as the tenant performs all of its obligations under such lease within applicable notice and grace periods, (i) the rights of Cineplex Odeon or any Cineplex Odeon Subsidiary under such lease cannot be legally terminated by the landlord thereof and (ii) Cineplex Odeon's or such Subsidiary's possession of such Cineplex Odeon Leased Real Property and the use and enjoyment thereof cannot be legally disturbed by any landlord. Except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect, Cineplex Odeon is not obligated to purchase any Cineplex Odeon Leased Real Property, and no Cineplex Odeon Leased Real Property is required to be accounted for under GAAP as a capitalized lease. To the Knowledge of Cineplex Odeon, except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect, there are no intended public improvements that will result in any material charge being levied against, or in the creation of any Encumbrances upon the Cineplex Odeon Owned Real Properties or any portion thereof, and there are no options, rights of first refusal, rights of first offer or other similar rights with respect to the Cineplex Odeon Owned Real Properties.
(b)	The leases pursuant to which Cineplex Odeon or any Cineplex
Odeon Subsidiary leases or has the right to possess the Cineplex Odeon Leased Real Properties have not been amended or modified since March 31, 1996 except as set forth in Section 2.15(a) of the Cineplex Odeon Disclosure Statement, except where such amendment or modification would not have a Cineplex Odeon Material Adverse Effect.
(c)	Except for such exceptions as would not have a Cineplex
Odeon Material Adverse Effect:
(i)	Cineplex Odeon or a Cineplex Odeon Subsidiary is the owner
of, and no other person, firm or corporation has any interest as owner in or to, or any right to occupancy in, any Cineplex Odeon Owned Real Property;
(ii)	Cineplex Odeon or a Cineplex Odeon Subsidiary is the tenant
or lessee with respect to, and no other person, firm or corporation has any interest as tenant or lessee in or to, or any right to occupancy in, any Cineplex Odeon Leased Real Property;
(iii)	there are no persons, firms or corporations currently in
possession of the Cineplex Odeon Real Properties other than Cineplex Odeon and the Cineplex Odeon Subsidiaries, nor are there any leases, subleases, licenses, concessions or other agreements permitting anyone other than Cineplex Odeon and the Cineplex Odeon Subsidiaries, to use, manage, occupy or possess any Cineplex Odeon Real Property or any part thereof;
(iv)	(A) neither Cineplex Odeon nor any Cineplex Oden Subsidiary
has received any written notes or notices of violation of law or local or municipal ordinances or orders, or regulations, presently noted in or issued by federal, state, local or municipal departments having jurisdiction against or affecting any of the Cineplex Odeon Real Properties that remain uncured and
(B) to the Knowledge of Cineplex Odeon the current maintenance, operation, use and occupancy of the Cineplex Odeon Real Properties does not violate any building, zoning, health, environmental, fire or similar law, ordinance, order or regulation (other than the Americans with Disabilities Act of 1990, 42 U.S.C. 12183, as amended (the "ADA")) and comparable state and municipal legislation), or the terms and conditions of any of the applicable leases;
(v)	to the Knowledge of Cineplex Odeon, the Cineplex Odeon Real
Properties do not violate the provisions of the ADA and comparable state and municipal legislation based upon the reasonable interpretation and understanding of Cineplex Odeon of the provisions of the ADA and such other legislation and any reference to compliance with laws, or any other reference to like effect, contained in this Agreement with respect to the Cineplex Odeon Real Properties shall, solely as it relates to compliance with the ADA, be deemed to be qualified to the Knowledge of Cineplex Odeon in addition to any other qualifications set forth in this Agreement as may be applicable, and neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has received any written notice of violation of the ADA and/or comparable state and municipal legislation against or affecting the Cineplex Odeon Real Properties that remain uncured;
(vi)	(A) neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has received written notice of its failure to obtain any necessary certificate of occupancy (or similar permit) for use of each of the theaters located on the Cineplex Odeon Real Properties as a motion picture theater, (B) to Cineplex Odeon's Knowledge, either Cineplex Odeon or a Cineplex Odeon Subsidiary possesses the certificate of occupancy and all other certificates, approvals, permits and licenses from any Governmental Entity having jurisdiction over such theaters that are necessary to permit the lawful use and operation of such theaters as motion picture theaters (the "Cineplex Odeon Permits"), and all of the same are valid and in full force and effect, and
(C) to the Knowledge of Cineplex Odeon, there exists no threatened revocation of any certificate of occupancy or any of the Cineplex Odeon Permits;
(vii)	neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has received any written notice that it has failed to obtain any necessary sign permits, illuminated sign permits, and marquee permits from the appropriate Governmental Entity having jurisdiction over existing signs and marquees at the Cineplex Odeon Real Properties, and, to the Knowledge of Cineplex Odeon, such permits are valid and in full force and effect and there exists no threatened revocation of any such permits;
(viii)	Cineplex Odeon has no Knowledge of any action pending
or threatened to adversely change the zoning or building ordinances affecting any of the Cineplex Odeon Real Properties, or of any pending or threatened condemnation of any of the Cineplex Odeon Real Properties;
(ix)	neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has received any written notice from any insurance carrier of any work required to be performed at any theater located on the Cineplex Odeon Real Properties or the real property on which such theater is located that has not been performed as of the date hereof or of any defects or inadequacies in a Cineplex Odeon Theater that have not been corrected as of the date hereof and which if not corrected could result in termination of insurance coverage or a material increase in the cost thereof;
(x)	with respect to all operating Cineplex Odeon Theaters, all
water, sewer, gas, electricity, telephone and other utilities required for the operation of each such theater located on a Cineplex Odeon Real Property are installed and operating and all installations and connection charges charged to Cineplex Odeon or any Cineplex Odeon Subsidiary pursuant to applicable invoices that are not the subject of a good faith dispute have been paid in full and any installation and connection charges that are properly charges to Cineplex Odeon or such Cineplex Odeon Subsidiary after the date hereof and prior to the Closing Date shall be paid in full, except, in each case, for payments that are current and will be paid in the ordinary course of business; and
(xi)	Cineplex Odeon has delivered to LTM a statement of theaters
currently under construction, or with respect to which construction is pending, planned, contemplated or under study setting forth (A) a brief description of each theater, including location, budget and related financial projections, lease terms, if any, capacity, planned equipment and assumptions regarding attendance, (B) a statement of costs relating to planning, developing, constructing, equipping and supplying each such theater ("Theater Costs"), (C) the total amount invested in such project as of March 31, 1997,
(D) an estimate of the amount that will be invested in such project as of February 28, 1998 and (E) an estimate of the total amount that will be invested in such project upon its completion (a "Construction Work in Progress Statement").
Section 2.16.	Operating Assets
 .  Except for such exceptions as would not have a Cineplex Odeon
Material Adverse Effect, (a) Cineplex Odeon has good and marketable title or leasehold title or a valid license to all of the personal property used, or held for use, in connection with the theaters operated on the Cineplex Odeon Real Properties (other than gaming and vending machines used in the ordinary course of business), subject to no Encumbrance other than the Cineplex Odeon Permitted Encumbrances; (b) no financing statement under the Uniform Commercial Code or under the personal property securities laws and regulations of any province or territory of Canada or any similar applicable statute has been filed in any jurisdiction except as contemplated in the Cineplex Odeon Disclosure Statement, and neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement;
(c) each theater located on a Cineplex Odeon Real Property and each of the items of personal property used or held for use in, or in connection with, each such theater, including without limitation, seating, projection equipment and screens, are in good operating condition, subject to normal wear and tear, and are fit for the use for which they are intended and to which they are presently devoted; (d) except for closed theaters, each theater located on a Cineplex Odeon Real Property, together with the related items of personal property located therein, constitutes a fully operable motion picture theater and is sufficient to permit Cineplex Odeon to operate the business as currently being conducted therein; and (e) except as contemplated by this Agreement, since March 31, 1997, neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has sold, removed or transferred any equipment or property from any theater located on a Cineplex Odeon Real Property, except in the ordinary course of business and so long as such equipment or property has been replaced prior to the date hereof.
Section 2.17.	Contracts
 .  Cineplex Odeon has delivered to LTM a statement of all
contracts, agreements, leases (other than leases with respect to the Cineplex Odeon Leased Real Property and film rental contracts in the ordinary course of business), mortgages, notes, bonds, indentures, licenses, intellectual property rights and other obligations, oral or written express or implied, involving the payment (or the provision of goods and/or services having value) in each case of more than US$500,000 per annum to which Cineplex Odeon or any Cineplex Odeon Subsidiary is bound as of the date of this Agreement, including, without limitation, contracts relating to employment, collective bargaining, consultants, independent contractors, agents, advertising, concessions, as well as contracts relating to any partnerships and joint ventures and contracts restricting the ability to operate theaters in any geographical area (collectively, the "Cineplex Odeon Contracts"), excluding
(a) those that are terminable without penalty by Cineplex Odeon within 30 days upon the giving of notice and (b) those directly relating to the construction of theaters currently under construction, or with respect to which construction is pending, planned, contemplated or under study as set forth on Cineplex Odeon's Construction Work in Progress Statement; such statement sets forth with respect to each Cineplex Odeon Contract the names of the parties thereto. True and complete copies of all of the Cineplex Odeon Contracts, or, in the case of oral Cineplex Odeon Contracts, true and complete descriptions thereof, have been made available to LTM. Section 2.17 of the Cineplex Odeon Disclosure Statement summarizes the material terms of each Cineplex Odeon Contract that provides for (a) the payment of refunds or similar arrangements if specified conditions are not satisfied or the volume of specified services provided during a reference period is not continued at minimum levels and/or
(b) supplemental payments if specified conditions are satisfied or the volume of specified services provided during a reference period exceeds a specified threshold. In addition to the foregoing, (x) prior to the date hereof, Cineplex Odeon has provided to LTM a summary of the material terms of the Cineplex Odeon Contracts and arrangements with Universal and Universal's Affiliates, and the Trust and the Trust's Affiliates, and the impact of such Cineplex Odeon Contracts and arrangements on Cineplex Odeon's Consolidated EBITDA during the twelve-month period ended March 31, 1997, and (y) since March 31, 1997, there has been no material change in the material terms of such Cineplex Odeon Contracts and arrangements, including, without limitation, with respect to the exhibition of motion pictures. For purposes of clause (y) of the preceding sentence only, film rental contracts shall be deemed to be included within the definition of Cineplex Odeon Contracts. Except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect, (a) the Cineplex Odeon Contracts are valid, existing and in full force and effect and (subject to (i) the application of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar law, now or hereafter in effect, affecting creditors rights generally and (ii) the application of general principles of equity) binding against Cineplex Odeon and, to the Knowledge of Cineplex Odeon, the other parties to such Cineplex Odeon Contracts in accordance with their respective terms, and (b) there has not occurred any material default or breach or event which, with the giving of notice or lapse of time, or both, would constitute a material default or breach under any of them. No officer or director of Cineplex Odeon, and no shareholder of Cineplex Odeon that owns directly or indirectly 10% or more of the outstanding equity of Cineplex Odeon, nor any Affiliate of any such officer, director or shareholder, is a party to any such Cineplex Odeon Contract as lessor, landlord, supplier or in any other capacity except as noted on the Cineplex Odeon Reports.
Section 2.18.	Insurance
 .  All of the material assets of each of Cineplex Odeon and the
Cineplex Odeon Subsidiaries that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and tangible assets in amounts, scope and coverage that are consistent with prudent industry practice. Neither Cineplex Odeon nor any Cineplex Odeon Subsidiary is in default in any material respect with respect to its obligations under any material insurance policy maintained by it.
Section 2.18 of the Cineplex Odeon Disclosure Statement sets forth a list of all insurance coverage carried by Cineplex Odeon and the Cineplex Odeon Subsidiaries, including the carrier, the terms and the amount of coverage.
All such policies and other instruments are in full force and effect and all premiums due and payable with respect thereto have been paid. Except to the extent that the failure to do so would not have a Cineplex Odeon Material Adverse Effect, neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies or has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and, except as aforesaid, there are no material claims by Cineplex Odeon or any Cineplex Odeon Subsidiary under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has received notice of any pending or threatened termination of any of such policies or any material premium increases for the current policy period with respect to any of such policies.
Section 2.19.	Interested Party Transactions
 .  Except as set forth in the Cineplex Odeon Reports and as contemplated by the Transactions, since the date of Cineplex Odeon's Proxy Statement dated May 26, 1997 no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC or that would constitute related party transactions subject to the requirements of Sections 18 and 20 of Ontario Securities Commission Policy 9.1 promulgated as a rule pursuant to the Securities Act (Ontario).
Section 2.20.	Expenses
 . Cineplex Odeon has provided to LTM a good faith estimate and description of the expenses that Cineplex Odeon expects to incur, or has incurred, in connection with the Transactions, and Cineplex Odeon will promptly notify LTM if it believes that Cineplex Odeon will incur expenses materially in excess of such amount in connection with the Transactions.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LTM
Except as set forth in the disclosure statement delivered at or prior to the execution hereof to Cineplex Odeon (the "LTM Disclosure Statement"), LTM represents and warrants to Cineplex Odeon as follows:
Section 3.1.  	Existence; Good Standing; Corporate Authority;
Compliance with Law
 .  LTM is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.  LTM is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a LTM Material Adverse Effect. LTM has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of LTM's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a LTM Material Adverse Effect. Neither LTM nor any of the LTM Subsidiaries is in violation of any order of any court, Governmental Entity or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which LTM or any LTM Subsidiary or any of their respective properties or assets is subject, where such violation would have a LTM Material Adverse Effect. LTM and the LTM Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have a LTM Material Adverse Effect. The copies of LTM's Certificate and Bylaws attached as exhibits to the LTM Disclosure Statement are complete, true and correct.
Section 3.2.  	Authorization, Validity and Effect of Agreements
 .  LTM has the requisite corporate power and authority to execute and deliver each of the Documents to which it is a party and all agreements and documents contemplated thereby to which it is a party, and the consummation by LTM of the Transactions to which it is a party has been duly authorized by all requisite corporate action on the part of LTM, including, without limitation, all requisite approvals of the Board of Directors of LTM and any special or other committee thereof. LTM has previously delivered to Cineplex Odeon copies of resolutions adopted by unanimous vote of the Board of Directors of LTM authorizing LTM to execute and deliver the Documents to which it is a party and to consummate the Transactions, and, since the adoption thereof, such resolutions have not been amended, modified or withdrawn in any manner through the date of this Agreement. The Documents to which it is a party constitute (or in the case of the LTM Charter will at the Closing constitute), and all agreements and documents contemplated thereby to which it is a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of LTM, enforceable against LTM in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.
Section 3.3.  	Capitalization
 .  (a)  As of the date hereof, the authorized capital stock of LTM consists of 1,000 shares of Common Stock, US$.01 par value per share, of which 972 shares are issued and outstanding. All of such issued and outstanding shares of LTM Common Stock are duly authorized, validly issued, fully paid, nonassessible and free of preemptive rights.
(b)	As of the Closing, the authorized capital stock of LTM will
consist of 3,000,000,000 shares of LTM Common Stock, 100,000,000 shares of LTM Non-Voting Common Stock and 100,000,000 shares of LTM Preferred Stock. As of the Closing (including issuances made in connection with the Arrangement and the transactions contemplated by this Agreement (but before giving effect to any Equity Offering and assuming no Cineplex Odeon shareholders exercise dissenters rights)), there will be 441,248,294 shares of LTM Common Stock issued and outstanding, 11,188,212 shares of LTM Non-Voting Common Stock issued and outstanding and no shares of LTM Preferred Stock issued and outstanding, subject to the redemption of Cineplex Odeon capital stock as a consequence of the exercise of dissenting shareholders' rights. As of the Closing, all issued and outstanding shares of LTM Common Stock (including the shares of LTM Common Stock to be issued pursuant to the Arrangement and the other Transactions) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or any Encumbrances created by SPE or LTM or any of their respective Affiliates.
(c)	LTM does not have and, as of the Closing, LTM will not have
any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of LTM on any matter. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate LTM or any LTM Subsidiary to issue, transfer or sell any shares of capital stock of LTM or any LTM Subsidiary.
Section 3.4.  	Subsidiaries
 .  LTM owns directly or indirectly all of the outstanding shares of capital stock of each of LTM's Subsidiaries (other than the Transferred SPE Subsidiaries). Each of the outstanding shares of capital stock of each of the LTM Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and (except for the capital stock of the Transferred SPE Subsidiaries) is owned, directly or indirectly, by LTM free and clear of all Encumbrances other than Encumbrances imposed by local law the enforcement of which would not have a LTM Material Adverse Effect. The following information for each LTM Subsidiary is set forth on Section 3.4 of the LTM Disclosure Statement, if applicable: (a) its name and jurisdiction of incorporation, formation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares (and options, warrants or other rights for purchase of shares) of capital stock or share capital (and, with respect to partnerships, joint ventures, limited liability companies and similar alternative business entities, analogous information). LTM has previously provided to Cineplex Odeon true and complete copies of the charter documents and bylaws for each of LTM's Significant Subsidiaries. Other than as contemplated by the Documents, there are no options, warrants, calls or other rights, agreements or commitments currently outstanding obligating any Subsidiary of LTM to issue, deliver or sell any shares or debt securities, or obligating any Subsidiary of LTM to grant, extend or enter into any option, warrant, call or other such right, agreement or commitment to issue, deliver or sell any equity or debt securities. There are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote (or that are convertible into or exercisable for securities having the right to vote)
on any matters on which the shareholders of any Subsidiary of LTM may vote.
Section 3.5.  	Other Interests
 .  Except for interests in the LTM Subsidiaries, neither LTM nor any LTM Subsidiary owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.
Section 3.6.  	No Violation
 .  Neither the execution and delivery by LTM of the Documents to which it is a party, nor the consummation by LTM of the Transactions contemplated thereby to which it is a party in accordance with the terms thereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of LTM; (ii) either (a) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default)
under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the material properties of LTM or the LTM Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which LTM or any of the LTM Subsidiaries is a party, or by which LTM or any of the LTM Subsidiaries or any of their properties is bound or affected (except to the extent any of the effects described in this clause
(ii) would not (x) have a LTM Material Adverse Effect, (y) impair the ability of LTM to perform its obligations under the Documents in any material respect or (z) delay in any material respect or prevent the consummation of the Transactions); or (iii) other than the Regulatory Filings listed in the LTM Disclosure Statement, require, to the extent applicable to LTM, any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make that would (x) have a LTM Material Adverse Effect, (y) impair the ability of LTM to perform its obligations under the Documents in any material respect or (z) delay in any material respect or prevent the consummation of the Transactions.
Section 3.7.  	Financial Statements
 .  (a)  LTM has previously furnished Cineplex Odeon with the combined statements of income, shareholders' equity and cash flows of LTM and its consolidated Subsidiaries and the Transferred SPE Subsidiaries for the twelve months ended February 28, 1995, February 29, 1996, February 28, 1997
and March 31, 1997 and the combined balance sheet of LTM and its consolidated Subsidiaries and the Transferred SPE Subsidiaries as of such dates (all such financial statements being collectively referred to herein as the "LTM Financial Statements"). The LTM Financial Statements (including the audited financial statements required to be delivered pursuant to Section 6.9(a))
(i) are in accordance with the books and records of LTM, (ii) have been prepared in accordance with GAAP consistently applied (except that such unaudited financial statements do not contain all of the footnotes and do not reflect provisions for income taxes on a stand-alone basis as required under
GAAP) and (iii) fairly present in all material respects the combined financial position of LTM and its consolidated Subsidiaries and the Transferred SPE Subsidiaries as of February 28, 1995, February 29, 1996, February 28, 1997 and March 31, 1997 and the combined results of their operations and cash flows for the twelve months ended February 28, 1995, February 28, 1996, February 28,
1997 and March 31, 1997 (subject, in the case of such unaudited financial statements, to normal year-end audit adjustments). Except as and to the extent set forth on the combined balance sheet of LTM and the LTM Subsidiaries at March 31, 1997, including all notes thereto, or as set forth in the LTM Disclosure Statement, neither LTM nor any of the LTM Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (i) as contemplated by or resulting from this Agreement or the Transactions, or (ii) that would not have a LTM Material Adverse Effect.
(b)	Attached as Section 3.7(b) of the LTM Disclosure Statement
are true and accurate copies of (1) a Cash Flow Statement for each motion picture theater owned or operated by LTM or any LTM Subsidiary (the "LTM Theaters"), in the aggregate and on a theater-by-theater basis for the twelve months ended March 31, 1997, (2) EBITDA Statements of LTM, in each case for the twelve months ended March 31, 1997, and (3) a statement showing LTM's Qualified Tangible Net Worth as of March 31, 1997. LTM represents and warrants that the Consolidated EBITDA and Adjusted EBITDA of LTM for such twelve-month period and that its Qualified Tangible Net Worth as of March 31, 1997 were as set forth on Section 3.7(b) of the LTM Disclosure Statement. LTM has delivered to Cineplex Odeon true and accurate copies of the following statements used in the determination of Adjusted EBITDA and Qualified Tangible Net Worth:
(i)	a statement listing each theater that has been disposed of
during the twelve-month period ended March 31, 1997, such theater's date of disposition and the related Cash Flow of such theater from April 1, 1996 through the earlier of (A) one month after its date of disposition and
(B) March 31, 1997;
(ii)	a statement listing each theater that has been or is
projected, as of the date of this Agreement, to be closed or disposed of subsequent to March 31, 1997 but prior to the Closing Date (the "LTM Negative Theaters"), the actual or, to the extent known, projected closing or disposition date, as the case may be, and, to the extent known, any material terms applicable to such disposition, and setting forth the related Cash Flow of such theater for the twelve months ended March 31, 1997;
(iii)	a statement listing each theater opened after April 1, 1996
and before March 31, 1997 and the Cash Flow generated by such theater during the period from its opening through March 31, 1997 and the projected Cash Flow for such theater for its first full year of operation;
(iv)	a statement listing each capital lease or other agreement
pursuant to which LTM or any LTM Subsidiary had outstanding a Capital Lease Obligation at March 31, 1997 and, with respect to each such lease or agreement, (A) the amount of payments thereunder during the twelve months ended March 31, 1997, (B) the amount of payments thereunder during the twelve months ended March 31, 1997 that relates to real property, (C) the amount of the obligation in respect thereof as reflected on the balance sheet of LTM at March 31, 1997 and (D) whether such lease or other agreement relates to real property or equipment;
(v)	a statement listing each component of Debt, including
maturity date, interest rate, payment terms, assets pledged as security (if any), leasehold mortgages secured by leases (if any) and outstanding balance as of March 31, 1997;
(vi)	a statement listing and fairly presenting in all material
respects each component of Net Working Capital as of March 31, 1997;
(vii)	a Construction Work in Progress Statement; and
(viii)	the Cash Flow for the twelve months ended March 31,
1997 of the theaters listed on Section 3.7(b)(viii) of the LTM Disclosure Statement (the "Indianapolis Theaters").
Each of the foregoing statements as described herein is complete and fairly presents such data for the periods or dates indicated and contains all customary year-end adjustments.
Section 3.8.  	Litigation
 .  There are no actions, suits, proceedings or investigations pending against LTM or the LTM Subsidiaries or, to the Knowledge of LTM, threatened against LTM or the LTM Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that would have a LTM Material Adverse Effect.
Section 3.9.  	Absence of Certain Changes
 .  Except as otherwise contemplated by this Agreement or resulting from the Transactions, since March 31, 1997, (a) LTM and the LTM Subsidiaries have conducted their respective businesses, only in the ordinary course of such business, (b) except for (i) facts and circumstances affecting the economy as a whole, (ii) facts and circumstances affecting the motion picture industry generally, or (iii) adverse changes in Cash Flow per screen from sales of tickets and concession items, there has not been a LTM Material Adverse Effect, and (c) there has not been (x) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or (y) any material change in its accounting principles, practices or methods. Neither LTM nor any LTM Subsidiary has deferred any material expenses or accelerated any material income, other than in the ordinary course of business in accordance with GAAP consistently applied, in contemplation of the Transactions.
Section 3.10.	Taxes
 .  Except where the failure to do so would not have a LTM Material
Adverse Effect, LTM and each of the LTM Subsidiaries (i) has timely filed all United States federal, state and material foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are correct and complete in all respects, (ii) has paid or accrued in the LTM Financial Statements all Taxes payable for all periods covered by such returns,
(iii) has properly accrued in the LTM Financial Statements all Taxes for periods subsequent to the periods covered by such returns, and (iv) has "open" years for United States federal income tax returns only as set forth in the
LTM Disclosure Statement. Correct and complete copies of all tax returns, including schedules thereto, filed by LTM and the LTM Subsidiaries or the portions of tax returns relating solely to LTM or any LTM Subsidiary in the case of tax returns filed on behalf of LTM or any LTM Subsidiary by any affiliated, combined or unitary group which included any corporation other than LTM or any LTM Subsidiary, in respect of the last three completed fiscal years with all regulatory authorities, all assessments or reassessments in respect of such years, all waivers in respect of such years or any other periods and all written communications and other documents relating thereto have been made available to Cineplex Odeon prior to the date of this
Agreement. Except where the failure to do so would not have a LTM Material Adverse Effect, LTM and the LTM Subsidiaries have withheld, collected and remitted all amounts required to be withheld, collected or remitted by them in respect of any Taxes, including any such Taxes in respect of payments made to any past or present employees, officers or directors, and to any persons not resident in the United States, to the proper tax or other receiving officers within the time prescribed under any applicable legislation.
Section 3.11.	Employee Benefit Plans
 .  (a)  Definitions.  For purposes of this Agreement, the
following terms shall have the meanings set forth below:
"LTM Benefit Plan" means each Benefit Plan (other than a LTM
Employee Agreement) which is currently in effect and which is or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of
Section 4201 of ERISA) has been incurred, by LTM or any LTM Subsidiary for the benefit of any LTM Employee, and pursuant to which LTM or any LTM Subsidiary has or may have any liability, contingent or otherwise.
"LTM Employee" means each current, former, or retired employee, officer, consultant, independent contractor, agent or director of LTM or any LTM Subsidiary (other than the LTM Excluded Employees).
"LTM Employee Agreement" means each management, employment,
severance, consulting, non-compete, confidentiality, or similar agreement or contract, whether written or oral, between LTM or any LTM Subsidiary and any LTM Employee pursuant to which LTM or any LTM Subsidiary has or may have any liability contingent or otherwise, in excess of US$100,000 in each instance. "LTM Excluded Employee" means each current, former or retired employee, officer, consultant, independent contractor, agent or director of Sony Corporation of America, Sony Plaza Inc. and LTMA, Inc. whose payroll is or has been processed through LTM.
"LTM Multi-Employer Plan" means each LTM Benefit Plan which is
"multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of
ERISA.
"LTM Welfare Plan" means each LTM Benefit Plan which is an
"employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.
(b)	Schedule.  Section 3.11(b) of the LTM Disclosure Statement
contains a true and complete list of each LTM Benefit Plan and each LTM Employee Agreement. Neither LTM nor any LTM Subsidiary has any plan or commitment, whether legally binding or not, to establish any new LTM Benefit Plan, to enter into any LTM Employee Agreement or to modify or to terminate any LTM Benefit Plan or LTM Employee Agreement (except to the extent required by law or to conform any such LTM Benefit Plan or LTM Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Cineplex Odeon, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to LTM Employees. Section 3.11(b)
of the LTM Disclosure Statement identifies each LTM Employee who received total compensation in excess of US$100,000 in connection with such employment in 1996 or is expected to receive at least such amount in 1997 as employment compensation.
(c)	Documents.  LTM has made available to Cineplex Odeon
(i) current, accurate and complete copies of all material documents embodying or relating to each LTM Benefit Plan and each LTM Employee Agreement, including all amendments thereto, and trust or funding agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each LTM Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each LTM Benefit Plan or related trust; (iv) a statement of alternative form of compliance pursuant to Department Regulation 2520.104-23, if any, filed for each LTM Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees; (v) the most recent determination letter received from the IRS, if any, for each LTM Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code;
(vi) if the LTM Benefit Plan is funded, the most recent annual and periodic accounting of LTM Benefit Plan assets; and (vii) the most recent summary plan description together with the most recent summary of material modifications, if any, required by ERISA with respect to each LTM Benefit Plan.
(d)	Compliance.  With respect to each LTM Benefit Plan, except
as would not have a LTM Material Adverse Effect (i) LTM and each LTM
Subsidiary have performed all obligations required to be performed by them under each LTM Benefit Plan and LTM Employee Agreement and neither LTM nor any LTM Subsidiary is in default under or in violation of, any LTM Benefit Plan,
(ii) each LTM Benefit Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, orders, rules and regulations, including but not limited to ERISA and the Code including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department; (iii) each LTM Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such LTM Benefit Plan is so qualified and that each trust forming a part of any such LTM Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iv) no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any LTM Benefit Plan; (v) no action or failure to act and no transaction or holding of any asset by, or with respect to, any LTM Benefit Plan has or may subject LTM or any LTM Subsidiary or any fiduciary to any tax, penalty or other liability, whether by way of indemnity or otherwise; (vi) there are no actions, proceedings, arbitrations, suits or claims pending, or to the Knowledge of LTM or any LTM Subsidiary, threatened or anticipated (other than routine claims for benefits) against LTM or any LTM Subsidiary or any administrator, trustee or other fiduciary of any LTM Benefit Plan with respect to any LTM Benefit
Plan or LTM Employee Agreement, or against any LTM Benefit Plan or against the assets of any LTM Benefit Plan; (vii) no event or transaction has occurred with respect to any LTM Benefit Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code; (viii) each LTM Benefit Plan can be amended, terminated or otherwise discontinued without liability to Cineplex Odeon or any LTM Subsidiary; (ix) LTM and each LTM Subsidiary have made all payments due and owing with respect to all periods through the date hereof; and (x) no LTM Benefit Plan is under audit or investigation by the
IRS, the Department or the PBGC, no such audit or investigation is pending and to the Knowledge of LTM and each LTM Subsidiary, no such audit or investigation is threatened.
(e)	Pension Plans.  Except as would not have a LTM Material
Adverse Effect neither LTM nor any LTM Subsidiary presently sponsors, maintains, contributes to, nor is LTM, any LTM Subsidiary required to contribute to, nor has LTM or any LTM Subsidiary ever sponsored, maintained, contributed to, or been required to contribute to, an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA.
(f)	LTM Multi-Employer Plans.  Except as would not have a LTM
Material Adverse Effect, as of the Closing Date, LTM and each LTM Subsidiary will not have completely or partially withdrawn from any LTM Multi-Employer Plan and will not be subject to any withdrawal liability as described in
Section 4201 of ERISA for withdrawals that have occurred on or prior to the Closing Date (including, without limitation, any withdrawal deemed to have occurred as a result of the Transactions). To the Knowledge of LTM or any LTM Subsidiary and with such exceptions as would not have a LTM Material Adverse Effect, (i) no LTM Multi-Employer Plan fails to qualify under Section 401(a)
of the Code, is insolvent or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA; and (ii) no condition exists which presents a risk of any LTM Multi-Employer Plan becoming insolvent or going into reorganization. Except as would not have a LTM Material Adverse Effect, no event has occurred that could result in a "partial withdrawal" under
Section 4205 of ERISA with respect to any LTM Multi-Employer Plan and neither LTM nor any LTM Subsidiary has any contingent liability under Section 4204 of ERISA.
(g)	No Post-Employment Obligations.  Except as would not have a
LTM Material Adverse Effect, neither LTM nor any LTM Subsidiary (i) maintains or contributes to any LTM Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other LTM Employee welfare benefits to any LTM Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code or Applicable Law; or
(ii) has ever represented, promised or contracted (whether in oral or written form) to any LTM Employee (either individually or to LTM Employees as a group) that such LTM Employee(s) would be provided with life insurance, medical, severance or other LTM Employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code or Applicable Law.
(h)	Effect of Transactions.  Section 3.11(h) of the LTM
Disclosure Statement contains a true and complete list of every LTM Benefit Plan and every LTM Employee Agreement with respect to which payments or benefits under such plan or agreement would increase or accelerate by reason of the Transactions.  Except as would not have a LTM Material Adverse Effect,
(i) the execution of this Agreement and the performance by LTM of its obligations hereunder will not (either alone or upon the occurrence of any additional or subsequent events) (x) constitute an event under any LTM Benefit Plan, LTM Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any LTM Employee, or (y) result in the triggering or imposition of any restrictions or limitations on the right of
LTM or any LTM Subsidiary to amend or terminate any LTM Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to Applicable Law and applicable taxes; and
(ii) no payment or benefit which will or may be made by LTM, any LTM Subsidiary, or any of their respective affiliates, with respect to any LTM Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.
(i)	Employment Matters.  Except as would not have a LTM Material
Adverse Effect, LTM and each LTM Subsidiary (i) is in compliance with all applicable United States federal, state and local laws, rules and regulations and foreign national, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to LTM Employees; (ii) has withheld and remitted all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to LTM Employees;
(iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable (other than for amounts accrued but not yet payable) for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for LTM Employees.
(j)	Labor.  Except as would not have a LTM Material Adverse
Effect or as otherwise disclosed in the LTM Disclosure Statement, no work stoppage or labor strike against LTM or any LTM Subsidiary by LTM Employees is pending, or to the Knowledge of LTM, threatened. Except as disclosed in the LTM Disclosure Statement or as would not otherwise have a LTM Material Adverse Effect, neither LTM nor any LTM Subsidiary (i) is involved in or, to the Knowledge of LTM, threatened with any labor dispute, grievance, or litigation relating to labor matters involving any LTM Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor
Act or any other similar applicable legislation; or (iii) is presently, or has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to LTM Employees and no such agreement or contract is currently being negotiated by LTM or any LTM Subsidiary. Except as disclosed on the LTM Disclosure Statement, no LTM Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such LTM Employees are ongoing or, to the Knowledge of LTM, threatened.
(k)	501(c)(9) Trust.  Except as would not have a LTM Material
Adverse Effect, no LTM Benefit Plan or LTM Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.
(l)	Welfare Plan Funding.  Except as would not have a LTM
Material Adverse Effect, with respect to each LTM Welfare Plan, all material claims incurred (including claims incurred but not reported) by LTM Employees thereunder for which LTM is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with an HMO pursuant to which the HMO bears the liability for such claims; or
(iii) reflected as a liability or accrued for on the LTM Financial Statements to the extent required by GAAP.
Section 3.12.	No Brokers
 .  Neither LTM nor any LTM Subsidiary has entered into any
contract, arrangement or understanding with any person or firm that may result in the obligation of LTM, any LTM Subsidiary or Cineplex Odeon to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, any of the other Documents or the consummation of the transactions contemplated hereby or thereby. LTM is not aware of any claim against LTM for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, any of the other Documents or the consummation of the Transactions.
Section 3.13.	Cineplex Odeon Stock Ownership
 .  Neither SPE or LTM, nor any of their respective Subsidiaries or
Affiliates, owns any Cineplex Odeon Common Shares or other securities convertible into Cineplex Odeon Common Shares.
Section 3.14.	Environmental Matters
 .  (a)  Except as set forth in Section 3.14 of the LTM Disclosure
Statement or as would not have a LTM Material Adverse Effect:
(i)	each of LTM and the LTM Subsidiaries has been and is in
compliance in all respects with all applicable Environmental Laws;
(ii)	each of LTM and the LTM Subsidiaries has obtained, and is in compliance with, all Environmental Permits, including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances;
(iii)	to the Knowledge of LTM, the LTM Real Properties are free of any Hazardous Substances (except those present, maintained, used, stored, discharged or released in compliance in all respects with Environmental Laws) and free of all contamination, including, but not limited to groundwater contamination, arising from, relating to, or resulting from any Hazardous Substances, that exceeds any applicable clean-up levels or any level at which any report or other action by LTM or any LTM Subsidiary is required under any applicable Environmental Laws;
(iv)	there are no claims, notices, civil, criminal or
administrative actions, suits, orders or proceedings pending or, to the Knowledge of LTM, threatened against LTM or any LTM Subsidiary that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits, and, to the Knowledge of LTM, there are no investigations pending or threatened against LTM or any LTM Subsidiary that are based on or related to any Environmental Matters or the failure to have any Environmental Permits;
(v)	to the Knowledge of LTM, there are no past or present
conditions, events or circumstances, (a) that may reasonably be expected to interfere with or prevent continued material compliance by any of LTM or the LTM Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (b) that may reasonably be expected to give rise to any liability or other obligation under any Environmental Laws that may require any of LTM or the LTM Subsidiaries to incur any Environmental Costs, or (c) that may reasonably be expected to form the basis of any claim, action, suit, order, proceeding, hearing, investigation or inquiry against or involving any of LTM or the LTM Subsidiaries based on or related to any Environmental Matter or which could reasonably be expected to require any of LTM and the LTM Subsidiaries to incur any Environmental Costs; and
(vi)	except to the extent such request or requirement has been
fully complied with, since January 1, 1990, neither LTM nor any LTM Subsidiary has been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.
(b)	LTM has made available to Cineplex Odeon each environmental
audit, assessment, study, report or other information relating in any material respect to LTM or any LTM Subsidiary in the possession or under the control of LTM or any LTM Subsidiary.
Section 3.15.	Real Property; Leases
 . (a) Section 3.15(a) of the LTM Disclosure Statement lists all real property leased by LTM and all LTM Subsidiaries (the "LTM Leased Real Properties") and all real property owned by LTM and all LTM Subsidiaries (the "LTM Owned Real Properties," and together with the LTM Leased Real Properties, the "LTM Real Properties"). For each LTM Leased Real Property, Section 3.15(a) of the LTM Disclosure Statement sets forth the following information as at the date of this Agreement: (i) the address of the property; (ii) the name of the landlord, manager or payee, as appropriate; (iii) the name of the tenant;
(iv) the date of the lease and all amendments thereto; (v) the current expiration date of such lease; (vi) any options to extend the term of such lease; (vii) if a theater site, the number of screens at such theater;
(viii) whether the theaters on such site are operating or non-operating;
(ix) whether the landlord's consent is required as a result of the Transactions; (x) any landlord right to terminate the lease (other than arising from a default, casualty, or condemnation); (xi) with respect solely to those theaters located in markets where Cineplex Odeon has theaters, any tenant radius restrictions set forth in such lease; (xii) whether the landlord has sent to the tenant under such lease a notice of default or a notice of termination of such lease which remains uncured; (xiii) whether the tenant under such lease is obligated to purchase such property; (xiv) whether such lease is required to be accounted for under GAAP as a capitalized lease;
(xv) whether there are any leasehold mortgages secured by such lease and whether the consent of the mortgagee is required in connection with the Transactions; and (xvi) whether the rent, common area charges, taxes or other payments due under such lease are in arrears in excess of 60 days. For each LTM Owned Real Property, Section 3.15(a) of the LTM Disclosure Statement lists as at the date of this Agreement: (i) the address for each such property and
(ii) whether the consent of any mortgage or lien holder of such property is required as a result of the Transactions. Except for such exceptions as would not have a LTM Material Adverse Effect and except for (A) the items set forth in Section 3.15(a) of the LTM Disclosure Statement; (B) zoning and planning restrictions, easements, permits and other restrictions or limitations of public record affecting the use of such properties; provided that, individually and in the aggregate, such restrictions, easements and permits do not materially impair the use of such properties as motion picture theaters or for such other purposes as such properties are currently being used;
(C) mechanic's liens or other similar Encumbrances arising in the ordinary course of business and securing obligations not yet due and payable; and
(D) other Encumbrances that individually and in the aggregate do not materially impair the ability of the owner to obtain financing by using such assets as collateral, (I) LTM and the LTM Subsidiaries have good and marketable and insurable title to the LTM Owned Real Properties, (II) such properties are free and clear of all mortgages, liens, leases, tenancies, security interests, options to purchase or lease and rights of first refusal and (III) except for any matter of public record affecting the use of such properties, such properties are free and clear of all covenants, conditions, Encumbrances, restrictions, rights-of-way, easements, servitudes, judgments or other imperfections of title. The items listed in subsections (A) through
(D) above are hereinafter collectively referred to as the "LTM Permitted Encumbrances." With respect to the LTM Leased Real Properties, to the Knowledge of LTM all such leases are in full force and effect. Except for such exceptions as would not have a LTM Material Adverse Effect, (i) all such leases are the result of bona-fide arm's-length negotiations between the parties and (ii) LTM and the LTM Subsidiaries are not in arrears in the payment of rents, common area charges, real estate taxes or other amounts due under any such leases in excess of 60 days. As at the date of this Agreement, except for such exceptions as would not have a LTM Material Adverse Effect, with respect to each LTM Leased Real Property, so long as the tenant performs all of its obligations under such lease within applicable notice and grace periods, (i) the rights of LTM or any LTM Subsidiary under such lease cannot be legally terminated by the landlord thereof and (ii) LTM's or such Subsidiary's possession of such LTM Leased Real Property and the use and enjoyment thereof cannot be legally disturbed by any landlord. Except for such exceptions as would not have a LTM Material Adverse Effect, LTM is not obligated to purchase any LTM Leased Real Property, and no LTM Leased Real Property is required to be accounted for under GAAP as a capitalized lease.
To the Knowledge of LTM, except for such exceptions as would not have a LTM Material Adverse Effect, there are no intended public improvements that will result in any material charge being levied against, or in the creation of any Encumbrances upon the LTM Owned Real Properties or any portion thereof, and there are no options, rights of first refusal, rights of first offer or other similar rights with respect to the LTM Owned Real Properties.
(b)	The leases pursuant to which LTM or any LTM Subsidiary
leases or has the right to possess the LTM Leased Real Properties have not been amended or modified since March 31, 1996, except as set forth in Section 3.15(a) of the LTM Disclosure Statement, except where such amendment or modification would not have a LTM Material Adverse Effect.
(c)	Except for such exceptions as would not have a LTM Material
Adverse Effect:
(i)	LTM or a LTM Subsidiary is the owner of, and no other
person, firm or corporation has any interest as owner in or to, or any right to occupancy in, any LTM Owned Real Property;
(ii)	LTM or any LTM Subsidiary is the tenant or lessee with
respect to, and no other person, firm or corporation has any interest as tenant or lessee in or to, or any right to occupancy in, any LTM Leased Real Property;
(iii)	there are no persons, firms or corporations currently in
possession of the LTM Real Properties other than LTM and the LTM Subsidiaries, nor are there any leases, subleases, licenses, concessions or other agreements permitting anyone other than LTM and the LTM Subsidiaries, to use, manage, occupy or possess any LTM Real Property or any part thereof;
(iv)	(A) neither LTM nor any LTM Subsidiary has received any
written notes or notices of violation of law or local or municipal ordinances or orders, or regulations, presently noted in or issued by federal, state, local or municipal departments having jurisdiction against or affecting any of the LTM Real Properties that remain uncured and (B) to the Knowledge of LTM, the current maintenance, operation, use and occupancy of the LTM Real Properties does not violate any building, zoning, health, environmental, fire or similar law, ordinance, order or regulation (other than the ADA and comparable state and municipal legislation) or the terms and conditions of any of the applicable leases;
(v)	to the Knowledge of LTM, the LTM Real Properties do not
violate the provisions of the ADA and comparable state and municipal legislation based upon the reasonable interpretation and understanding of LTM of the provisions of the ADA and such other legislation and any reference to compliance with laws, or any reference to like effect, contained in this Agreement with respect to the LTM Real Properties shall, solely as it relates to compliance with the ADA, be deemed to be qualified to the Knowledge of LTM in addition to any other qualifications set forth in this Agreement as may be applicable, and neither LTM nor any LTM Subsidiary has received any written notice of violation of the ADA and/or any comparable state and municipal legislation against or affecting the LTM Real Properties that remain uncured;
(vi)	(A) neither LTM nor any LTM Subsidiary has received written
notice of its failure to obtain any necessary certificate of occupancy (or similar permit) for use of each of the theaters located on the LTM Real Properties as a motion picture theater, (B) to LTM's Knowledge, either LTM or a LTM Subsidiary possesses the certificate of occupancy and all other certificates, approvals, permits and licenses from any Governmental Entity having jurisdiction over such theaters that are necessary to permit the lawful use and operation of such theaters as motion picture theaters (the "LTM Permits"), and all of the same are valid and in full force and effect and
(C) to the Knowledge of LTM, there exists no threatened revocation of any certificate of occupancy or any of the LTM Permits;
(vii)	neither LTM nor any LTM Subsidiary has received any written
notice that it has failed to obtain any necessary sign permits, illuminated sign permits, and marquee permits from the appropriate Governmental Entity having jurisdiction over existing signs and marquees at the LTM Real Properties, and to the Knowledge of LTM, such permits are valid and in full force and effect and there exists no threatened revocation of any such permits.
(viii)	LTM has no Knowledge of any action pending or
threatened to adversely change the zoning or building ordinances affecting any of the LTM Real Properties, or of any pending or threatened condemnation of any of the LTM Real Properties;
(ix)	neither LTM nor any LTM Subsidiary has received any written
notice from any insurance carrier of any work required to be performed at any theater located on the LTM Real Properties or the real property on which such theater is located that has not been performed as of the date hereof or of any defects or inadequacies in a LTM Theatre that have not been corrected as of the date hereof and which if not corrected could result in termination of insurance coverage or a material increase in the cost thereof;
(x)	with respect to all operating LTM Theatres, all water,
sewer, gas, electricity, telephone and other utilities required for the operation of each such theater located on a LTM Real Property are installed and operating and all installations and connection charges charged to LTM or any LTM Subsidiary pursuant to applicable invoices that are not the subject of a good faith dispute have been paid in full and any installation and connection charges that are properly charges to LTM or such LTM Subsidiary after the date hereof and prior to the Closing Date shall be paid in full except, in each case, for payments that are current and will be paid in the ordinary course of business; and
(xi)	LTM has delivered to Cineplex Odeon a Construction Work in
Progress Statement.
Section 3.16.	Operating Assets
 .  Except for such exceptions as would not have a LTM Material
Adverse Effect, (a) LTM has good and marketable title or leasehold title or a valid license to all of the personal property used, or held for use, in connection with the theaters operated on the LTM Real Properties (other than gaming and vending machines used in the ordinary course of business), subject to no Encumbrance other than LTM Permitted Encumbrances; (b) no financing statement under the Uniform Commercial Code or any similar applicable statute has been filed in any jurisdiction except as contemplated in the LTM
Disclosure Statement, and neither LTM nor any LTM Subsidiary has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement; (c) each theater located on a LTM Real Property and each of the items of personal property used or held for use in, or in connection with, each such theater, including without limitation, seating, projection equipment and screens, are in good operating condition, subject to normal wear and tear, and are fit for the use for which they are intended and to which they are presently devoted; (d)
except for closed theaters, each theater located on a LTM Real Property, together with the related items of personal property located therein, constitutes a fully operable motion picture theater and is sufficient to permit LTM to operate the business as currently being conducted therein; and
(e) except as contemplated by this Agreement, since March 31, 1997, neither
LTM nor any LTM Subsidiary has sold, removed or transferred any equipment or property from any such theater located on a LTM Real Property, except in the ordinary course of business and so long as such equipment or property has been replaced prior to the date hereof.
Section 3.17.	Contracts
 .  Section 3.17 of the LTM Disclosure Statement set forth a true and complete statement of all contracts, agreements, leases (other than leases with respect to the LTM Leased Real Property and film rental contracts in the ordinary course of business), mortgages, notes, bonds, indentures, licenses, intellectual property rights and other obligations, oral or written, express or implied, involving the payment (or the provision of goods and/or services having value) in each case of more than US$500,000 per annum to which LTM or any LTM Subsidiary is bound as of the date of this Agreement, including, without limitation, contracts relating to employment, collective bargaining, consultants, independent contractors, agents, advertising, concessions, as well as contracts relating to any partnerships and joint ventures and contracts restricting the ability to operate theaters in any geographic area (collectively, the "LTM Contracts"), excluding (a) those that are terminable without penalty by LTM within 30 days upon the giving of notice and (b) those directly relating to the construction of theaters currently under construction, or with respect to which construction is pending, planned, contemplated or under study as set forth on LTM's Construction Work in
Progress Statement; such statement sets forth with respect to each LTM
Contract the names of the parties thereto. True and complete copies of all of the LTM Contracts, or, in the case of oral LTM Contracts, true and complete descriptions thereof, have been made available to Cineplex Odeon.
Section 3.17 of the LTM Disclosure Statement summarizes the material terms of each LTM Contract that provides for (a) the payment of refunds or similar arrangements if specified conditions are not satisfied or the volume of specified services provided during a reference period is not continued at minimum levels and/or (b) supplemental payments if specified conditions are satisfied or the volume of specified services provided during a reference period exceeds a specified threshold. In addition to the foregoing, (x) prior to the date hereof, LTM has provided to Cineplex Odeon a summary of the material terms of the LTM Contracts and arrangements with SPE and SPE's Affiliates and the impact of such LTM Contracts and arrangements on LTM's Consolidated EBITDA during the twelve-month period ended March 31, 1997, and
(y) since March 31, 1997, there has been no material change in the material terms of such LTM Contracts and arrangements, including, without limitation, with respect to the exhibition of motion pictures. For purposes of clause (y) of the preceding sentence only, film rental contracts shall be deemed to be included within the definition of LTM Contracts. Except for such exceptions as would not have a LTM Material Adverse Effect, (a) the LTM Contracts are valid, existing and in full force and effect and (subject to (i) the application of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar law, now or hereafter in effect, affecting creditors rights generally and (ii) the application of general principles of equity) binding against LTM and, to the Knowledge of LTM, the other parties to such LTM Contracts in accordance with their respective terms, and (b) there has not occurred any material default or breach or event which, with the giving of notice or lapse of time, or both, would constitute a material default or breach under any of them. No officer or director of LTM nor any Affiliate of any such officer, director or shareholder, is a party to any such LTM Contract as lessor, landlord, supplier or in any other capacity except as noted on the LTM Disclosure Statement.
Section 3.18.	Insurance
 .  All of the material assets of each of LTM and the LTM
Subsidiaries that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and tangible assets in amounts, scope and coverage that are consistent with prudent industry practice.  Neither LTM nor any LTM Subsidiary is in default in any material respect with respect to its obligations under any material insurance policy maintained by it. Section 3.18 of the LTM Disclosure Statement sets forth a list of all insurance coverage carried by LTM and the LTM Subsidiaries, including the carrier, the terms and the amount of coverage. All such policies and other instruments are in full force and effect and all premiums due and payable with respect thereto have been paid. Except to the extent that failure to do so would not have a LTM Material Adverse Effect, neither LTM nor any LTM Subsidiary has failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies or has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and, except as aforesaid, there are no material claims by LTM or any LTM Subsidiary under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Neither LTM nor any LTM Subsidiary has received notice of any pending or threatened termination of any of such policies or any material premium increases for the current policy period with respect to any of such policies.
Section 3.19.	Related Party Transactions
 .  Section 3.19 of the LTM Disclosure Statement contains a summary of all contracts (whether oral or written), agreements, transactions or other arrangements (including those relating to the provision of any services or the sale of any goods) since March 1, 1994 and all proposed contracts, agreements, transactions or other arrangements between LTM, any LTM Subsidiary or any Transferred SPE Subsidiary, on the one hand, and SPE or any of its Affiliates (other than LTM, any LTM Subsidiary and any Transferred SPE Subsidiary), on
the other hand, other than film booking agreements or arrangements, entered into in the ordinary course of business. Section 3.19 of the LTM Disclosure Statement also contains a summary of all contracts, agreements, transactions or other arrangements since March 1, 1994 and all proposed contracts, agreements, transactions or other arrangements between LTM, any LTM Subsidiary or any Transferred SPE Subsidiary, on the one hand, and any current or former director or officer of SPE or any of its Affiliates (other than LTM, any LTM Subsidiary and any Transferred SPE Subsidiary) or any entity controlled by such current or former director or officer, on the other hand, other than employment agreements or arrangements or under employee benefit plans.
Section 3.20.	Expenses
 . LTM has provided to Cineplex Odeon a good faith estimate and description of the expenses that LTM expects to incur, or has incurred, in connection with the Transactions, and LTM will promptly notify Cineplex Odeon if it believes that LTM will incur expenses materially in excess of such amount in connection with the Transactions.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPE
SPE represents and warrants to Cineplex Odeon as follows:
Section 4.1.  	Existence; Good Standing; Corporate Authority
 .  SPE is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. SPE has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Neither SPE nor any of the Transferred SPE Subsidiaries is in violation of any order of any court, Governmental Entity or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which SPE or any of the Transferred SPE Subsidiaries or any of their respective properties or assets is subject that would prevent SPE from performing its obligations under the Documents in any material respect.
Section 4.2.  	Authorization, Validity and Effect of Agreements
 .  SPE has the requisite corporate power and authority to execute and deliver each of the Documents to which it is a party and all agreements and documents contemplated thereby to which it is a party. The consummation by SPE of the Transactions to which it is a party has been duly authorized by all requisite corporate action on the part of SPE, including, without limitation, all requisite approvals of the Board of Directors of SPE. The Documents to which it is a party constitute, and all agreements and documents contemplated thereby to which it is a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of SPE, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.
Section 4.3.  	No Violation
 .  Neither the execution and delivery by SPE of the Documents to which it is a party, nor the consummation by SPE of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of SPE; (ii) either (a) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon the Imax Leases or the Transferred SPE Subsidiaries or any of their assets under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation or court decree to which SPE or any of the Transferred SPE Subsidiaries is a party, or by which SPE or any of the Transferred SPE Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not (x) have a LTM Material Adverse Effect, (y) impair the ability of SPE to perform its obligations under the Documents in any material respect (an "SPE Material Adverse Effect") or
(z) delay in any material respect or prevent the consummation of the Transactions; or (iii) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a LTM or SPE Material Adverse Effect or delay in any material respect or prevent the consummation of the Transactions.
Section 4.4.  	Transferred SPE Subsidiaries
 .  (a)  SPE owns directly or indirectly all of the outstanding shares of capital stock or other equity interests of the Transferred SPE Subsidiaries(the "SPE Transferred Shares"). Each of the SPE Transferred Shares is owned, directly or indirectly, by Encumbrances. To the extent that the SPE Transfer is effected by a transfer by SPE to one or more LTM Subsidiaries of all the shares of stock owned directly or indirectly by SPE of the Transferred SPE Subsidiaries, such LTM Subsidiary or LTM Subsidiaries will have good and marketable title to the SPE Transferred Shares, free and clear of all Encumbrances other than LTM Permitted Encumbrances. To the extent that the SPE Transfer is effected by merging one or both of the Transferred SPE Subsidiaries with and into one or more LTM Subsidiaries in exchange for shares of LTM Common Stock, LTM or one or more of its Subsidiaries will have good and marketable title to all of the issued and outstanding shares of capital stock of the surviving corporation or corporations in such merger or mergers, free and clear of all Encumbrances other than LTM Permitted Encumbrances.
(b)	Each of the representations and warranties of LTM in
Sections 3.1, 3.7 through 3.11 and 3.14 through 3.19, insofar as they relate to the IMAX Leases and the Transferred SPE Subsidiaries, are true and correct.
Section 4.5.	Effects of Transactions
 . Immediately following the Closing, (a) all of the motion picture exhibition assets owned by SPE or its Affiliates and used in connection with or relating to SPE's motion picture exhibition business in the United States or Canada will be owned by LTM and/or LTM's Subsidiaries (including, without limitation, the Transferred SPE Subsidiaries), (b) neither SPE nor any affiliate thereof (other than LTM or any LTM Subsidiary) will own, operate or manage any motion picture theaters in the United States or Canada, and (c) except for liabilities for film booking arrangements and obligations and liabilities included in clauses (ii)(x) or (y) of the definition of Net Working Capital or Debt reflected in each case in LTM's Preliminary Closing Statement or arising under the Documents or with respect to which LTM is required to indemnify SPE or SPE's Affiliates in accordance with the Tax Sharing and Indemnity Agreement, neither LTM nor any LTM Subsidiary (including, without limitation, the Transferred SPE Subsidiaries) will have any obligation or liability, contingent or otherwise, owed to SPE or any Affiliate thereof (other than LTM and the LTM Subsidiaries).
ARTICLE V

CONDUCT OF BUSINESS PRIOR TO CLOSING
Section 5.1.  	Conduct of Business Prior to Closing
 .  (a)  Prior to the Closing Date except (i) as set forth in the
Cineplex Odeon Disclosure Statement or the LTM Disclosure Statement, as the case may be, (ii) as required or contemplated by the Documents or (iii) as otherwise permitted by Section 5.1(b), LTM shall, and shall cause each of the LTM Subsidiaries, SPE shall in respect of the assets subject to the Imax Leases and shall cause each of the Transferred SPE Subsidiaries and Cineplex Odeon shall, and shall cause each of the Cineplex Odeon Subsidiaries:
	(A)	to carry on their respective businesses in the usual,
regular and ordinary course in substantially the same manner as heretofore conducted including, without limitation:

	(i)	using their reasonable best efforts to negotiate and
enter into and performing its obligations (contemplated or otherwise) under agreements or leases to operate, develop or construct those theaters which are planned, contemplated, under study or pursuant to which construction has commenced or is pending, as described in the Construction Work in Progress Statements delivered pursuant to this Agreement; and

	(ii)	using their reasonable best efforts to preserve intact
their present business organizations and preserve their relationships with film studios, distributors, customers, suppliers and others having business dealings with them;

	(B)	except as contemplated in Section 2.7(b)(ii) of the Cineplex
Odeon Disclosure Statement or Section 3.7(b)(ii) of the LTM Disclosure Statement, as the case may be, or except as would not otherwise result in a Cineplex Odeon Material Adverse Effect or a LTM Material Adverse Effect, as the case may be, use their reasonable best efforts to:

	(i)	sell, close or otherwise dispose of the Cineplex Odeon
Negative Theatres or the LTM Negative Theatres;

	(ii)	maintain insurance coverages and its books, accounts
and records in the usual manner consistent with prior practices;

	(iii)	comply in all material respects with all laws,
ordinances and regulations of Governmental Entities applicable to it;

	(iv)	maintain and keep its properties and equipment in good
repair, working order and condition, ordinary wear and tear excepted; and

	(v)	perform in all material respects its obligations under
the leases with respect to the Cineplex Odeon Leased Real Properties and the LTM Leased Real Properties, as the case may be;

	(C)	not to, or not to propose to, as the case may be:

	(i)	amend its charter documents;

	(ii)	split, combine or reclassify its outstanding capital
stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or, other than, in each case, in accordance with such party's current cash management practices and in the ordinary course of business, declare, set aside or pay any dividend or other distribution payable in cash, stock or property; or

	(iii)	directly or indirectly redeem, purchase or otherwise
acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock;

	(iv)	issue, deliver or sell or agree to issue, deliver or
sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which its shareholders may vote or any option, rights or warrants to acquire, any securities convertible into, shares of capital stock other than, in the case of Cineplex Odeon, (a) Cineplex Odeon Common Shares pursuant to employment agreements or stock options as in effect on the date hereof and (b) shares of Cineplex Odeon Common Shares issued upon the exercise of stock options;

	(v)	acquire, develop, build or construct any new theaters,
or purchase, lease or otherwise acquire, directly or indirectly, an interest in any theaters or make any investment in any business or any corporation, partnership, association or other business organization or division thereof (other than an entity that is a wholly owned Subsidiary of such party as at the date hereof), other than, with respect to either Cineplex Odeon or LTM,
(a) those theaters described on their respective Construction Work in Progress Statements (b) pursuant to pre-existing contractual arrangements or (c) where the purchase price, financial commitment or investment (including, without limitation, any build-out commitments under a lease) does not exceed (1) US$25,000,000 on an individual basis or (2) US$75,000,000 in the aggregate in respect of all such acquisitions, investments or financial commitments;

	(vi)	directly or indirectly sell, close or otherwise
dispose of any theaters other than (a) the Cineplex Odeon Negative Theaters and the LTM Negative Theaters, as the case may be, (b) other theaters that by the terms of their respective leases expire or are terminated by the landlord in accordance with the term of any such leases, or (c) other theaters of which the Cash Flow for the twelve months ended March 31, 1997 does not exceed US$500,000 on an individual theater basis or US$2,000,000 in the aggregate for all such theaters;

	(vii)	borrow monies to finance the construction, development
or acquisition of theaters described in the Cineplex Odeon's or LTM's Construction Work in Progress Statement, as the case may be, or to finance the disposition of the Cineplex Odeon Negative Theaters or the LTM Negative Theaters, as the case may be, except (a) pursuant to bank commitments and lines of credit existing on the date hereof; (b) in the case of Cineplex Odeon and its Subsidiaries, pursuant to proposed bank commitments and lines of credit substantially on the terms set forth in Section 5.1(C)(vii) of the Cineplex Odeon Disclosure Statement; (c) in the case of LTM, pursuant proposed bank commitments and lines of credit substantially on the terms set forth in
Section 5.1(C)(vii) of the LTM Disclosure Statement; or (d) solely specifically to finance the acquisition, development or construction of such theaters, provided that any security therefor is limited to the theaters being financed;

	(viii)	other than in the ordinary course of business
consistent with past practice or as contemplated by the Cineplex Odeon Disclosure Statement or the LTM Disclosure Statement or this Agreement, amend or supplement any lease relating to the Cineplex Odeon Leased Real Properties or the LTM Leased Real Properties, as the case may be, so as to increase materially the obligations of the tenant, or decrease the obligations of the landlord under such lease;

	(ix)	grant increases in compensation payable to directors,
officers or employees, except in any of the foregoing cases (A) as required by Applicable Law or this Agreement; (B) in accordance with pre-existing contractual arrangements; (C) cash bonuses to employees specifically for past services rendered; or (D) in the ordinary course of business consistent with past practice;

	(x)	(A)  except as set forth in Section 5.1(a)(x) of the
LTM Disclosure Statement, employ the services of any individual who is not currently a member of senior management in a senior management capacity; (B) enter into a new written employment agreement with a member of senior management; (C) renew or amend any existing written employment agreement with a member of senior management, or (D) pay any bonus or other amount to any member of senior management as an inducement to maintain the ongoing services of such individual.

	(b)	Notwithstanding the provisions of Section 5.1(a), LTM
may and may permit the LTM Subsidiaries, and SPE may and may permit the Transferred SPE Subsidiaries, to do anything otherwise prohibited thereby with the prior written consent of Cineplex Odeon, not to be unreasonably withheld; provided, however, that no such consent granted by Cineplex Odeon shall be effective unless and until such consent is accompanied by delivery to LTM of evidence satisfactory to LTM that such consent will not result in a breach or violation of the Three Party Agreement (as defined in the Universal Subscription Agreement), and Cineplex Odeon may and may permit the Cineplex Odeon Subsidiaries to do anything otherwise prohibited by Section 5.1(a) with the prior written consent of LTM, not to be unreasonably withheld.

ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.1.  	Access and Information
 .  (a)   Each of Cineplex Odeon and LTM and their respective
Subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments, records and personnel (including, without limitation, consultants and agents) and ensure the cooperation of its personnel and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of United States or Canadian federal, provincial or state securities laws, and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the parties hereto shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreements dated September 24, 1996 (each a "Confidentiality Agreement").
(b)	SPE and the Transferred SPE Subsidiaries shall afford to
Cineplex Odeon and to its accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Closing Date to all of the properties, books, contracts, commitments, records and personnel relating to the Transferred SPE Subsidiaries and the Imax Leases and, during such period, shall furnish promptly to Cineplex Odeon all other information concerning the IMAX Leases and the business, properties, and personnel of the Transferred SPE Subsidiaries as Cineplex Odeon may reasonably request.
Section 6.2.  	Meetings of Shareholders
 .  Provided that the Board of Directors of Cineplex Odeon has not withdrawn its approval or recommendation of this Agreement or the Transactions, Cineplex Odeon will take all action necessary, including permitting and instructing its registrar and transfer agent to act as depository in connection with the Arrangement and timely mailing of the Proxy Statement, in accordance with Applicable Law and its Articles and Bylaws to convene a meeting of its shareholders (the "Cineplex Odeon Meeting") as promptly as practicable following the later of (x) the date on which the Interim Order is issued and (y) the date on which the Form S-4 is declared effective, to consider and vote upon the approval of the Arrangement as provided for in this Agreement and the transactions contemplated thereby. Subject to the exercise of its fiduciary duties, the Board of Directors of Cineplex Odeon shall recommend such approval and Cineplex Odeon shall take all necessary and appropriate lawful actions to solicit such approval. Cineplex Odeon and LTM shall, as the context may require, take all necessary action, prior to mailing the Proxy Statement, to ensure that (i) LTM shall have received a "comfort" letter from KPMG, independent auditors for Cineplex Odeon, dated the date of the Proxy Statement with respect to the financial statements of Cineplex Odeon included in the Proxy Statement, substantially in the form described in Section 7.3(b), and (ii) Cineplex Odeon shall have received a "comfort" letter from Price Waterhouse, L.L.P., independent public accountants for LTM, dated the date of the Proxy Statement, with respect to the financial statements of LTM and the LTM Subsidiaries included in the Proxy Statement, substantially in the form described in Section 7.2(b).
Section 6.3.  	Registration Statement/Proxy Statement/Prospectus
 .  LTM and Cineplex Odeon (i) shall cooperate and promptly
prepare, and LTM shall file with the SEC as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the LTM Common Stock, portions of which Registration Statement shall also serve as the proxy statement and management information circular (the "Proxy Statement") with respect to the Cineplex Odeon Meeting. LTM and Cineplex Odeon will cooperate in the preparation and filing with the SEC and the Canadian Securities Authorities of a Registration Statement on Form S-1 (the "Form S-1" and, together with the Form S-4, the "Registration Statements") and a prospectus prepared in accordance with Canadian Securities Laws (the "Prospectus") in respect of any Equity Offering. LTM shall use all reasonable efforts, and Cineplex Odeon shall cooperate with LTM, to have the Form S-4 declared effective by the SEC and the Prospectus accepted for filing and receipted by the Canadian Securities Authorities as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. LTM shall, as promptly as practicable, provide copies of any written comments received from the SEC and Canadian Securities Authorities with respect to the Registration Statements and the Prospectus to Cineplex Odeon and advise Cineplex Odeon of any oral comments with respect to the Registration Statements received from the SEC and with respect to the Prospectus received from Canadian Securities Authorities. LTM shall use its best efforts to obtain, prior to the effective date of the Registration Statements, all necessary provincial or state securities law or "Blue Sky" permits or approvals required to carry out the Transactions, and LTM shall pay all expenses incident thereto. LTM agrees that none of the information supplied or to be supplied by LTM for inclusion or incorporation by reference in the Registration Statements, the Proxy Statement or the Prospectus (i) in the case of the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Cineplex Odeon Meeting, or
(ii) in the case of each Registration Statement or the Prospectus and each amendment or supplement thereto, at the time it is filed or becomes effective, as applicable, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Cineplex Odeon agrees that none of the information supplied or to be supplied by Cineplex Odeon for inclusion or incorporation by reference in the Registration Statements, the Proxy Statement or the Prospectus (i) in the case of the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Cineplex Odeon Meeting, or, (ii) in the case of each Registration Statement and the Prospectus or any amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that (x) information concerning or related to LTM and the LTM Subsidiaries will be deemed to have been supplied by LTM, and
(y) information concerning or related to Cineplex Odeon, the Cineplex Odeon Subsidiaries, and the Cineplex Odeon Meeting shall be deemed to have been supplied by Cineplex Odeon. No amendment or supplement to the Proxy Statement, a Registration Statement or the Prospectus shall be made by LTM or Cineplex Odeon without the approval of the other affected party. LTM will advise Cineplex Odeon, promptly after it receives notice thereof, of the time when the Registration Statements have become effective or any supplement or amendment has been filed, and when a receipt has been issued for a Prospectus by a Canadian Securities Authority, the issuance of any stop order or cease-trade order, the suspension of the qualification of the shares of LTM Common Stock for offering or sale in any jurisdiction, or any request by the SEC or a Canadian Securities Authority for amendment of the Proxy Statement, a Registration Statement or the Prospectus or comments thereon and responses thereto or requests by the SEC or a Canadian Securities Authority for additional information.
Section 6.4.  	Change of Control Offer and Change of Guarantor
 .  (a) Not later than 30 days following the Closing Date, LTM shall make, or shall cause Plitt to make, a Change of Control Offer, as defined in, and in accordance with, the terms of Section 4.19 of the Plitt Indenture.
(b)	LTM shall use its best efforts to cause Cineplex Odeon to be released on and after the Closing Date from all of its obligations under its Parent Guarantee (as such term is defined in the Plitt Indenture) and the Plitt Indenture, if and to the extent that the requirements for such release set forth in Section 5.01 of the Plitt Indenture are then satisfied.
Section 6.5.  	Compliance with the Securities Act
 .  At least 30 days prior to the Closing Date, Cineplex Odeon shall deliver to LTM a list of names and addresses of those persons (other than Universal and its affiliates and the members of the Claridge Group) who were, in Cineplex Odeon's reasonable judgment, at the record date for the Cineplex Odeon Meeting, "affiliates" of Cineplex Odeon within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, an "Affiliate"). Cineplex Odeon shall use all reasonable efforts to deliver or cause to be delivered to LTM, prior to the Closing Date, from each of the Affiliates of Cineplex Odeon identified in the foregoing list, an affiliate letter in customary form satisfactory to Cineplex Odeon and LTM. LTM shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any LTM Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for LTM Common Stock, consistent with the terms of such affiliate letters.
Section 6.6.  	Stock Exchange Listing
 .  LTM and Cineplex Odeon shall use their best efforts to list and post for trading LTM Common Stock on The New York Stock Exchange, Inc. (the "NYSE") (or, if LTM Common Stock shall not be approved for listing on the NYSE, the Nasdaq Stock Market (the "NASDAQ")) and The Toronto Stock Exchange (the "TSE"), upon official notice of issuance.
Section 6.7.  	HSR Act; Competition Act; Investment Canada Act;
Submission of Arrangement for Approval
 .  (a)  Each of the parties hereto shall use its best efforts to file as soon as practicable notifications under the HSR Act and the Competition Act in connection with the Transactions, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and/or the Director of Investigation and Research appointed under the Competition Act (the "DIR") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.
(b)	Cineplex Odeon shall cooperate with LTM in connection with
the preparation and filing within five business days after the date hereof,
(i) with the Minister responsible for administering the IC Act (the "ICA Minister"), an application by LTM for review under the IC Act in connection with the Arrangement (the "ICA Application") and (ii) with the DIR an application for an advance ruling certificate under the Competition Act in connection with the Arrangement. Cineplex Odeon and LTM each hereby agrees to be bound by the undertakings set forth in the ICA Application as initially filed with the ICA Minister.
(c)	As promptly as practicable after the Form S-4 is declared
effective as contemplated in Section 5.3, Cineplex Odeon shall apply to the Ontario Court (General Division) (the "Court") pursuant to Subsection 182(5) of the OBCA for an interim order of the Court in form and substance reasonably satisfactory to LTM and Cineplex Odeon (the "Interim Order") providing for, among other things, the holding the Cineplex Odeon Meeting. As promptly as practicable following approval by Cineplex Odeon's shareholders at the Cineplex Odeon Meeting of the Arrangement as provided in the Interim Order, Cineplex Odeon shall take all steps necessary to submit the Arrangement to the Court and to apply for and use all reasonable efforts to obtain a final order of the Court in form and substance reasonably satisfactory to LTM and Cineplex Odeon approving the Arrangement (the "Final Order"). As soon as reasonably practicable after issuance of the Final Order, subject to the satisfaction and/or waiver of the conditions set forth in Article VII hereof, and concurrently with the Closing, Cineplex Odeon shall file articles of arrangement and such other documents required to be filed in connection therewith in accordance with the provisions of the OBCA to give effect to the Arrangement (collectively, the "Arrangement Filings").
Section 6.8.  	Bank Financing; Equity Offering
 .   (a)  LTM and Cineplex Odeon shall cooperate with each other and shall use their respective best efforts to arrange the Bank Financing on terms that the respective boards of directors of LTM and Cineplex Odeon have determined in good faith are not commercially unreasonable and as contemplated in the recitals, including providing such financial and other information concerning their respective businesses, and such opinions of counsel and certifications as the lenders may reasonably request and the members of LTM's and Cineplex Odeon's senior management shall, to the extent reasonably requested by the lenders, assist such lenders in syndicating the Bank Financing. SPE shall provide such financial and other information concerning the Transferred SPE Subsidiaries and the IMAX Leases as the lenders may reasonably request in connection with the Bank Financing.
(b)  Subject to prevailing market conditions, LTM and Cineplex
Odeon shall cooperate in effecting an Equity Offering simultaneously with the Closing or as soon thereafter as the Board of Directors of LTM deems advisable. Consummation of an Equity Offering shall not be a condition to the Closing hereunder.
Section 6.9.  	Audit Requirements; Closing Adjustment
 .  (a)  Each of LTM and Cineplex Odeon shall promptly and in any event no later than 60 days following the date of this Agreement, prepare and deliver to the other (i) audited financial statements and an unaudited statement of Consolidated EBITDA for the twelve months ended March 31, 1997, in the case of Cineplex Odeon, for Cineplex Odeon and its consolidated Subsidiaries, and, in the case of LTM, for LTM and the LTM Subsidiaries (including the Transferred SPE Subsidiaries and the assets subject to the Sony Asset Transfer) on a combined basis. Such financial statements shall include, in each case, an audited balance sheet at March 31, 1997, and audited statements of income, cash flow and changes in shareholders' equity for the twelve months then ended and an unaudited statement of Consolidated EBITDA (the "Audited Financial Statements"). The Audited Financial Statements of each of LTM and Cineplex Odeon delivered hereunder shall contain all customary year-end adjustments, shall be accompanied by the unqualified report of their respective independent auditors and shall include all footnote disclosures as required under GAAP in the case of LTM and Canadian GAAP in the case of Cineplex Odeon. In the case of Cineplex Odeon, such footnotes shall include a reconciliation to United States GAAP. The respective statements of Consolidated EBITDA shall be accompanied by a report issued in the case of LTM by Price Waterhouse LLP and in the case of Cineplex Odeon by KPMG indicating that the statement has been examined in accordance with standards prescribed by the AICPA in the case of Price Waterhouse LLP and the CICA Handbook in the case of KPMG and that such statements have been prepared in accordance with the terms of Sections 2.7, 3.7 and 6.9 of this Agreement.
(b)	Not earlier than five days nor later than one day prior to
the Closing Date, each of LTM and Cineplex Odeon shall deliver to the other as of the last day of the month ended immediately preceding the Closing Date (the "Preliminary Statement Date" provided that if the Closing Date shall be prior to the fifteenth day of a month, the Preliminary Statement Date shall be the last day of the second preceding month) a statement (the "Preliminary Closing Statements") consisting of the following:
(i)	a statement (A) listing each theater (a "Retained Negative
Theater") identified in Schedule 2.7(b)(ii) in the case of Cineplex Odeon and
Schedule 3.7(b)(ii) in the case of LTM that has not been and as of the Preliminary Statement Date is not expected to be sold, closed or disposed of prior to the Closing Date and (B) setting out an amount equal to the actual positive or negative Cash Flow for the twelve months ended March 31, 1997 for each of such party's Retained Negative Theaters.
(ii)	a statement setting out the annualized incremental impact of the new theaters required to be identified under Section 2.7(b)(iii) in the case of Cineplex Odeon and Section 3.7(b)(iii) in the case of LTM (for purposes of this calculation, the annualized incremental impact shall be: (1)
(A) actual positive or negative Cash Flow, as the case may be, generated by such theater for the first twelve months of operations commencing on the date of opening if such theater has been operating for twelve months or more and
(B) if such theater has not been operating for at least twelve months, actual Cash Flow for the period from opening through the Preliminary Statement Date, divided by the number of days in operation and multiplied by 365 (and in the case of Cineplex Odeon shall exclude Cash Flow of the Cinescapes); less (2) in each case, the actual negative or positive Cash Flow of such theater for the twelve months ended March 31, 1997;
(iii)	a statement (A) listing each theater that is not identified
in Schedule 2.7(b)(i) or 2.7(b)(ii) in the case of Cineplex Odeon and Schedule 3.7(b)(i) or 3.7(b)(ii) in the case of LTM but that has been sold, closed or disposed of subsequent to the date of this Agreement or is at the Preliminary Statement Date expected to be sold, closed or disposed of prior to the Closing Date and (B) setting out an amount equal to the actual positive or negative Cash Flow for the twelve months ended March 31, 1997 for each such theater;
(iv)	in the case of LTM, a statement of the estimated amount of
the IMAX Purchase Price, the Intercompany Debt and Working Capital Debt as of the Closing Date; and
(v)	a Construction Work in Progress Statement setting forth the
amount invested as of the Preliminary Statement Date with respect to each theater identified on Section 2.15(c)(xi) of the Cineplex Odeon Disclosure Statement, in the case of Cineplex Odeon, and Section 3.15(c)(xi) of the LTM Disclosure Statement, in the case of LTM.
(vi)	a statement of Qualified Tangible Net Worth calculating the
Qualified Tangible Net Worth of such party as of the Preliminary Statement Date (the "Preliminary Closing Qualified Tangible Net Worth"), provided that each of the following shall be included in calculating Preliminary Closing Qualified Tangible Net Worth (and such statement shall set forth each of the following, without duplication: (A) a liability representing the estimated disposal costs (including any costs associated with the buy-out of any Leases) of the party's Retained Negative Theaters which shall include the present value of projected negative Cash Flow of such theaters through their estimated dates of disposition and (B) the amount invested as of the Preliminary Statement Date in each theater not identified in Schedule 2.15(c)(xi) of the Cineplex Odeon Disclosure Statement in the case of Cineplex Odeon and Section 3.15(c)(xi) of the LTM Disclosure Statement in the case of LTM that has been or is at the Preliminary Statement Date expected to be acquired subsequent to the date of this Agreement and prior to the Closing Date or in respect of which such party has invested an amount in theater construction or at the Preliminary Statement Date expects to have invested an amount in theater construction prior to the Closing Date). The Preliminary Closing Statement shall include a list of each such theater, the amount invested as of the Preliminary Statement Date and an estimate of the amount that will be invested in each such newly acquired theater or theater under construction at the Closing Date.
(c)	The Preliminary Closing Statements required by Section
6.9(b) shall be accompanied by a report issued in the case of LTM by Price Waterhouse LLP which includes their findings based upon performing procedures in accordance with AICPA standards and in the case of Cineplex Odeon by KPMG which includes their findings based upon performing such procedures with respect to the Preliminary Closing Statements required by Section 6.9(b) in accordance with the CICA Handbook. Such reports shall confirm that the Preliminary Closing Statements have been prepared in accordance with the terms of Sections 2.7, 3.7 and 6.9 of this Agreement.
(d)	The LTM Cap shall be adjusted on the Closing Date in
accordance with the relevant information set out in the Preliminary Closing Statements, without duplication, as follows:
(i)	(A)  if the Consolidated EBITDA of Cineplex Odeon set out in
the Audited Financial Statements delivered by it in accordance with Section 6.9(a) (the "Cineplex Odeon Revised Consolidated EBITDA") differs from Cineplex Odeon's Consolidated EBITDA set out in Schedule 2.7(b) of the Cineplex Odeon Disclosure Statement (the "Cineplex Odeon Original Consolidated EBITDA"), then the LTM Cap shall be increased by the product of the Adjustment Factor and ten times the absolute value of any negative change in the Cineplex Odeon Revised Consolidated EBITDA from the Cineplex Odeon Original Consolidated EBITDA, and the LTM Cap shall be decreased by the product of the Adjustment Factor and ten times any positive change in the Cineplex Odeon Revised Consolidated EBITDA from the Cineplex Odeon Original Consolidated EBITDA; and
	(B)  if the Consolidated EBITDA of LTM set out in the
Audited Financial Statements delivered by it in accordance with Section 6.9(a) (the "LTM Revised Consolidated EBITDA") differs from LTM's Consolidated EBITDA set out in Schedule 3.7(b) of the LTM Disclosure Statement (the "LTM Original Consolidated EBITDA"), then the LTM Cap shall be increased by ten times any positive change in the LTM Revised Consolidated EBITDA from the LTM Original Consolidated EBITDA, and the LTM Cap shall be decreased by ten times the absolute value of any negative change in the LTM Revised Consolidated EBITDA from the LTM Original Consolidated EBITDA;
(ii)	the LTM Cap shall be increased by:
 (A)	the product of the Adjustment Factor and two times the
absolute value of the Cash Flow for the twelve months ended March
31, 1997 of each of Cineplex Odeon's Retained Negative Theaters whose Cash Flow for such period is a negative amount, and
 (B)	two times the positive Cash Flow for the twelve months
ended March 31, 1997 of each of LTM's Retained Negative Theaters whose Cash Flow for such period is a positive amount,
and the LTM Cap shall be decreased by:
 (C)	the product of the Adjustment Factor and two times the
positive Cash Flow for the twelve months ended March 31, 1997 of each of Cineplex Odeon's Retained Negative Theaters whose Cash
Flow for such period is a positive amount, and
 (D)	two times the absolute value of the Cash Flow for the
twelve months ended March 31, 1997 of each of LTM's Retained
Negative Theaters whose Cash Flow for such period is a negative amount.
(iii)	with respect to the annualized incremental impact of new
theaters of Cineplex Odeon or LTM described under Section 6.9(b)(ii), the LTM Cap shall be increased by:
 (A)	ten times any positive change in the annualized
incremental impact of LTM's new theaters from the amount set out in Section 3.7(b) of the LTM Disclosure Statement,
 (B)	the product of the Adjustment Factor and ten times the
absolute value of any negative change in the annualized
incremental impact of Cineplex Odeon's new theaters from the amount set out in Section 2.7(b) of the Cineplex Odeon Disclosure
Statement,
and the LTM Cap shall be decreased by:
 (C)	ten times the absolute value of any negative change in
the annualized incremental impact of LTM's new theaters from the amount set out in Section 3.7(b) of the LTM Disclosure Statement
and
 (D)	the product of the Adjustment Factor and ten times any
positive change in the annualized incremental impact of Cineplex
Odeon's new theaters from the amount set out in Section 2.7(b) of the Cineplex Odeon Disclosure Statement;
(iv)	if on or prior to the Closing Date Cineplex Odeon or LTM
sells, closes or disposes of any theater other than those identified under
Section 2.7(b)(i) or 2.7(b)(ii) in the case of Cineplex Odeon and Section 3.7(b)(i) or 3.7(b)(ii) in the case of LTM, the LTM Cap shall be increased by
 (A)	the product of the Adjustment Factor and ten times the
positive Cash Flow for the twelve months ended March 31, 1997 from each of such theaters sold, closed or disposed of by
Cineplex Odeon whose Cash Flow for such period is a positive amount,
 (B)	ten times the absolute value of the Cash Flow for the
twelve months ended March from each of such theaters sold, closed or disposed of by LTM whose Cash Flow for such period is a
negative amount,
and the LTM Cap shall be decreased by
 (C)	the product of the Adjustment Factor and ten times the
absolute value of the Cash Flow for the twelve months ended March
31, 1997 from each of such theaters sold, closed or disposed of by Cineplex Odeon whose Cash Flow for such period is a negative amount, and
 (D)	ten times the positive Cash Flow for the twelve months
ended March 31, 1997 from each of such theaters sold, closed or disposed of by LTM whose Cash Flow for such period is a positive amount.
(v)	the LTM Cap shall be increased by the product of the
Adjustment Factor and the amount required to be reimbursed to Universal and the Trust pursuant to the terms of the Universal Subscription Agreement and the Letter Agreement;
(vi)	if the Preliminary Closing Qualified Tangible Net Worth of
Cineplex Odeon or of LTM differs from (a) in the case of Cineplex Odeon the sum of (1) the Qualified Tangible Net Worth of Cineplex Odeon as set out in
Section 2.7(b) of the Cineplex Odeon Disclosure Statement plus
(2) US$7,172,000 (such sum, the "Cineplex Odeon Benchmark") and (b) in the case of LTM the sum of (1) the Qualified Tangible Net Worth of LTM as set out in Section 3.7(b) of the LTM Disclosure Statement plus (2) US$69,078,000 (such sum, the "LTM Benchmark"), then the LTM Cap shall be increased by any positive difference between LTM's Preliminary Closing Qualified Tangible Net Worth less the LTM Benchmark and by the product of the Adjustment Factor and the absolute value of any negative difference between Cineplex Odeon's Preliminary Closing Qualified Tangible Net Worth less the Cineplex Odeon Benchmark, and the LTM Cap shall be decreased by the absolute value of any negative difference between LTM's Preliminary Closing Qualified Tangible Net Worth less the LTM Benchmark and by the product of the Adjustment Factor and any positive difference between Cineplex Odeon's Preliminary Closing Qualified Tangible Net Worth less the Cineplex Odeon Benchmark.
As used in this Agreement, "Adjustment Factor" means 1.046618.
As used in this Section 6.9 and Sections 2.7(b) and 3.7(b), a theater will be deemed to be closed or disposed of if a binding agreement has been entered into that has, in substance, terms as favorable as if such theater were closed or disposed of without significant additional cost, and a theater will be deemed not to be closed or disposed of it is temporarily closed by reason of damage or destruction and Cineplex Odeon or LTM, as the case may be, intends to reopen the theater and is proceeding diligently to achieve such reopening.
(e)	Within 60 days following the Closing Date, LTM shall prepare
(or cause to be prepared) and shall deliver to SPE, Universal, Claridge Inc. (as agent for the Claridge Group) and the Independent Directors (as defined in the Stockholders Agreement), (i) audited balance sheets for LTM and Cinexplex Odeon as of the Closing Date, prepared by their respective accounting firms,
(ii) initial closing statements giving effect to the adjustments required under Sections 6.9 (ii), (iii), (iv), (v) and (vi) as of the Closing Date rather than the Preliminary Statement Date (the "Initial Closing Statements") and (iii) a final Closing Statement, recalculating the LTM Cap as of the Closing Date reflecting the results of the Initial Closing Statements as of the Closing Date rather than as of the Preliminary Statement Date (the "Final Closing Statement"), and shall make available to SPE, Universal, Claridge Inc. (as agent for the Claridge Group) and such Independent Directors for their review the work papers and supporting documents generated in connection therewith. The audited balance sheets delivered hereunder shall contain all customary year-end adjustments, shall include all appropriate footnote disclosures as required under GAAP in the case of LTM and Canadian GAAP in the case of Cineplex Odeon. In the case of Cineplex Odeon such footnotes shall include a reconciliation to US GAAP. The Final Closing Statement shall be accompanied by a report issued by LTM's independent accountants addressed to SPE, Universal, Claridge Inc. (as agent for the Claridge Group) and the Independent Directors that shall include the results of reports in the Initial Closing Statements prepared by Price Waterhouse in the case of LTM and KPMG in the case of Cineplex Odeon indicating their findings based upon performing procedures in accordance with AICPA standards in the case of LTM and the CICA Handbook in the case of Cineplex Odeon. Such report shall indicate that the Final Closing Statements have been prepared in accordance with the terms of Sections 2.7, 3.7 and 6.9 of this Agreement. Unless (i) a majority of the Independent Directors, (ii) SPE, (iii) Universal or (iv) Claridge Inc. (as agent for the Claridge Group) (each an "Objecting Party") within 30 days after delivery of the Final Closing Statement, notifies LTM in writing that it objects to any information contained in the Final Closing Statement and specifying in reasonable detail the basis for such objection, the Final Closing Statement shall be conclusively binding upon the parties without further rights of appeal. If LTM and the Objecting Parties are unable to agree upon the information contained in the Final Closing Statement within 10 days after notice of objection has been given, a nationally recognized independent accounting firm to be mutually agreed upon by LTM and the Objecting Parties shall finally resolve the disputed items and make the appropriate adjustments to the Final Closing Statement based on its resolution of the disputed items within 30 days after its acceptance of appointment. Any such determination shall be conclusively binding upon the parties without further rights of appeal. The LTM Cap shall be adjusted in accordance with the provisions of this Section 6.9 based on the Final Closing Statement, and, within ten business days following determination of the Final Closing Statement, LTM shall pay to SPE or SPE shall refund to LTM, as applicable, an amount equal to such adjustment. LTM shall bear the fees, costs and expenses of the accounting firm selected in the event of a dispute.
Section 6.10.	No Shop
 .  Prior to the Closing Date, Cineplex Odeon agrees that:
(a)	neither it, nor any of its Subsidiaries, and none of the
officers, directors, employees, agents and representatives thereof (including, without limitation, any investment banker, attorney or accountant retained thereby), shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or (except with respect to the exercise of stock options issued pursuant to the terms of the Cineplex Odeon Stock Option Plan) any equity securities of Cineplex Odeon or any of Cineplex Odeon's Significant Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal;
(b)	it will immediately cease and cause to be terminated any
existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.10; and
(c)	it will notify the other parties without unnecessary delay
if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it;
provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of Cineplex Odeon from, prior to the time at which the shareholders of Cineplex Odeon approve the Arrangement and the transactions contemplated thereby at the Cineplex Odeon Meeting, (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire such party pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such Alternative Proposal is, in the opinion of the financial advisor to Cineplex Odeon, financially superior to the Transactions,
(B) the third party making such Alternative Proposal has demonstrated that the consideration necessary for the Acquisition Proposal is likely to be available (as reasonably determined in good faith by the Special Committee after consultation with its financial advisors), (C) the Board of Directors of Cineplex Odeon shall reasonably conclude in good faith, after considering applicable provision of law, on the basis of oral or written advice of outside counsel, that such action may be required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (D) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Cineplex Odeon provides written notice to LTM to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (E) Cineplex Odeon or its representative receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms of the Confidentiality Agreements; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Cineplex Odeon shall notify LTM orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), by the close of business on the business day following the receipt thereof by Cineplex Odeon, and shall keep LTM informed of the status and details of any such inquiry, offer or proposal, and shall give LTM one business day's advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal.
Section 6.11.	Advice of Changes; SEC Filings
 .  The parties shall confer with each other on a regular basis on operational matters affecting or which may reasonably be expected to affect the Combined Enterprise. LTM and Cineplex Odeon shall advise each other promptly orally and in writing of any change or event that has had, or could reasonably be expected to have, a Cineplex Odeon Material Adverse Effect or a LTM Material Adverse Effect, as the case may be. Cineplex Odeon and LTM shall provide to the other (or their respective counsel) promptly copies of all filings made by such party with the SEC, any Canadian Securities Authority or any other Governmental Entity in connection with the Transactions.
Section 6.12.	Benefit Plans
 .  (a) LTM and Cineplex Odeon agree that each of their respective employee incentive or benefit plans, programs and arrangements shall be amended, to the extent necessary or appropriate, to reflect the Transactions. The actions to be taken by LTM and Cineplex Odeon pursuant to this Section
6.12 shall include the submission by LTM and Cineplex Odeon of the amendments to the benefit plans, programs or arrangements referred to herein to such Governmental Entity and to their respective stockholders, if any such submission is determined to be necessary or advisable by counsel to LTM and Cineplex Odeon after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Transaction.
(b)	Effective as of the Closing Date, each option to purchase
Cineplex Odeon Common Shares that is outstanding on the Closing Date, whether or not exercisable, and whether or not vested, shall be treated as provided for in the Plan of Arrangement.
(c)	LTM shall reserve for issuance the number of shares of LTM
Common Stock as required under the Plan of Arrangement.
(d)	As of the Closing Date or as soon as practicable thereafter,
(i) each LTM Excluded Employee who currently participates in the Sony Theatres Salaried Employees' Profit Sharing and 401(k) Plan, (the "401(k) Plan") shall cease to actively participate in the 401(k) Plan and (ii) each LTM Excluded Employee shall participate in the SPE Savings and Profit-Sharing Plan or such other defined contribution plan as SPE shall designate (collectively, the "Transfer Plans"). LTM and SPE shall take, or cause to be taken, all action as may be necessary to effect such cessation of participation and to cause the transfer of the LTM Excluded Employees from the 401(k) Plan to a Transfer Plan; provided that prior to any such transfer, SPE shall demonstrate to the reasonable satisfaction of LTM that such Transfer Plan meets the qualification requirements under Section 401(a) of the Code.
(e)	Prior to the Closing Date, LTM shall deliver to Cineplex
Odeon a list of the LTM Excluded Employees.
Section 6.13.	Inventory
 .  Each of LTM and Cineplex Odeon shall maintain inventories of spare parts and items sold in its respective theaters at levels and variety consistent with past practice in the ordinary course of business and industry custom. All such items of inventory shall be of good quality and, with respect to items held for sale, salable in the ordinary course of business.
Section 6.14.	Registrar and Transfer Agent
 .  Cineplex Odeon shall permit its registrar and transfer agent to act as depository in connection with the Arrangement and the Transactions.
Section 6.15.	Additional Agreements
 .  (a)  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using all reasonable efforts to obtain all necessary waivers, consents (including all third party consents that may be required in connection with the Sony Asset Transfer, the LTM Debt Repayment and the LTM Dividend) and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act, the Competition Act and the IC Act and with all applicable Governmental Entities); provided, however, that nothing in this Agreement shall obligate any party hereto to agree to any condition or commitment sought to be imposed on such party or its Affiliates in connection with the approval or authorization of, consent or waiver with respect to, or determination by any Governmental Entity not to challenge any of the Transactions under the IC Act or any Antitrust Law that in the good faith judgment of its board of directors (and, in the case of LTM, the board of directors of Sony Corporation of America) would, in and of itself, and without regard to any other circumstance or factor, be a material and substantial basis for rendering the Transactions no longer in the best interests of LTM or Cineplex Odeon, as the case may be. As used in this Agreement, the term "Antitrust Law" shall mean any of the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act, and all other applicable United States federal and state and Canadian federal and state, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(b)	In case at any time after the Closing Date any further
action is necessary or desirable to carry out the purposes of this Agreement or any other Documents, the proper officers and/or directors of SPE, LTM and Cineplex Odeon shall take all such necessary action.
(c)	(i)  For a period of six years after the Closing, LTM shall
cause Cineplex Odeon to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws of Cineplex Odeon and its Subsidiaries and any directors, officers or employees indemnification agreements of Cineplex Odeon and its Subsidiaries,
(ii) LTM shall cause Cineplex Odeon to purchase policies of directors' and officers' liability insurance and fiduciary liability insurance of at least the same coverage and amount containing terms and conditions that are no less advantageous to the insured in any material respect than policies currently maintained by Cineplex Odeon with respect to claims arising from facts or events that occurred on or before the Closing Date, subject to a six year "discovery period," effective as of the Closing (provided, however, that, in connection with the foregoing, LTM shall only be obligated to cause Cineplex Odeon to purchase insurance at an aggregate cost equal to 250% of the annual cost of such insurance coverage as currently provided by Cineplex Odeon), except that if the insurance coverage contemplated in the principal provision of this clause (ii) is not available as of the Closing, LTM shall cause Cineplex Odeon to maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Cineplex Odeon with respect to claims arising from facts or events that occurred on or before the Closing Date, subject to a six year "discovery period" (provided that LTM may substitute therefor policies of at least the same coverage and amount containing terms and conditions that are no less advantageous to the insured in any material respect; provided, further, that, in connection with this exception, LTM shall only be obligated to cause Cineplex Odeon to purchase insurance at an annual cost of up to 150% of the cost of such insurance as currently provided by Cineplex Odeon) and (iii) for a period of six years after the Closing LTM shall cause Cineplex Odeon to, and LTM shall, indemnify the directors and officers of Cineplex Odeon and LTM, respectively, to the fullest extent to which Cineplex Odeon and LTM are permitted to indemnify such officers and directors under their respective charters and bylaws and applicable law.
Section 6.16.	Transition Services
 .  Following the date hereof, SPE, LTM and Cineplex Odeon shall negotiate in good faith the terms of a transition services agreement between LTM and SPE (the "Transition Services Agreement") to be executed and delivered on the Closing Date pursuant to which SPE will agree to provide LTM with certain services currently performed by SPE or its Affiliates on behalf of LTM listed on Exhibit G hereto following the Closing Date to the extent LTM will require such services to conduct its operations in the ordinary course following the Closing Date at such prices and rates, and subject to such termination provisions, as may be agreed upon by SPE, Cineplex Odeon and LTM, and which shall be no less favorable to LTM as would be obtainable from unaffiliated third parties.
Section 6.17.	Adoption of LTM Charter and Bylaws
 .  Prior to the Closing, LTM and SPE shall take all steps
necessary and proper to cause the LTM Charter and the LTM Bylaws to be adopted in accordance with the provisions of the Delaware General Corporation Law and SPE shall cause the LTM Charter to be filed with the Delaware Secretary of State.
Section 6.18.	Designation of Directors
 .  SPE shall use its reasonable best efforts, prior to the
effective date of the Form S-4 and mailing of the Proxy Statement, to identify in writing to LTM, Universal and Cineplex Odeon the persons who will serve as SPE Directors (as defined in the Stockholders Agreement) upon election thereof effective as of the Closing pursuant to the Stockholders Agreement. Effective as of the Closing, SPE shall cause the then-current members of the Board of Directors of LTM to resign, and shall cause (i) the persons designated by SPE pursuant to this Section 6.18 to serve as SPE Directors, (ii) the Management Directors (as defined in the Stockholders Agreement), (iii) the persons designated by mutual agreement of LTM, Universal, SPE and a majority of the members of the Special Committee to serve as Independent Directors, (iv) the persons designated by Universal pursuant to the Universal Subscription Agreement to serve as USI Directors (as defined in the Stockholders Agreement) and (v) the person designated by the Claridge Group pursuant to the Letter Agreement to serve as the Claridge Director (as defined in the Stockholders Agreement) to be elected as members of the Board of Directors of LTM.
Section 6.19.	Amendments and Modifications of Documents
 .  Cineplex Odeon and LTM each agree not to amend or modify any of the Documents, including any schedules or exhibits thereto, or terminate any of the Documents (other than this Agreement in accordance with its terms) to which they are party, respectively, or to waive any provisions or conditions thereof, or grant any consents thereunder, without the consent of the other, which shall not be unreasonably withheld.
Section 6.20.	No Capital Contributions
 .  SPE and LTM shall take such steps as are necessary (other than through capital contributions) to ensure that the LTM Cap will not be less than the sum of the LTM Debt Repayment, the IMAX Purchase Price and, if applicable, the Transferred SPE Subsidiary Purchase Price.
Section 6.21.	Tax Sharing and Indemnity Agreement
 . At or prior to the Closing, LTM shall, and SPE shall cause Sony Corporation of America to, enter into and deliver the Tax Sharing and Indemnity Agreement.



Section 6.22.	Sony Trademark Agreement; Existing Theaters
 . At or prior to the Closing, LTM shall, and SPE shall cause Sony Corporation, a Japanese Corporation to, enter into and deliver the Sony Trademark Agreement. LTM hereby agrees that it will, within 60 days after the date hereof, prepare, subject to confirmation by Sony Corporation prior to the Closing, a complete and correct list of the movie theater facilities owned, operated or managed by LTM or the Subsidiaries which used, on September 30, 1997, the Trademark (as defined in the Sony Trademark Agreement) in the name of the movie theater (other than Lincoln Square (as defined in the Sony Trademark Agreement)). The parties agree that, upon such confirmation, such list will be attached as Schedule A to the Trademark Agreement.
Section 6.23.	Fractional Shares
 .  LTM shall cause the depositary under the Plan of Arrangement to sell shares of LTM Common Stock as contemplated by Section 4.03 of the Plan of Arrangement.
Section 6.24.	Reverse Stock Split
 . The parties agree that prior to filing the Form S-4 with the SEC and listing applications with the TSE and the NYSE, the LTM share amounts set forth herein (other than the 972 shares of LTM Common Stock held by SPE on the date hereof) shall be reverse split by such divisor as the parties, based on the recommendation of their respective financial advisors, deem appropriate (provided that the share amount immediately preceding the parenthetical in paragraph 2 of the recitals shall (prior to dividing by the applicable divisor) be reduced by a number equal to the product of (a) such divisor less
1.0 multiplied by (b) 972) (the "Reverse Stock Split").
ARTICLE VII

CONDITIONS PRECEDENT
Section 7.1.  	Conditions to Each Party's Respective Obligations
to Effect the Transactions
 .  The respective obligations of each party to effect the
Transactions to which it is a party shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
(a) 	The Arrangement and the Transactions shall have been
approved and adopted at the Cineplex Odeon Meeting by (i) all requisite votes of the shareholders of Cineplex Odeon required pursuant to the OBCA, Canadian Securities Laws and the Interim Order and (ii) the affirmative vote of the holders of at least a majority (50.1%) of the votes cast by the holders of the outstanding Cineplex Odeon Common Shares other than Universal and its Affiliates and the Claridge Group (together "Cineplex Odeon Shareholder Approval"), the Court shall have issued the Final Order approving the Arrangement in form and substance reasonably satisfactory to each party (the "Court Approval"), the Plan of Arrangement shall have been filed and become effective in accordance with the Final Order, and all other conditions precedent to the consummation of the Arrangement shall have been satisfied in full or waived in accordance with the Plan of Arrangement or this Agreement.
(b) 	The waiting period applicable to the consummation of the
Transactions under the HSR Act shall have expired or been terminated. In addition, either (i) the DIR shall have issued an advance ruling certificate under Section 102 of the Competition Act in respect of the Arrangement and the Transactions, or (ii) the applicable time period under Section 123 of the Competition Act shall have expired, and, in either case, the DIR or representative thereof shall have advised Cineplex Odeon and LTM that the DIR does not currently intend to make an application under either Section 92 or
Section 100 of the Competition Act in respect of the Arrangement and the Transactions and neither the DIR nor any representative thereof shall have rescinded such advice.
(c) 	The Form S-4 shall have become effective in accordance with
the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no cease trade order shall have been issued by a Canadian Securities Authority and, in either case, remain in effect and all necessary orders, rulings and approvals shall have been obtained under Canadian Securities Laws relating to the issuance or trading of LTM Common Stock.
(d) 	No preliminary or permanent injunction or other order by any federal, state or provincial court in the United States or Canada of competent jurisdiction that prevents the consummation of the Transactions shall have been issued and remain in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. Each party hereby agrees to use its reasonable efforts to have any such injunction or order lifted.
(e) 	There shall not be any action taken, or any statute, rule,
regulation or order enacted, entered, enforced or deemed applicable to the Transactions that makes the consummation of the Transactions illegal.
(f) 	All consents, authorizations, orders and approvals of (or
filings or registrations with) any governmental commission, board or other regulatory body (i) required so that upon the Arrangement becoming effective there shall be no restriction under Canadian Securities Laws on the resale and trading in the Arrangement Shares by persons (other than those specified in clause (c) of the definition of "distribution" in subsection 1.1 of the Securities Act (Ontario or the analogous definitions contained in the securities laws of the other Canadian provinces)), and (ii) otherwise required in connection with the execution, delivery and performance of the Documents, shall have been obtained or made, including, without limitation, the Final Order and the Arrangement Filings as well as such orders and/or waivers as may be required under Canadian Securities Laws with respect to the distribution of the Arrangement Shares, including the distribution of the Exchange Shares, in consideration for the purchase by Cineplex Odeon of a portion of its shares as provided in the Plan of Arrangement, except, in the case of clause (ii) above, for any documents required to be filed after the Closing Date and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a LTM Material Adverse Effect or a Cineplex Odeon Material Adverse Effect following the Closing Date.
(g)  	LTM Common Stock shall have been approved for listing on TSE and either NYSE or NASDAQ, subject only to official notice of issuance.
(h) 	The Stockholders Agreement, dated the date hereof, among
SPE, LTM, Universal and the Claridge Group, a conformed copy of which is attached hereto as Exhibit H (the "Stockholders Agreement"), shall not have been amended and shall be in full force and effect.
(i) 	The transactions contemplated by the Universal Subscription
Agreement, dated the date hereof, among LTM and Universal, a conformed copy of which is attached hereto as Exhibit I (the "Universal Subscription Agreement"), shall have closed or shall close concurrently with the Closing and the Universal Subscription Agreement shall be in full force and effect.
(j) 	LTM shall have received from the ICA Minister a notice,
satisfactory in form and substance to LTM and Cineplex Odeon, stating either that (A) under Subsections 21(1) or 22(2) or paragraph 23(3)(a) of the IC Act, the ICA Minister is satisfied that the Transactions are likely to be of net benefit to Canada or (B) under Subsections 21(2) or 22(3) of the IC Act, the ICA Minister shall have been deemed to be satisfied that the Transactions are likely to be of net benefit to Canada.
(k) 	Holders of not more than 3.5% of the issued and outstanding
shares of Cineplex Odeon capital stock shall have exercised (and not withdrawn as at the Closing) dissent rights under the Arrangement.
(l) 	LTM shall have entered into definitive agreements in respect of the Bank Financing in accordance with Section 6.8, and such agreements shall be in full force and effect.
(m) 	Cineplex Odeon and LTM shall have received the written
opinion of Goodman and Carr that the Arrangement has become effective in accordance with applicable law.
(n) 	The Letter Agreement shall not have been amended and shall
be in full force and effect.
(o)	The persons designated to be elected as members of the Board of Directors of LTM (i) by SPE as SPE Directors pursuant to Section 6.18 of this Agreement, (ii) by Claridge (as agent for the Claridge Group) as the Claridge Director, pursuant to the Letter Agreement, (iii) by Universal as the USI Directors pursuant to the Universal Subscription Agreement and (iv) by mutual agreement of LTM, SPE, Universal and a majority of the Special Committee as the Independent Directors shall have been elected as members of the Board of Directors of LTM and shall be the only persons serving in such capacity effective as of the Closing.
Section 7.2.  	Conditions to Obligation of Cineplex Odeon to
Effect the Transactions
 .  The obligations of Cineplex Odeon to effect the Transactions to which it is a party shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, unless waived by Cineplex
Odeon:
 (a)	Each of SPE and LTM shall have performed in all material
respects its agreements contained in the Documents required to be performed on or prior to the Closing Date; its representations and warranties contained in this Agreement and any of the other Documents shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement or such other Documents, as the case may be (provided, however, that only for purposes of this Section 7.2(a) and Article VIII, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a LTM Material Adverse Effect), and Cineplex Odeon shall have received a certificate of the President or Chief Executive Officer or a Vice President of LTM to that effect. In addition, Cineplex Odeon shall have received a certificate of the Chief Financial Officer of LTM certifying that, as of the Closing Date, except for (a) liabilities for film booking arrangements and (b) obligations and liabilities included in clauses (ii)(x) or (y) of the definition of Net Working Capital or Debt reflected in each case in LTM's Preliminary Closing Statement or arising under the Documents or as disclosed in Section 3.19 of the LTM Disclosure Schedule or with respect to which LTM is required to indemnify SPE or SPE's Affiliates in accordance with the Tax Sharing and Indemnity Agreement, neither LTM nor any LTM Subsidiary (including, without limitation, the Transferred SPE Subsidiaries) will have any obligation or liability, contingent or otherwise, owed to SPE or any Affiliate thereof (other than LTM and the LTM Subsidiaries).
 (b)	Cineplex Odeon shall have received a "comfort" letter from
Price Waterhouse, L.L.P. of the kind contemplated by the AICPA Statement, dated the Closing Date, in form and substance reasonably satisfactory to Cineplex Odeon, in connection with the procedures undertaken by them with respect to the combined financial statements of LTM and the LTM Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Transactions.
 (c)	Sony Corporation of America and LTM shall have entered into
the Tax Sharing and Indemnity Agreement, and such agreement shall be in full force and effect.
 (d)	To the extent LTM is required to, or requires to, use the
trademark "Sony," Sony Corporation and LTM shall have entered into the Sony Trademark Agreement and such agreement shall be in full force and effect.
 (e)	If required by Section 6.16, SPE, SPE and LTM shall have
entered into the Transition Services Agreement on terms satisfactory to the parties hereto and Universal, and such agreement shall be in full force and effect.
 (f)	The LTM Charter and the LTM Bylaws shall have been adopted
and shall be in full force and effect.
 (g)	SPE and LTM shall have satisfied their obligations under
Section 6.20.
 (h)	Cineplex Odeon shall have received such legal opinions from
counsel to LTM and SPE reasonably requested by it and customary in transactions similar to the Transactions.
Section 7.3.  	Conditions to Obligations of SPE and LTM to Effect
the Transactions
 .  The obligations of SPE and LTM to effect the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, unless waived by LTM:
(a)	Cineplex Odeon shall have performed in all material respects its agreements contained in the Documents required to be performed on or prior to the Closing Date; Cineplex Odeon's representations and warranties contained in this Agreement and any of the other Documents shall be true in all material respects when made and on and as of the Closing Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement or such other Document, as the case may be (provided, however, that only for purposes of this Section 7.3(a) and Article VIII, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Cineplex Odeon Material Adverse Effect), and LTM shall have received a certificate of the President or Chief Executive Officer or a Vice President of Cineplex Odeon to that effect. In addition, LTM shall have received a certificate of the Chief Financial Officer of Cineplex Odeon certifying that, as of the Closing Date, except for (a) amounts owed to Universal and its Affiliates for film booking and home video arrangements or under the management agreement in respect of the Universal City Cinema, (b) obligations and liabilities included in clauses (ii)(x) and (y) of the definition of Net Working Capital and Debt reflected in each case in Cineplex Odeon's Closing Statement or arising under the Documents or as disclosed in the Cineplex Odeon Reports or in Section 2.19 of the Cineplex Disclosure Schedule and (c) the exclusions set forth in the final sentence of paragraph 9 of the Letter Agreement, Cineplex Odeon has no outstanding obligations or liabilities, contingent or otherwise, owed to Universal or the Claridge Group, or their respective Affiliates.
(b)	LTM shall have received a "comfort" letter from KPMG of the
kind contemplated by the CICA Handbook, dated the Closing Date, in form and substance reasonably satisfactory to LTM, in connection with the procedures undertaken by them with respect to the financial statements of Cineplex Odeon contained in the Form S-4 and the other matters contemplated by the CICA Handbook and customarily included in comfort letters relating to transactions similar to the Transactions.
(c)	LTM shall have received such legal opinions from counsel to
Cineplex Odeon reasonably requested by it and customary in transactions similar to the Transactions.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.1.  	Termination
 .  This Agreement may be terminated at any time before the Closing
Date, in each case as authorized by the respective Board of Directors of Cineplex Odeon or LTM:
(a)	by mutual written consent of each of Cineplex Odeon and LTM;
(b)	by either Cineplex Odeon or LTM if the Closing shall not
have occurred on or before June 30, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, that if on the Termination Date the conditions to the Closing set forth in
Section 7.1(b), 7.1(d), 7.1(f), or 7.1(j) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to December 31, 1998. The parties agree that any amendment of this Agreement to extend the Termination Date beyond June 30, 1998 shall be made without any amendment to or renegotiating of any other material provisions of this Agreement;
(c)	by either Cineplex Odeon or LTM if a court of competent
jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;
(d)	by either Cineplex Odeon or LTM if the other shall have
breached, or failed to comply with, or by Cineplex Odeon if SPE shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by such other party shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof and such breaches, failures or misrepresentations, individually or in the aggregate and without regard to materiality qualifiers contained therein, results or would reasonably be expected to result in a Cineplex
Odeon Material Adverse Effect or a LTM Material Adverse Effect as the case may be (it being understood that failure to obtain any consent from landlords to the entering into or completion of any of the Transactions shall not give rise to any rights under this Section 8.1(d));
(e)	by LTM if the Board of Directors of Cineplex Odeon or any
committee of the Board of Directors of Cineplex Odeon (i) shall withdraw or modify in any manner adverse to LTM its approval or recommendation of this Agreement or the Transactions, (ii) shall fail to reaffirm such approval or recommendation within 15 business days following receipt of a written request for such reaffirmation from LTM acting reasonably, (iii) shall approve or recommend any acquisition of Cineplex Odeon or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by a party or an affiliate thereof, or (iv) shall resolve to take any of the actions specified in clauses (i) and (iii) above;
(f)	by LTM or Cineplex Odeon if the Cineplex Odeon Shareholder
Approvals are not obtained at the Cineplex Odeon Meeting, including any adjournments thereof;
(g)	by Cineplex Odeon, prior to the Cineplex Odeon Meeting, upon five days' prior notice to LTM, if, as a result of an Alternative Proposal, the Board of Directors of Cineplex Odeon determines in good faith that their fiduciary obligations under applicable law require that such Alternative Proposal be accepted; provided, however, that (i) the conditions set forth in the last sentence of Section 6.10(c) shall have been satisfied; (ii) the Board of Directors of Cineplex Odeon shall have reasonably concluded in good faith, after considering provisions of applicable law and after giving effect to all concessions which may be offered by LTM pursuant to clause (iii) below, on the basis of oral or written advice of outside counsel, that such action may be necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under the applicable law and (iii) prior to any such termination, Cineplex Odeon shall, and shall cause its financial and legal advisors to, negotiate with LTM to make such adjustments in the terms and conditions of this Agreement as would enable Cineplex Odeon to proceed with the transactions contemplated hereby; provided, however, that no termination by Cineplex Odeon shall be effective pursuant to this Section 8.1(g) under circumstances in which a Cineplex Odeon Termination Fee is payable by Cineplex Odeon under Section 8.2(a), unless concurrently with such termination, such Cineplex Odeon Termination Fee is paid in full by Cineplex Odeon in accordance with the provisions of Section 8.2(a); and
(h)	by LTM or Cineplex Odeon if a final decision that is
nonappealable has been issued by a court of competent jurisdiction denying either the Interim Order or the Final Order.
Section 8.2.  	Fees
 .  (a)  If this Agreement (i) is terminated by LTM pursuant to
Section 8.1(e) hereof or by Cineplex Odeon pursuant to Section 8.1(g) hereof or (ii) is terminated by LTM as a result of Cineplex Odeon's material breach of Section 6.2 hereof that is not cured within 30 days after notice thereof to Cineplex Odeon, Cineplex Odeon shall pay to LTM a one-time termination fee (the "Termination Fee") of US$11 million. In addition, Cineplex Odeon shall pay to LTM the Termination Fee (if it has not already been paid pursuant to the prior sentence) if (x) this Agreement is terminated by LTM or Cineplex Odeon pursuant to Section 8.1(f) hereof because of the failure to obtain Cineplex Odeon Shareholder Approval at the Cineplex Odeon Meeting or by LTM or Cineplex Odeon pursuant to Section 8.1(h) hereof if a final decision that is nonappealable has been issued by a court of competent jurisdiction denying either the Interim Order or the Final Order, (y) prior to the Cineplex Odeon Meeting or denial of the Interim Order or the Final Order, as the case may be, there shall have been an Alternative Proposal (other than an Alternative Proposal initiated prior to the date of this Agreement that shall have been withdrawn, rejected, terminated or otherwise no longer under consideration as of the date of this Agreement and that shall not have been renewed or re-initiated, in any form, by the party or parties that previously initiated such Alternative Proposal or any Affiliates, agents, representatives or advisors thereof) involving Cineplex Odeon or any of its Significant Subsidiaries (whether or not such Alternative Proposal shall have been rejected or withdrawn prior to such meeting or the denial of either the Interim Order or the Final Order) and (z) within twelve months of such termination, Cineplex Odeon consummates or accepts a written offer to consummate an Alternative Proposal. In no case shall more than one Termination Fee be payable pursuant to this Section 8.2.
(b)	The parties agree that the agreements contained in
Section 8.2(a) above are an integral part of the Transactions and constitute liquidated damages and not a penalty. The parties agree that the Termination Fee is intended to reimburse LTM for the time and costs attributable to negotiating this Agreement and analyzing the Transactions, LTM's opportunity cost and foregone alternative transactions and the impact on LTM's other business relationships that otherwise cannot be reasonably quantified. If Cineplex Odeon fails to promptly pay to LTM any fee due under Section 8.2(a), in addition to such fees, if LTM shall initiate any action, including the filing of any lawsuit or other legal action taken to collect payment, the party with respect to whom such action is determined adversely shall reimburse the other for its costs and expenses (including legal fees and expenses) in connection with such action and, if such action is determined adversely to Cineplex Odeon, Cineplex Odeon shall also pay interest on the amount of any unpaid fee at the one-year London Interbank Offered Rate that appears on the Reuters Telerate Page 3750 as of 11 a.m. London time on the day such Termination Fee is required to be paid in an amount of U.S. dollars most nearly similar to the amount of the Termination Fee ("LIBOR") rate plus 2% per annum accruing from the date such fee was required to be paid.
(c)	In the event of termination of this Agreement and the
abandonment of the Transactions pursuant to this Article VIII, all obligations of the parties hereto shall terminate, and no party shall have any further liability to the others except (i) as set forth in the next sentence, and
(ii) the obligations of the parties pursuant to this Section 8.2 and Section
9.3 and (iii) as provided in Sections 9.1, 9.2, 9.5, 9.6, 9.7, 9.9, 9.11,
9.12, 9.14, 9.15, 9.16 and 9.17. Moreover, in the event of termination of this Agreement pursuant to Section 8.1(d), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of such other party's obligations to perform its covenants under this Agreement and the right to pursue any remedy at law or in equity. With respect to any proceeding initiated hereunder, any party that shall be found to have willfully breached any of such party's obligations to perform its covenants under this Agreement shall bear the costs and expenses of the other party in connection with such proceeding, including, without limitation, attorneys' fees.
ARTICLE IX

MISCELLANEOUS
Section 9.1.  	Non-Survival of Representations and Warranties;
Survival of Agreements
 .  Except for Section 4.5(c), no representations and warranties set forth in this Agreement shall survive the Closing Date.  Subject to
Section 8.2(c), all covenants and agreements set forth in this Agreement shall survive in accordance with their terms.
Section 9.2.  	Notices
 . All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
If to Cineplex Odeon:

Cineplex Odeon Corporation
1303 Yonge Street
Toronto, Ontario M4T 2Y9
Attention:  Allen Karp
Facsimile:  (416) 323-6677

With a copy to:

Goodman and Carr
200 King Street West
Suite 2300
Toronto, Ontario M5H 3W5
Attention:  Lawrence S. Chernin
Facsimile:  (416) 595-0567

		and

	Weil, Gotshal & Manges
	767 Fifth Avenue
	New York, NY  10153
	Attention:  Stephen Jacobs
	Facsimile:  (212) 735-4777

If to LTM:

LTM Holdings, Inc.
711 Fifth Avenue, 11th Floor
New York, NY 10022
Attention:  Larry Ruisi
Facsimile:  (212) 833-6780

With a copy to:

LTM Holdings, Inc.
711 Fifth Avenue, 11th Floor
New York, NY  10022
Attention:  Seymour Smith
Facsimile:  (212) 833-6266

	and

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, NY 10004
Attention:  David Golay
Facsimile:  (212) 859-8587

	and

Davies, Ward & Beck
1 First Canadian Place, 44th Floor
Toronto, Ontario M5X 1B1
Attention:  William M. Ainley
Facsimile:  (416) 863-0871


If to SPE:

Sony Pictures Entertainment
10202 West Washington Boulevard
Culver City, CA  90232-3195
Attention:  Ronald N. Jacobi
Facsimile:  (310) 244-1797

With a copy to:

Dewey Ballantine
1301 Avenue of the Americas
New York, NY  10019
Attention:  Morton A. Pierce
Facsimile:  (212) 259-7407

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.
Section 9.3.  	Fees and Expenses
 .  Whether or not the Transactions are consummated, except as otherwise provided in the Documents, all costs and expenses incurred in connection with the Documents and the Transactions shall be paid by the party incurring such expenses. With respect to any sales, transfer, stamp or similar taxes or other governmental fees payable in connection with any transfer forming part of the Transactions, such taxes or governmental fees shall be borne by the transferor.
Section 9.4.  	Publicity
 .  So long as this Agreement is in effect, LTM and Cineplex Odeon agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the Transactions, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to the Documents or the Transactions, or any proceedings in connection therewith, shall not be deemed a violation of this
Section 9.4. Nothing in this Section 9.4 shall require LTM or Cineplex Odeon to consult the other with respect to press releases other than those directly related to the Transactions, including without limitation press releases relating to theater openings, theaters to be built or developed, or the acquisition and/or disposition of theaters.
Section 9.5.  	Specific Performance
 .  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that each shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States, Canada or any province or state having jurisdiction. The provisions of this Section 9.5 are in addition to any other remedy to which a party is entitled at law or in equity.
Section 9.6.  	Assignment; Binding Effect
 .  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the rights in favor of the Persons identified in Sections 1.8(g), 6.9(e), 6.15(c), 6.18, 6.20, 6.21, 7.1(o), 7.2(c), 7.2(d) and
7.2(e).
Section 9.7.  	Entire Agreement
 .  This Agreement, the exhibits attached hereto, the
Confidentiality Agreement and any documents delivered by the parties in connection herewith and therewith or on the date hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.
Section 9.8.  	Amendment
 .  This Agreement, including the exhibits and schedules hereto, may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Arrangement Transaction by the shareholders of Cineplex Odeon, but after any such shareholder approval, no amendment shall be made that by law requires the further shareholder approval without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; and no purported amendment, modification or supplement of this Agreement (including any amendment, modification or supplement of the exhibits or schedules hereto) by Cineplex Odeon shall be effective unless and until such amendment, modification or supplement is accompanied by the delivery to LTM of evidence satisfactory to LTM that such amendment, modification or supplement will not result in a breach or violation of the Three Party Agreement.
Section 9.9.	Governing Law
 .  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
Section 9.10.	Counterparts
 .  This Agreement may be executed by the parties hereto in
separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
Section 9.11.	Headings and Table of Contents
 .  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
Section 9.12.	Interpretation
 .  In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.
Section 9.13.	Waivers
 .  At any time prior to the Closing Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party; and no purported waiver or consent granted under this Agreement (including any of the exhibits or schedules hereto) by Cineplex Odeon shall be effective unless and until such waiver or consent is accompanied by the delivery to LTM of evidence satisfactory to LTM that such waiver or consent will not result in a breach or violation of the Three Party Agreement. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
Section 9.14.	Severability
 .  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 9.15.	Certain Definitions
 .  As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. For purposes of Article III and Article IV, the Subsidiaries of LTM shall include the Transferred SPE Subsidiaries and the LTM Contracts shall include the Imax Leases, and the Transferred SPE Subsidiaries shall also be deemed to be consolidated subsidiaries of LTM. As used in this Agreement, the words "Significant Subsidiaries" of a party shall refer to the Subsidiaries that constitute "significant subsidiaries" of such party under Rule 405 promulgated by the SEC under the Securities Act. As used in this Agreement, "Material Adverse Effect" means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the referenced party and its Subsidiaries (including, in the case of LTM, the Transferred SPE Subsidiaries and the assets subject to the Sony Asset Transfer) taken as a whole.
Section 9.16.	Knowledge
 .  As used in this Agreement, the word "Knowledge" when used with respect to any party means the actual knowledge of any senior executive officer of such party.
Section 9.17.	Release.
  Subject to the consummation of the Transactions, and excluding
(a) amounts owed to SPE and its Affiliates for film booking arrangements (b) obligations and liabilities included in clauses (ii)(x)and (y) of the definition of Net Working Capital and Debt reflected in each case in LTM's Closing Statement and (c) amounts owed to SPE and its Affiliates (i) arising under the Documents or (ii) with respect to which LTM is required to indemnify SPE or its Affiliates in accordance with the Tax Sharing and Indemnity Agreement, SPE, on behalf of itself and its Affiliates, (including, without limitation, Sony Land and Sony Capital), hereby acknowledges, releases and discharges and indemnifies and saves harmless LTM and the LTM Subsidiaries (including the Transferred SPE Subsidiaries) and their successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, claims and demands owed by LTM and the LTM Subsidiaries (including, without limitation, the Transferred SPE Subsidiaries) to SPE and its Affiliates by reason of any matter, cause, contract (whether written or oral), course of dealing or thing whatsoever arising during, or in respect of, the period on or before the Closing Date.


IN WITNESS WHEREOF, SPE, LTM and Cineplex Odeon have caused this
Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.
SONY PICTURES ENTERTAINMENT INC.

           Ronald N. Jacobi
By:  ________________________________________
Name: Ronald N. Jacobi
Title:  Executive Vice President and General Counsel

LTM HOLDINGS, INC.
By:  Stanley P. Steinberg
Name:  Stanley P. Steinberg
Title: Exec. V.P.


CINEPLEX ODEON CORPORATION
By:  Michael Herman
Name:
Title: